Exhibit 10.15

HOOPP REALTY INC.

LANDLORD

and

WESCOM SOLUTIONS INC.

TENANT

and

POINTCLICKCARE CORP.

INDEMNIFIER

L E A S E

Project:	AeroCentre V

Premises:	Certain leased premises comprising approximately 185,088 square feet of Rentable Area, being the whole of the 4th, 5th, 6th and 7th floors of the building municipally known as 5570 Explorer Drive, Mississauga, Ontario

TABLE OF CONTENTS

ARTICLE I DEFINITIONS		1
1.1	Definitions	1

ARTICLE II LEASE TERM AND PAYMENT		9
2.1	Demise	9
2.2	Term	9
2.3	Base Rental	9
2.4	Prepaid Rent	9
2.5	Security Deposit	9
2.6	Post-Dated Cheques/Etc	9
2.7	Adjustment Due to Measurement	9

ARTICLE III LANDLORD AND TENANT COVENANTS		10
3.1	Landlord Covenants	10
3.2	Tenant Covenants	11
3.3	Signs and Directory	12
3.4	Inspection and Access	12
3.5	Exhibiting the Leased Premises	13
3.6	Landlord’s Control and Alterations of the Property	13
3.7	Rules and Regulations	14
3.8	Financial Statements	14

ARTICLE IV REPAIR AND DAMAGE		15
4.1	Tenant’s Repairs	15
4.2	Abatement and Termination	15

ARTICLE V TAXES AND OPERATING COSTS		17
5.1	Net Net Lease	17
5.2	Landlord’s Tax Obligations	17
5.3	Tenant’s Tax Obligations	17
5.4	Determination of Tenant’s Tax Obligations	18
5.5	Method of Payment of Taxes	18
5.6	Operating Costs	19
5.7	Payment of Additional Rent	20
5.8	Adjustment of Additional Rent and Tenant’s Right to Audit	20

ARTICLE VI UTILITIES AND ADDITIONAL SERVICES		20
6.1	Water and Telephone	20
6.2	Electricity	20
6.3	Additional Services	20
6.4	Supply of Utilities	21
6.5	Service Outside of Normal Business Hours	21

ARTICLE VII ASSIGNING AND SUBLETTING		21
7.1	Assignments and Subletting	21
7.2	Mortgage of Lease	23
7.3	Consent Required	23
7.4	Effect of Transfer	24
7.5	Non-Consent Transfers	24

ARTICLE VIII FIXTURES AND IMPROVEMENTS		25
8.1	Installation of Fixtures and Improvements	25
8.2	Liens and Encumbrances on Fixtures and Improvements	25
8.3	Removal of Fixtures and Improvements	26
8.4	Non-Standard Leasehold Improvements	26
8.5	Occupational Health and Safety	27

ARTICLE IX INSURANCE AND LIABILITY		27
9.1	Landlord’s Insurance	27
9.2	Agents	29
9.3	Tenant’s Insurance	29
9.4	Mutual Release	30
9.5	Mutual Indemnity	31

ARTICLE X SUBORDINATION, ATTORNMENT AND CERTIFICATES		31
10.1	Subordination and Attornment	31
10.2	Certificates	32

ARTICLE XI EVENTS OF DEFAULT AND REMEDIES		32
11.1	Events of Default and Remedies	32
11.2	Payment of Rent, etc. on Termination	34
11.3	Renunciation	34

ARTICLE XII MISCELLANEOUS		34
12.1	Registration	34
12.2	Notice	34
12.3	Extraneous Agreements	35
12.4	Construction	35
12.5	Non-Waiver	35
12.6	Accord and Satisfaction	35
12.7	Governing Law	35
12.8	Time of the Essence	35
12.9	No Partnership	35
12.10	Force Majeure	35
12.11	Contra Proferentem	36
12.12	Planning Act	36
12.13	Access	36
12.14	Transfers by the Landlord	36
12.15	Occupancy	36
12.16	Leased Premises	37
12.17	Successors and Assigns	37
12.18	Area Determination	37
12.19	Intentionally deleted	37
12.20	Confidentiality, Personal Information	37
12.21	Decisions of Experts	37

ARTICLE XIII TELECOMMUNICATIONS AND WIFI		37
13.1	Landlord’s Consent	37
13.2	Limitation of Responsibility	38
13.3	Limitation of Liability	38
13.4	Indemnification	39

ARTICLE XIV ENVIRONMENTAL PROVISIONS		39
14.1	Environmental and Sustainability Objectives	39
14.2	Environmental Covenants	39
14.3	Indemnity	40
14.4	General Requirements	40
14.5	Tenant’s Remediation	41
14.6	Environmental Assessment and Reporting	41
14.7	Landlord’s Environmental Representation and Warranty	42

ARTICLE XV BUILDING CERTIFICATION		42
15.1	Building Certification	42

ARTICLE XVI OTHER PROVISIONS		43
16.1	Common Areas	43
16.2	Parking	43
16.3	Extension/Option to Extend	43
16.4	Indemnity	45

List of Schedules.

Schedule “A” Legal Description of Lands
Schedule “B” Leased Premises
Schedule “C” Rules and Regulations
Schedule “D” Intentionally Deleted
Schedule “E” Landlord’s Work
Schedule “F” Tenant’s Work
Schedule “G” Environmental and Sustainability Objectives
Schedule “H” Special Provisions

- ii -

Schedule “I” Restrictive Covenants
Schedule “J” Target Furniture Inventory List
Schedule “K” Deposit Agreement
Schedule “L” Indemnity Agreement

- iii -

LEASE

THIS LEASE made as of the 27th day of April, 2015

BETWEEN:

HOOPP REALTY INC.

(the “Landlord”)

OF THE FIRST PART

AND:

WESCOM SOLUTIONS INC.

(the “Tenant”)

OF THE SECOND PART

AND:

POINTCLICKCARE CORP.

(the “Indemnifier”)

OF THE THIRD PART

ARTICLE I

DEFINITIONS

1.1	Definitions.

In this Lease the following defined terms shall have the meanings set forth below.

“Additional Rent” means Operating Costs under Section 5.6, Taxes under 5.3, Electricity under Section 6.2, and Insurance under Article IX and all other charges, costs and expenses required to be paid by the Tenant under the terms of this Lease (other than Base Rental), whether payable to the Landlord or not.

“Additional Services” means the services and supervision supplied by the Landlord to the Leased Premises and Common Area Facilities and referred to herein or in any other provision hereof as Additional Services and any other services which from time to time the Landlord supplies to the Tenant at the Tenant’s written request or as the Landlord deems necessary, acting reasonably, and which are additional to the janitor and cleaning and other services typically supplied in a first class office building, including supervision in connection with the making of any repairs or alterations by the Tenant affecting the base Building, Building systems or Leasehold Improvements.

“Applicable Laws” means all statutes, laws, by-laws, regulations, ordinances, orders and requirements of governmental or other public authorities having jurisdiction in force from time to time, including Environmental Laws.

“Attic Stock” means spare fan, pump and cooling tower motors, base Building light fixtures, fuses, etc.

“Authority” means the federal government, the provincial government for the Province in which the Property is located, any municipal or other government having any jurisdiction over any part or aspect of the Building or Lands and any department, agency, court, tribunal, board or office thereof, or any other agency or source of legal or similar authority over the Lands and Building whatsoever.

“Base Rental” means the Base Rental payable by the Tenant in accordance with Section 2.3.

“BOMA 1996” shall have the meaning ascribed to it in Section 2.7 of this Lease.

“Building” means the LEED® Gold (core and shell) certified building municipally known as 5570 Explorer Drive, Mississauga, Ontario.

“Capital Tax” means the amount determined by multiplying each of the “Applicable Rates” by the “Project Capital” and totalling the products. “Project Capital” is the amount of capital which the Landlord determines, without duplication, is invested from time to time by the Landlord, the owners or all of them, in doing all or any of the following: acquiring, developing, expanding, redeveloping and improving the Property. Project Capital will not be increased by any financing or refinancing (except to the extent that the proceeds are invested directly as Project Capital). An “Applicable Rate” is the capital tax rate specified from time to time under any statute of Canada and any statute of the Province which imposes a tax in respect of the capital of corporations. Each Applicable Rate will be considered to be the rate that would apply if none of Landlord or owners employed capital outside of the Province in which the Project is situate.

“Carbon Tax” shall mean and refer to the aggregate of all taxes, rates, duties, levies, fees, charges and assessments whatsoever, imposed, assessed, levied, confirmed, rated or charged against or in respect of the associated Greenhouse Gas emissions from the consumption in or at the Building of electricity, or of natural gas, propane or any other fossil fuel used to produce energy, such as heat, light or electricity, for the Building or any part of it or levied in lieu thereof, and levied against the Landlord or the Building by any Authority.

“Changes” shall have the meaning ascribed to it in Section 3.6(e) of this Lease.

“Claims” shall have the meaning ascribed to it in Section 14.3 of this Lease.

“Commencement Date” means April 1, 2016.

“Common Area Facilities” means all facilities, improvements, installations, utilities and equipment located in the Building or the Lands.

“Common Areas” means those areas, facilities, utilities, improvements, equipment and installations comprising the Lands and Building and which are not leased or designated for lease to tenants but are provided to be used in common by (or by the sublessees, agents, employees, customers or licensees of) the Landlord, the Tenant, and other tenants of the Building and other buildings on the Lands, whether or not the same are open to the general public or a specific tenant of the Building, and include, but are not limited to, parking areas and all vestibules for and entrances and exits thereto; driveways, truckways and related areas; corridors and underground or above ground tunnels or passageways; stairways, escalators, ramps, and elevators and other transportation equipment and systems; tenant, common and public washrooms; telephone, meter, valve, mechanical, mail, storage, service and janitor rooms; fire prevention, security and communication systems, any fixtures, chattels, systems, decor, signs, facilities, or landscaping and planted areas contained therein or maintained or used in connection therewith.

“Communications Technologies” shall have the meaning ascribed to it in Section 13.1 of this Lease.

“Communications Technologies Problems” shall have the meaning ascribed to it in Section 13.3 of this Lease.

“Complex” means the buildings municipally known as 5500, 5520, 5550, 5560, 5570, 5580 and 5600 Explorer Drive, Mississauga, Ontario

“Cost of Additional Services” shall mean in the case of Additional Services provided by the Landlord a reasonable charge made therefor by the Landlord which shall not exceed the cost of obtaining such services from independent contractors and in the case of Additional Services provided by independent contractors the Landlord’s total cost of providing Additional Services to the Tenant including the proportionate cost of all direct labour (including salaries, wages and fringe benefits) and materials and other direct expenses incurred, the cost of supervision without duplication or profit and other expenses reasonably allocated thereto.

“Default” shall have the meaning ascribed to it in Section 11.1 of this Lease.

“Environmental Laws” shall mean all statutes, laws (including the common law), by-laws, regulations, codes, orders, decisions, penalties (including administrative or other penalties),

tickets, notices, standards, guidelines, criteria, policies and directives, approvals, licences and permits now or at any time hereafter in effect, made or issued by any Authority, regulating, relating to or imposing liability or a standard of conduct concerning the natural or human environment (including air, land, surface water, groundwater, waste, real and personal property, moveable and immoveable property, sustainability, building operations, recycling or resource consumption), public or occupational health and safety and the manufacture, importation, handling, use, reuse, recycling, transportation, storage, disposal, elimination and treatment of a substance, hazardous or otherwise.

“Environmental and Sustainability Objectives” shall mean and refer to those provisions set out in Schedule “G” attached hereto, as the same may be revised by the Landlord from time to time by written notice to the Tenant in accordance with Section 12.2 hereof, which notice may be accompanied by a replacement Schedule “G” that incorporates the revisions and which shall thereupon be deemed to constitute Schedule “G” attached hereto.

“Environmental Site Assessment” means a non-intrusive investigation and analysis of the environmental condition and/or status of and relating to a property, including, without limitation, an assessment conducted in accordance with the “Phase I Environmental Site Assessment” standard designated as CAN/CSA Z768-01 and published by the Canadian Standards Association, as it may be amended from time to time.

“Expert” means any architect, engineer, LEED® accredited professional, land surveyor, environmental consultant, energy auditor or other professional consultant appointed by the Landlord, acting reasonably, who, in the opinion of the Landlord, is qualified to perform the function for which he, she or it is retained.

“Extension Term” shall have the meaning ascribed to it in Section 16.3(a) of this Lease.

“Final Statement” shall have the meaning ascribed to it in Section 5.6(a) of this Lease.

“Greenhouse Gases” shall mean any or all of carbon dioxide (CO2), methane (CH4), nitrous oxide (N2O), Sulphur Hexafluoride (SF6), Perfluoromethane (CF4), Perfluoroethane (C2F6), Hydrofluorocarbons (HFCs), any substance designated as a greenhouse gas by Applicable Laws and other substances commonly known as greenhouse gases, and “Greenhouse Gas” means any one of them.

“Gross Up” shall have the meaning ascribed to it in paragraph (b) in the definition of “Operating Costs” below in this Section 1.1.

“Hazardous Substance” means (a) any solid, liquid, gaseous or radioactive substance (including radiation) which, when it enters into the Building, exists in the Building or is present in the water supplied to the Building, or when it is released into the environment from the Building or any part thereof or is entrained from one building to another building, or into the water or the natural environment, is likely to cause, at any time, material harm or degradation to any other property or any part thereof, or to the natural environmental or material risk to human health, and includes, without limitation, any flammables, explosives, radioactive materials, asbestos, lead paint, polychlorinated biphenyls (“PCBs”), fungal contaminants (including, without limitation, and by way of example, stachybotrys chartarum and other moulds), mercury and its compounds, dioxans and furans, chlordane (“DDT”), chlorofluorocarbons (“CFCs”), hydro-chlorofluorocarbons (“HCFCs”), volatile organic compounds (“VOCs”), urea formaldehyde foam insulation, radon gas, chemicals known to cause cancer or reproductive toxicity, pollutants, contaminants, hazardous wastes, toxic or noxious substances or related materials, petroleum and petroleum products; (b) any substance declared to be hazardous or toxic under any Environmental Laws or that does not meet any prescribed standard or criteria made under any Environmental Laws now or hereafter enacted or promulgated by any Authority; or (c) any substance, sound, vibration, ray, heat, radiation or odour of which the use, presence in the environment or release into the environment is prohibited, regulated, controlled or licensed under Environmental Laws.

“Health Emergency” means a situation in which the Landlord determines, based on advice from a medical professional, or a directive, bulletin, notice or other form of communication from a public health authority, that occupants, tenants, invitees or contractors working in the Building are or may be exposed to imminent danger from a disease, virus or other biological or physical agents that may be detrimental to human health including, by way of example, Severe Acute Respiratory Syndrome (“SARS”) and Influenza virus A strains and subtypes such as Avian Flu (H5N1).

“Health Emergency Plan” shall mean and refer to a plan prepared by or for the Landlord for managing the Building in response to a Health Emergency, as it may be amended from time to time.

“Insured Damage” means that part of any damage occurring to the Leased Premises of which the entire cost of repair is actually recovered by the Landlord under a policy of insurance in respect of fire and other perils from time to time effected by the Landlord, or for which the Landlord has self-insured under Section 9.1 herein.

“Landlord Assignee” shall have the meaning ascribed to it in Section 10.2 of this Lease.

“Lands” means those lands described in Schedule “A” attached hereto.

“Lease” means this Lease between the Landlord and the Tenant, including the Schedules hereto and all written amendments hereto.

“Leasehold Improvements” means all fixtures, improvements, installations, alterations and additions from time to time made, erected or installed by or on behalf of the Tenant with the exception of trade fixtures, furniture and equipment (not of the nature of fixtures), modular office furniture systems, improvements of a cosmetic nature such as rugs (but not broadloom), decorations and other improvements moveable without the use of tools, but Leasehold Improvements include all office partitions however affixed and includes wall-to-wall and other carpeting (with the exception of such carpeting where laid over vinyl tile or other finished floor and affixed so as to be readily removable without damage) and includes all Tenant’s Work as described in Schedule “F” hereto.

“Leased Premises” or “Premises” means approximately one hundred and eighty-five thousand and eighty-eight (185,088) square feet of Rentable Area located on the fourth (4th), fifth (5th), sixth (6th) and seventh (7th) floors of the Building, , approximately as shown on Schedule “B” attached hereto.

“LEED®” means any or all of the Leadership in Energy and Environmental Design Green Building Rating Systems promulgated by the Canada Green Council or the U.S. Green Building Council, as the same may be amended, revised, supplemented or replaced from time to time.

“Market Rent” shall have the meaning ascribed to it in Section 16.3(b) of this Lease.

“Non-Standard Improvements” shall have the meaning ascribed to it in Section 8.4(b) of this Lease.

“Normal Business Hours” means the hours of 7:00 a.m. to 7:00 p.m. Monday to Friday, except public holidays.

“Operating Costs” means the total of all expenses, costs, and outlays incurred in the complete maintenance, repair and operation of the Building, Common Areas and Common Area Facilities, whether incurred by or on behalf of the Landlord.

(a)

Operating Costs shall include without limiting the generality of the foregoing: the cost of providing complete in-suite cleaning and janitorial services; the cost of building supplies used in the maintenance of the Building; Attic Stock; supervisory (if any) and maintenance services; exterior landscaping, snow removal, garbage and waste collection and disposal; rental of equipment and signs; janitorial services to the Common Areas of the Building; the cost of operating elevators; the cost of heating, cooling and ventilating all space including both rentable and non-rentable areas; the cost of providing hot and cold water to the Building including both rentable and non-rentable areas, electricity (including lighting) for the Common Areas of the Building ~~including both rentable and non-rentable areas~~, and the replacement of electric light bulb tubes, starters and ballasts, telephone and other utilities (other than in-suite hydro, which in-suite hydro usage shall be separately metered or check metered) and services to the

Common Areas of the Building ~~both rentable and non-rentable areas~~; the cost of all maintenance, repairs and replacements including repairs and replacements to the Building or services in the Building or Common Area Facilities including all fixtures, equipment and facilities requiring periodic maintenance, repair or replacement, together with depreciation or amortization of such costs as determined in accordance with sound accounting principles as applied by first class landlords of similar buildings, having regard to the size, age and location of the Building, if such costs have not been fully charged to the Tenant in the fiscal year in which they are incurred and interest on the undepreciated balance of such costs, calculated monthly at an annual rate of ~~3%~~ 2% above the Prime Rate ~~prime rate then in effect~~; the cost of making alterations, replacements or additions to the Building or the Common Area Facilities intended to reduce Operating Costs or utility consumption, improve the operation of the Building and the systems, facilities and equipment serving the Building or to maintain their operation; the costs of data collection, monitoring and reporting including relating to monitoring of existing Building certification/designations under LEED® or similar standard; Carbon Tax; the costs of preparing a pandemic risk assessment and/or a Health Emergency Plan, as well as actual costs in dealing with a Health Emergency; the cost of window cleaning, and providing security (if any); the cost of all of the Landlord’s insurance referred to in Section 9.1; accounting costs incurred in connection with maintenance and operation, including computations required for the imposition of charges to tenants and audit charges required to be incurred for the conclusive determination of any costs hereunder; legal fees and disbursements related to legal services; the amount of all salaries (only to the extent that such salaries or a proportion thereof, relate directly to the Building), wages and fringe benefits, unemployment and workers compensation insurance premiums, pension plan contributions and other similar premiums and contributions paid or provided to employees directly or a reasonable proportion thereof engaged in the maintenance, repair or operation of the Building, office rent for necessary facilities in the Complex for such on-site employees (not to exceed 2,000 square feet of Rentable Area in the aggregate and pro-rated among the buildings of the Complex), including telecommunication costs and supplies to perform on-site functions for the benefit of the Building; amounts paid to independent contractors for any services in connection with such maintenance, repair or operation, the cost of management fees, the cost of maintaining public art within the Property; and other indirect expenses to the extent allocable to the maintenance, repair, replacement and operation of the Building and Common Area Facilities and all other expense of every nature incurred in connection with the maintenance, repair, replacement and operation of the Building and Common Area Facilities; in each of the foregoing cases, including any increased costs with respect to the foregoing paid or incurred by or on behalf of the Landlord in order to achieve or maintain a LEED® certification or other accreditation, rating or certification in respect of the Building provided herein;

(a.1)	Without limiting the generality of the foregoing but for greater clarity, it is understood that Operating Costs shall include the costs maintenance and repair to the base Building common heating, ventilating and air-conditioning (“HVAC”) equipment and all maintenance and repair to all roof elements. The Landlord shall be responsible for the cost of any Structural repairs and replacements and the costs for which shall not be included in Operating Costs. All Operating Costs other than Structural repairs and replacements as aforesaid which are of a capital nature (as determined by accounting principles generally accepted in the real estate industry in Canada) including, without limitation, costs related to the replacement of the roof membrane and other non Structural portions of the roof and costs related to the replacement of any HVAC equipment shall be included in Operating Costs on an amortized basis over the useful life of the item, plus interest at the Prime Rate plus 2% on the unamortized portion of such costs from time to time;

(b)	The costs of any of the items cited in paragraph (a) above that vary with the level of occupancy of the Building (such as but not limited to cleaning and janitorial costs, garbage and waste collection and the cost of utilities) shall be adjusted and included in the Operating Costs as if the Building were 100% occupied (hereinafter referred to as “Gross Up”). This Gross Up is for the sole purpose of equitably dividing the cost of such items among the tenant(s) actually occupying the Building and is to ensure that: (i) this Lease is on an absolutely net net basis to the Landlord; and (ii) the Landlord is not subsidizing any tenant in the Building for costs that would otherwise be paid in full by the tenant if the Building was in fact 100% occupied. For further clarity the Landlord shall not profit from the terms of this paragraph and any Gross Up shall be net revenue neutral with respect to cost recovery to the Landlord; and

(c)	In determining Operating Costs, the cost (if any) of the following shall be excluded or deducted (to the extent otherwise included), as the case may be:

(i)	any costs or expenses incurred for required cleanup or removal of Hazardous Substances from the Building, not caused or brought on by the Tenant or any occupant of the Leased Premises during the Term of this Lease;

(ii)	the cost of Structural replacements and repairs to the Building (other than normal maintenance and repairs), unless caused by the Tenant or those for whom the Tenant is in law responsible, in which case the costs shall be paid by the Tenant directly;

(iii)	costs or expenses incurred in the repair or replacement of the Building arising as a result of faulty design, construction, Structural defects or weaknesses or inherent defects;

(iv)	net proceeds from insurance received by the Landlord (or proceeds which the Landlord would have received had it taken out the insurance required to be taken out by the Landlord pursuant to this Lease), but only to the extent that such proceeds represent recoveries on account of costs which were or are included in Operating Costs;

(v)	all recoveries made by the Landlord in respect of warranties and construction guarantees which are in effect with respect to all or any part of the Building, but only to the extent of the amounts recovered pursuant to such warranties and then only to the extent such costs were or are included in the foregoing;

(vi)	any bad debt losses, rent losses or reserves for bad debt or rent losses not caused by the Tenant;

(vii)	interest, fines and penalties incurred by the Landlord for bad debt or rent losses not caused by the Tenant;

(viii)	depreciation or amortization of the original Building components (including the Building itself);

(ix)	net rents payable by the Landlord to the lessor under any ground or other lease pursuant to which the Landlord has an interest in the Building, less any amounts payable to the lessor thereunder in respect and to the extent (but only to the extent) of costs which the Landlord would itself have incurred if the Landlord were the owner of the Building;

(x)	any original and future costs of constructing, acquiring developing, expanding, or furnishing of the Building or any expansion thereof;

(xi)	any fines, suits, claims, demands, actions, charges, costs and expenses caused by the negligent acts or willful misconduct by the Landlord or those for whom the Landlord is responsible at law;

(xii)	any amount paid as a wage, salary, bonus, dividend or any other form of remuneration to anyone who is a director, officer, shareholder or bondholder of the Landlord, or of any corporation holding any of the shares or bonds of the Landlord, except to the extent that any such person performs work related to the Building;

(xiii)	legal expenses for disputes with tenants and legal, auditing and consulting fees other than those legal, auditing and consulting fees necessarily incurred in connection with the normal maintenance and operation of the Building;

(xiv)	any capital taxes, only if not applicable;

(xv)	Sales Taxes paid or payable by the Landlord on the purchase of goods and services included in the Operating Costs, provided however that a corresponding input tax credit is available to the Landlord in respect of such amounts;

(xvi)	realty taxes (which are paid separately);

(xvii)	all costs or expenses normally attributed to capital account under accounting principles generally accepted in the real estate industry in Canada except that such amounts may be included in Operating Costs on an amortized basis on a straight line basis over the useful life of the item in question (as determined by accounting principles generally acceptable in the real estate industry in Canada) plus interest at the Prime Rate plus two percent (2%);

(xviii)	any amounts directly chargeable to any specific tenant in the Building for services, costs and expenses solely attributable to the account of such tenant and not generally provided to other tenants in the Building;

(xix)	interest on debt or amortization payments on any mortgage or mortgages, and rental under any ground or underlying leases or lease (except to the extent the same may be made to pay or reimburse, or may be measured by, ad valorem taxes);

(xx)	expenses relating to decorating or redecorating or renovating leased space for tenants or occupants of the Building and costs relating to tenant inducements, allowances or similar expenses, not including common areas, washrooms and lobbies; and

(xxi)	amounts expended by the Landlord for advertising and promotion including the costs of commissions, advertising and legal expenses in connection with the leasing of the Building, or any part thereof.

“Permitted Transferee” shall have the meaning ascribed to it in Section 7.5 of this Lease.

“Prime Rate” means the prime rate of interest charged to the Landlord by its main commercial banking branch in Toronto, Ontario, from time to time.

“Property” means the Lands and any buildings (including the Building) and improvements situate thereon.

“Proportionate Share” shall mean the fraction which has as its numerator the Rentable Area of the Leased Premises and has as its denominator the total Rentable Area of the Building. The total Rentable Area of the Leased Premises shall be adjusted from time to time, as may be reasonably necessary, to give effect to any structural or functional changes affecting the calculation of total Rentable Areas.

“Receiving Party” shall have the meaning ascribed to it in Section 16.3(c) of this Lease.

“Rent” means Base Rental and Additional Rent.

“Rentable Area” means: (i) in the case of the Leased Premises and any other premises included in the Building, the area of all floors or partial floors of such premises determined in accordance with the BOMA 1996 measurement standard; and (ii) in the case of the Building the aggregate of the area of all premises in the Building that are rented, or designated or intended by the Landlord to be rented (whether actually rented or not) but excluding storage areas, determined in accordance with the BOMA 1996 measurement standard. The Rentable Area of the Building may be adjusted from time to time to reflect any alteration, expansion, reduction, recalculation or other change.

“Rental Year” means each consecutive twelve (12) month period during the Term, and the first Rental Year shall be the period of twelve (12) months commencing on the Commencement Date if the Commencement Date is the first day of a month, and otherwise shall be the period commencing on the Commencement Date and ending on the first anniversary of the last day of the month in which the Commencement Date occurred.

“Requesting Party” shall have the meaning ascribed to it in Section 16.3(c) of this Lease.

“Rules and Regulations” means the rules and regulations attached as Schedule “C”, as the same may be amended, supplemented and/or revised from time to time.

“Sales Taxes” shall have the meaning ascribed to it in Section 5.3(d) of this Lease.

“Service Areas” shall mean the area of corridors, elevators, lobbies, service elevator lobbies, washrooms, air-cooling rooms, fan rooms, janitor’s closets, telephone and electrical closets and other closets and other similar areas.

“Structure” means the foundation, pre-construction concrete elements, structural subfloor, bearing walls, structural columns and beams and structural components of the roof (but excluding the roof membrane and curtain wall including window units), and “Structural” shall have a corresponding meaning;

“Taxes” means all taxes, rates, duties, levies and assessments whatsoever, whether municipal, parliamentary or otherwise, levied, imposed or assessed against the Building, Common Areas or Common Area Facilities or upon the Landlord in respect thereof including Capital Tax, commercial concentration tax and Carbon Tax (to the extent not included in Operating Costs) from time to time levied, imposed or assessed in the future in lieu thereof, or in addition thereto, whether now contemplated or not, and those levied, imposed or assessed for education, schools and local improvements and including all costs and expenses (including legal and other professional fees and interest and penalties on deferred payments), incurred by the Landlord in good faith in contesting, resisting or appealing any taxes, rates, duties, levies or assessments, but excluding taxes and licence fees in respect of any business carried on by tenants and occupants of the Building (including the Landlord) to the extent such taxes are not levied in lieu of taxes, rates, duties, levies and assessments against the Building or upon the Landlord in respect thereof, and shall also include any and all taxes which may in future be levied in lieu of taxes as hereinbefore defined, and also including Large Corporations Tax or any similar or successor tax in lieu thereof or in addition thereto assessed upon the Landlord.

“Taxes Gross Up” shall have the meaning ascribed to it in Section 5.5 of this Lease.

“Tenant Construction Manual” means the “Tenant Construction Manual” prepared by the Landlord and made available to the Tenant, as the same may be amended, supplemented and/or revised by the Landlord from time to time.

“Tenant Handbook” means the “Tenant Handbook” prepared by the Landlord and made available to the Tenant, as the same may be amended, supplemented and/or revised by the Landlord from time to time.

“Tenant Procurement Guidelines” shall mean that document (if any) prepared by the Landlord and made available to the Tenant in respect of the Building which sets out suggested specifications of Tenant furniture, fixtures, materials and equipment used or to be used by the Tenant in or on the Building or within the Leased Premises, as the same may be amended, supplemented and/or revised by the Landlord from time to time.

“Tenant’s Work” shall have the meaning ascribed to it in Schedule “F” attached hereto.

“Term” means the term of this Lease stipulated in Section 2.2, as the same may be extended pursuant to Section 16.3 hereof.

“Transfer” shall have the meaning ascribed to it in Section 7.1(a) of this Lease.

“Transferee” shall have the meaning ascribed to it in Section 7.1(a) of this Lease.

“Transferor” shall have the meaning ascribed to it in Section 7.1(a) of this Lease.

“Uninsured Damage” shall have the meaning ascribed to it in Section 4.2(c) of this Lease.

ARTICLE II

LEASE TERM AND PAYMENT

2.1	Demise.

In consideration of the rents, covenants and agreements hereinafter reserved and contained, the Landlord hereby leases to the Tenant, for the exclusive use of the Tenant, the Leased Premises for the Term.

2.2	Term.

The Lease shall have a term of eleven (11) years commencing on the Commencement Date of April 1, 2016 and ending on March 31, 2027, unless such term shall be sooner terminated as hereinafter provided, subject to the balance of the terms of this Lease.

2.3	Base Rental.

The Tenant shall pay rent on a monthly basis, in advance, on the first day of each and every month, in equal monthly installments at the following annual rates (“Base Rental”):

	Rate per Sq. Ft.	Monthly	Annually
Years 1 to 5	$21.75	$335,472.00	$4,025,664.00

Years 6 to 11	$23.75	$366,320.00	$4,395,840.00

2.4	Prepaid Rent.

~~The Landlord acknowledges receipt of the sum of $NIL, including Sales Taxes, representing payment on account of Base Rental , Operating Costs and Taxes for the NIL month[s] of the Term herein.~~

2.5	Security Deposit.

The Landlord acknowledges receipt of the sum of Four Hundred and Ninety-Six Thousand and Seventy-Six Dollars ($496,076.00), including Sales Taxes, to be held by the Landlord without any liability on the part of the Landlord for the payment of interest thereon as a security deposit on the terms and conditions set out in the deposit agreement attached hereto as Schedule “K”.

2.6	Post-Dated Cheques/Etc.

At the Landlord’s request, the Tenant shall make all payments under this Lease by way of post-dated cheques, automatic withdrawals or electronic funds transfer from the Tenant’s bank account and shall execute and deliver either concurrently with this Lease or from time to time within three (3) business days following request for it, such documentation as may be required by the Landlord and its bank in order to effect such payments.

2.7	Adjustment Due to Measurement

The Landlord ~~may, from time to time, at its option~~, shall, at its own cost, as soon as reasonably possible, but, in any event, prior to April 1, 2016, cause the Rentable Area of the Leased Premises to be measured by an Expert in accordance with the American National Standard Method for Measuring Floor Space in Office Buildings published as (ANSI Z65.l – 1996), as amended from time to time, by Building Owners and Managers Association International (hereinafter called “BOMA 1996”) and deliver a certificate of measurement to the Tenant, and, if necessary as a result of such measurement, the annual Base Rental and the calculation of Additional Rent shall be adjusted by the Landlord. The effective date of any such adjustments shall be:

(a)	in the case of any measurement made prior to or within six (6) months of the Commencement Date, the date the Tenant is allowed possession of the Leased Premises under this Lease; and

(b)	in all other cases, the date of the determination of the measurement.

Any such measurement, by an Expert shall be final and binding on the Landlord and the Tenant. Neither the Landlord nor the Tenant may claim any adjustment to the annual Base Rental or to the calculation of Additional Rent based on the Rentable Area of the Leased Premises except in accordance with a measurement by an Expert made pursuant to this Section and, for greater certainty, neither the Landlord nor the Tenant may claim any adjustment to the annual Base Rental or to the calculation of Additional Rent based on such measurement for the period prior to the effective date of such adjustment as set out above.

ARTICLE III

LANDLORD AND TENANT COVENANTS

3.1	Landlord Covenants.

The Landlord covenants with the Tenant:

(a)	Quiet Enjoyment. To provide for quiet enjoyment.

(b)	Interior Climate Control. To provide to the Leased Premises during Normal Business Hours, processed air by means of a system for heating and cooling, filtering and circulating, processed in such quantities, and at such temperatures as shall be reasonable in accordance with good standards of interior climate control generally pertaining to normal occupancy of premises for office purposes. The Landlord shall have no responsibility for inadequacy of the performance of the said system if the Leased Premises depart from the Landlord’s approved design criteria or the Tenant or its employees or invitees overrides or interferes with the said system, or due to the Tenant’s interference with the automatic window shading system of the Buildings.

(c)	Elevators. Subject to the supervision of the Landlord and except when repairs are being made thereto, to furnish for use by the Tenant and its employees and invitees in common with other persons entitled thereto reasonable standards of passenger elevator service to the Leased Premises. The Tenant shall be responsible for any damages caused to the elevator, including, as a result of taking possession or giving up possession of the Leased Premises and shall pay such costs forthwith upon demand as Additional Rent.

(d)	Entrances Lobbys, Etc. To permit the Tenant and its employees and invitees to have the use in common with others entitled thereto of the common entrances, lobbies, stairways, elevators and corridors of the Building giving access to the Leased Premises (subject to the Rules and Regulations and such other reasonable limitations as the Landlord may from time to time impose).

(e)	Washrooms. To permit the Tenant and its employees and invitees, in common with others entitled thereto to use the washrooms available to the Leased Premises on each floor of the Building upon which any part of the Leased Premises is located.

(f)

Janitor Service. To cause on a daily basis on each business day outside of Normal Business Hours and otherwise when reasonably necessary from time to time the floors and windows of the Leased Premises to be swept and cleaned and the desks, tables and other furniture of the Tenant to be dusted, all in keeping with a first-class office building, and such work shall be done at the Landlord’s direction without interference by the Tenant, its servants or employees.

(g)	Maintenance of Common Areas. To cause the elevators, common entrances, lobbies, stairways, corridors, washrooms and other parts of the Building from time to time provided for common use and enjoyment to be swept, cleaned or otherwise maintained substantially in keeping with a first-class office building.

3.2	Tenant Covenants.

The Tenant covenants with the Landlord:

(a)	Rent. To pay Base Rental and Additional Rent, without deduction, abatement or set-off. Until otherwise directed in writing by Landlord, all payments of Rent shall be made payable to and submitted to Menkes Property Management Services Ltd., 4711 Yonge Street, Suite 1400, Toronto, Ontario, M2N 7E4.

(b)	Permitted Use. To use the Leased Premises for general business office, including but not limited to the ~~use~~ purposes for a software company and all reasonably directly related ancillary purposes, all to the extent permitted by and in accordance with all Applicable Laws, but subject to the current existing restrictive covenants in favour of other tenants of the Building set out in Schedule “I” attached hereto. Notwithstanding the foregoing, provided, furthermore that the Tenant shall not use or permit to be used any part of the Leased Premises for any dangerous, noxious or offensive trade or business, or as a telemarketing company or as a school and, without limiting the generality of the foregoing, under no circumstances, will the Tenant use, permit or suffer the Leased Premises, or any part thereof, to be used as a school nor for any use where individuals are substantially engaged in or for the purposes of utilizing telephone and/or other telecommunications equipment for the purposes of soliciting, contacting, servicing, dealing or communicating with clients, potential clients or others nor for any use which is commonly referred to as a “call centre”.

(c)	Waste and Nuisance. Not to commit or permit any waste, damage or injury to the Leased Premises including the Leasehold Improvements and trade fixtures therein, reasonable wear and tear excluded, any overloading of the floors thereof, any nuisance therein or any use or manner of use causing unreasonable annoyance to other tenants and occupants of the Building or which is in contravention of any Applicable Laws. The Tenant shall not bring into the Leased Premises any Hazardous Substance or other contaminant without the prior written consent of the Landlord, which may be arbitrarily withheld. Notwithstanding the foregoing, the Tenant shall be entitled to use or have present Hazardous Substances in quantities, and for purposes, that are typical in general business office use, provided that same are used, handled, stored, transported and disposed of in strict compliance with all Environmental Laws.

(d)	Condition. Not to permit the Leased Premises to become hazardous or permit unreasonable quantities of waste or refuse to accumulate therein, to at all times keep the Leased Premises in a clean and tidy condition, and at the end of each business day to leave the Leased Premises in a condition such as to reasonably facilitate the performance of the Landlord’s janitor and cleaning services referred to herein.

(e)	Compliance With Laws. To comply at its own expense with all municipal, federal, provincial, sanitary, fire, Building and safety statutes, laws, by-laws, regulations, ordinances, orders or regulations pertaining to the operation and use of the Leased Premises, the condition of the Leasehold Improvements, trade fixtures, furniture and equipment installed by the Tenant therein and the making by the Tenant of any repairs, changes or improvements therein. The Tenant shall provide the Landlord on request with evidence satisfactory to the Landlord, acting reasonably, that the Tenant has obtained and is complying with the terms of all applicable licenses, approvals and permits from time to time.

(f)	Fire Exit Doors. To permit the installation by the Landlord of all doors in the exterior wall of the Leased Premises necessary to comply with the requirements of any statute, law, by-law, regulation, ordinance, order or regulation.

(g)	Rules and Regulations/etc. To observe and to cause to observe its employees, invitees, contractors and others over whom the Tenant can reasonably be expected to exercise control, the Rules and Regulations, the Tenant Construction Manual and the Tenant Handbook.

(h)	Overholding. That in the event that the Tenant remains in possession of the Leased Premises after the termination of the original Term hereby created, without a written agreement with the Landlord or without the consent of the Landlord, it shall be at the monthly Base Rental equal to the Base Rental and Additional Rent payable during the last month of the Term hereof, times 1.5, payable on the first day of each and every month and subject in all other respects to the terms of this Lease, including those provisions requiring the payment of Base Rental and Additional Rent in monthly installments.

(i)	Pest Control. The Tenant shall co-operate with the Landlord and with any contractor(s) engaged by the Landlord in respect of pest control and extermination in the Leased Premises and the Property. If so required by the Landlord, the Tenant shall be responsible for pest control and pest extermination in respect of the Leased Premises and shall engage, for such purpose, such contractors at such intervals as the Landlord may require.

(j)	Window Coverings. The Tenant shall comply with all Rules and Regulations from time to time made by the Landlord in respect of window coverings on the interior of the Leased Premises, in order to maximize the efficiency of the climate control equipment in or serving the Leased Premises or to maintain an attractive uniform appearance of the Property from the exterior.

3.3	Signs and Directory.

Subject to the express provisions of Section 14 of Schedule “H” attached hereto, the Tenant covenants not to permit, paint, display, inscribe, place or affix any sign, symbol, notice or lettering of any kind anywhere outside the Leased Premises (whether on the outside or inside of the Building) or within the Leased Premises so as to be visible from the outside of the Leased Premises, with the exception only of a Building standard (text only, no graphic) identification sign at, on or near the main entrance to the Leased Premises and a directory listing in the main lobby of the Building~~, if such directory exists~~, in each case containing only the name of the Tenant. Such identification sign and directory listing shall be installed by the Landlord at the one-time expense of the Landlord ~~Tenant, which expense shall be the invoice cost plus 15% for an administration fee~~. The Landlord’s acceptance of any name for listing upon the directory will not be deemed, nor will it substitute for the Landlord’s consent if required by this Lease to any sublease, assignment or other occupancy of the Leased Premises. All such signage and any additional signage permitted by the Landlord from time to time in its sole discretion shall comply with all Applicable Laws, including, without limitation, those pertaining to light pollution reduction and migrating bird safety programs. Notwithstanding anything to the contrary contained herein, the Tenant shall be permitted to place signage (in a similar position and of a similar size as the current Target sign located behind reception in the lobby of the Building) identifying the Tenant in the lobby of the Building, provided that such signage shall comply with all Applicable Laws and shall be approved by the Landlord, acting reasonably, and otherwise subject to the provisions of Section 14 of Schedule “H” attached hereto.

3.4	Inspection and Access.

The Landlord shall be permitted, upon providing the Tenant with not less than twenty-four (24) hours’ prior written notice (except in the case of emergencies, real or apprehended, in which case prior notice shall not be required), to enter and to have its authorized agents, employees and contractors enter the Leased Premises, for the purpose of inspection, window cleaning, maintenance, ~~providing janitor service~~, making repairs, alterations or improvements to the Leased Premises or the Building, or to have access to utilities and services and access panels which the Tenant agrees not to obstruct, or to determine the electric light and utilities consumption by the Tenant in the Leased Premises, and the Tenant shall provide free and unhampered access for such purposes and shall not be entitled to compensation for any inconvenience, nuisance, discomfort or loss caused thereby. The Landlord, in exercising its rights hereunder, shall not unreasonably interfere with the Tenant’s business operations within the Leased Premises or reasonable use and enjoyment of the Leased Premises and the Landlord shall complete all repairs and work to the Leased Premises and the Building as expeditiously as possible. ~~proceed to the extent reasonably possible so as to minimize interference with the Tenant’s use and enjoyment of the Leased Premises~~. Notwithstanding the foregoing, it is understood and agreed that entry to the Leased Premises by the Landlord and/or its authorized agents, employees and contractors for the purposes of providing day-to-day routine janitorial services shall be permitted without notice.

3.5	Exhibiting the Leased Premises.

Subject to Section 3.4 above, the Landlord and its authorized agents and employees shall be permitted entry to the Leased Premises during the last six (6) months of the term for the purpose of exhibiting them to prospective tenants or at any time for the purposes of arranging financing for the Building.

3.6	Landlord’s Control and Alterations of the Property.

(a)	The Property is at all times subject to the exclusive control and management of the Landlord. The provisions of this Section 3.6 and any other provisions of this Lease shall not be interpreted so as to impose any liability or obligation whatsoever on the Landlord and the Landlord shall have only such obligations as are expressly set forth in this Lease.

(b)	Without limiting the generality of the foregoing, the Landlord shall have the right to, subject to Section 3.4:

(i)	police and supervise any or all portions of the Property;

(ii)	obstruct, lock up or close off all or any part of the Property for purposes of performing any maintenance, repairs or replacements or for security purposes or to prevent the accrual of any rights to any person or the public or any dedication thereof;

(iii)	grant, modify and terminate any easements or other agreements respecting any use or occupancy, maintenance of or supply of any services to any part of the Property; and

(iv)	use or permit to be used any part of the Common Areas for any purpose which shall be in accordance with prudent management practice from time to time, including promotional activities, merchandising, display, entertainment or special features.

(c)	The Tenant agrees that all enclosed Common Areas including any enclosed areas or walkways in the Property may be open for access to the Leased Premises during the Business Hours of the Property as determined by the Landlord from time to time, and during any other hours as the Landlord may determine; at any other times, any or all enclosed areas and walkways may be locked by the Landlord, and the public and the Tenant may be excluded therefrom, except that tenants of office premises shall be entitled to access to their respective leased premises subject to compliance with the Rules and Regulations of the Landlord, including those related to security.

(d)	Subject to Section 3.4, in order to perform any maintenance, repairs, alterations or improvements in or relating to any part of the Property, the Landlord may cause reasonable and temporary obstructions of Common Areas without thereby constituting or being deemed to constitute an interference with any of the Tenant’s rights hereunder or a breach by the Landlord of any of its obligations hereunder.

(e)	Notwithstanding anything contained in this Lease and subject to Section 3.4, at any time and from time to time, and either prior to or after the Commencement Date, the Landlord shall have the right to construct on or remove from the Property or adjacent lands such other buildings or extensions of buildings as the Landlord may desire. The Landlord shall have the right to make any changes in, additions to, deletions from, re arrangements of or relocations of any part or parts of the Property including any of the Common Areas as the Landlord shall consider necessary or desirable (which, or any of which, are referred to in this Section 3.6 as “Changes”). The Landlord shall make any such Changes as expeditiously as is reasonably possible in the circumstances and shall interfere as little as is reasonably possible in the circumstances with the Tenant’s business operation in the Leased Premises.

(f)	The Tenant shall forthwith, at the request of the Landlord, execute such further assurances, releases or documents as may be required by the Landlord to give effect to any of the Landlord’s rights under this Section 3.6.

(g)	The Tenant shall not have the right to object to or make any claim on account of the exercise by the Landlord of any of its rights under this Section 3.6. The exercise by the Landlord of any of its rights under this Section 3.6 shall not constitute a breach by the Landlord of any of its obligations under this Lease nor an infringement nor breach of any of the Tenant’s rights under this Lease or at law, nor entitle the Tenant to any abatement of rent or damages or any other remedy whatsoever, whether or not damage to or interference with the use of the Premises or their contents shall result.

(h)	Notwithstanding the foregoing or anything to the contrary contained herein, the Landlord shall not be permitted to make any alterations to the Leased Premises unless such alterations are the responsibility of the Landlord under this Lease or are required in order to comply with Applicable Laws or are required as a result of a default by the Tenant under this Lease beyond the expiry of any applicable notice and cure period.

3.7	Rules and Regulations.

The Landlord may, from time to time, make and amend the Rules and Regulations for the management and operation of the Property as the Landlord shall reasonably determine and the Tenant and all persons under its control shall be bound by and shall comply with all such reasonable Rules and Regulations of which reasonable prior written notice is given to the Tenant from time to time and all of such reasonable Rules and Regulations shall be deemed to be incorporated into and form a part of this Lease so long as such reasonable Rules and Regulations do not increase the Tenant’s financial obligations under this Lease. Without limiting the generality of the foregoing, the Tenant shall comply with all reasonable Rules and Regulations made by the Landlord respecting window coverings, health and security, including, without limitation, restricting, conditioning or prohibiting access to, or compelling the evacuation of, the Building and imposing sanitization or other reasonable health precautions in preparation for or in the event of an actual or perceived health and/or security emergency, and respecting shipping, receiving, loading and unloading of merchandise, supplies, materials, garbage and all other things whatsoever, all of which shall be made only at such times and from, over or by means of such access routes, driveways, doors, loading areas, stairs and other areas or passages whatsoever as the Landlord shall determine in writing from time to time. The Landlord shall not make any rules or regulations which conflict with any express provision of this Lease unless and only to the extent required by any Applicable Laws or unless the Tenant consents thereto. The Landlord shall act reasonably in enforcing such Rules and Regulations but the imposition of any Rules and Regulations shall not create or imply any obligation of the Landlord to enforce them or create any liability of the Landlord for their non enforcement or otherwise.

3.8	Financial Statements.

The Tenant will, at the request of the Landlord, supply copies of its financial statements to the Landlord or to the mortgagees, if any, of the Lands or a prospective mortgagee. Notwithstanding the foregoing, if the Tenant is a reporting issuer and the shares of the

Tenant are traded on a recognized stock exchange in Canada or the United States, the Tenant will not be required to provide the Landlord with financial statements.

ARTICLE IV

REPAIR AND DAMAGE

4.1	Tenant’s Repairs.

The Tenant covenants with the Landlord:

(a)	at its sole cost to manage, maintain, operate and repair the Leased Premises and all Leasehold Improvements in good order and first class condition subject to reasonable wear and tear not inconsistent with such standard and with the exception only of those repairs which are the obligation of the Landlord under this Lease. The Tenant shall also manage, maintain, operate and repair the Leased Premises and construct, use, operate, maintain, repair and replace Leasehold Improvements and all furnishings, fixtures and equipment located in the Leased Premises so as to comply with all Applicable Laws.

(b)	that the Landlord may enter and view the state of repair from time to time and that the Tenant will repair if required to do so pursuant to the terms of this Lease, according to notice in writing and that upon expiration or sooner termination of the Term, the Tenant will leave the Leased Premises in the condition required pursuant to subsection 4.1(a) hereof; and

(c)	that if any part of the Building including the Leased Premises becomes out of repair, damaged or destroyed through the negligence or misuse of the Tenant or its employees, invitees or others over whom the Tenant can reasonably be expected to exercise control, the expense of repairs or replacements thereto necessitated thereby shall be the sole responsibility of the Tenant.

4.2	Abatement and Termination.

It is agreed between the Landlord and the Tenant that:

(a)	in the event of Insured Damage (including by the presence of any Hazardous Substance) to the Leased Premises or to the Building or the Property affecting access or services essential to the conduct of business in the Leased Premises and if the damage is such that the Leased Premises or any substantial part thereof is rendered not reasonably capable of use and occupancy by the Tenant for the purposes of its business for any period of time in excess of 10 days, then:

(i)	unless the damage was caused by the misuse, fault or negligence of the Tenant or its employees, invitees or others under its control, from and after the date of occurrence of the damage and until the Leased Premises are again reasonably capable of use and occupancy as aforesaid, Rent ~~Base Rental (but not any other payments required to be made by the Tenant hereunder)~~ shall abate from time to time in proportion to the part or parts of the Leased Premises not reasonably capable of such use and occupancy, and

(ii)	unless this Lease is terminated as hereinafter provided, the Landlord or the Tenant as the case may be (according to the nature of the damage and their respective obligations to repair as provided herein, it being understood that the Tenant shall have the obligation to repair and replace all Leasehold Improvements and all Tenant’s trade fixtures) shall repair such damage with all reasonable diligence, but to the extent that any part of the Leased Premises is not reasonably capable of such use and occupancy by reason of damage which the Tenant is obligated to repair hereunder, any abatement of Rent to which the Tenant is otherwise entitled hereunder shall not extend later than the time by which repairs by the Tenant ought to have been completed with reasonable diligence; and

(b)	notwithstanding the provisions of subsection 4.2(a) above, if either:

(i)	the entire or substantially all of the Leased Premises, or premises whether of the Tenant or other tenants of the Building comprising in the aggregate 35% or more of the Rentable Area of the Building, are substantially damaged or destroyed by any cause (including by the presence of any Hazardous Substance) to such an extent that in the reasonable opinion of the Landlord’s independent third party architect they cannot be repaired or rebuilt within 365 ~~180~~ days after the occurrence of the damage or destruction; or

(ii)	a mortgagee entitled to the insurance proceeds does not consent to use the same for the repair of such damage or destruction,

then, in either case, the Landlord or the Tenant may at its option, exercisable by written notice to the other party ~~Tenant~~ given within 30 ~~60~~ days after the occurrence of such damage or destruction terminate this Lease in which event neither the Landlord nor the Tenant shall be bound to repair as provided herein and the Tenant shall instead deliver up possession of the Leased Premises to the Landlord with reasonable expedition but in any event within 60 days after delivery of such notice of termination and Rent shall be apportioned and paid to the date upon which possession is so delivered up (but, subject to any abatement to which the Tenant may be entitled under subsection 4.2(a) by reason of the Leased Premises having been rendered in whole or in part not reasonably capable of use and occupancy) and provided the Tenant is not then in material monetary default under the terms of this Lease beyond the expiry of any applicable notice and cure periods provided for herein, any prepaid rents or other prepaid amounts shall be refunded to the Tenant, but otherwise the Landlord or the Tenant as the case may be (according to the nature of the damage and their respective obligations to repair described in subsection 4.2(a)(ii)) shall repair such damage with reasonable diligence;

(c)	notwithstanding anything in this Section 4.2 to the contrary, if there is damage or destruction to the Leased Premises or the Property and if, in the Landlord’s reasonable opinion such damage is not capable of being repaired within thirty (30) days following the occurrence of such damage or destruction, and if: (1) such damage or destruction is not Insured Damage (“Uninsured Damage”); or (2) such damage or destruction occurs within one (1) year prior to the expiry of the Term and either there are no remaining rights in any party hereto to extend or renew this Lease or any party hereto having the right to renew or extend this Lease fails to do so within fifteen (15) days after such occurrence, the Landlord, at its option to be exercised by written notice given to the Tenant within thirty (30) days after such occurrence, may terminate this Lease whereupon the Tenant shall immediately surrender possession of the Leased Premises and Base Rental and all other payments for which the Tenant is liable pursuant hereto shall be apportioned to the effective date of such termination. If this Lease is not terminated as aforesaid, the parties shall repair as otherwise provided hereof and there shall be no abatement of any portion of Rent unless the damage or destruction is Insured Damage and then only to the extent expressly provided in subsection 4.2(a) above;

(d)	if there is damage or destruction to the Leased Premises or the Property and if this Lease is not terminated pursuant hereto, the Landlord, in performing its repairs to the Leased Premises or the Property as required hereby, shall not be obliged to repair or rebuild in accordance with the plans or specifications for the Leased Premises or the Property as they existed prior to such damage or destruction but the Landlord may repair or rebuild the same in accordance with any plans and specifications chosen by the Landlord in its sole and absolute discretion provided that the Tenant’s use and occupancy of and access to the Leased Premises and the general overall quality of the Property are not materially detrimentally affected by any difference in plans, specifications or form of the Leased Premises or the Property from such plans, specifications and form as the same existed immediately prior to the occurrence of such damage or destruction;

(e)	if there is damage or destruction to the Leased Premises or the Building and if this Lease is not terminated pursuant hereto, and if the damage or destruction to the Leased Premises or the Building has not been repaired and the Premises made ready for occupancy within three hundred and sixty-five (365) days after the date of such damage or destruction, then the Tenant shall have the right and option to terminate the Lease by giving written notice to Landlord at any time within fifteen (15) days after the end of such three hundred and sixty-five (365) day period.

ARTICLE V

TAXES AND OPERATING COSTS

5.1	Net Net Lease.

The Tenant acknowledges and agrees that it is intended that this Lease is a completely carefree net net lease to the Landlord, except as expressly herein set out, that the Landlord is not responsible during the Term for any costs, charges, expenses and outlays of any nature whatsoever arising from or relating to the Leased Premises, or the use and occupancy thereof, or the contents thereof or the business carried on therein, except as expressly set out herein, and the Tenant shall pay all charges, impositions, costs and expenses of every nature and kind relating to the Leased Premises.

5.2	Landlord’s Tax Obligations.

The Landlord covenants with the Tenant, subject to the provisions herein, to pay all Taxes promptly when due to the taxing authority or authorities having jurisdiction.

5.3	Tenant’s Tax Obligations.

The Tenant covenants with the Landlord, commencing on the Commencement Date and thereafter at all times throughout the Term:

(a)	to pay promptly when due to the taxing authority or authorities having jurisdiction all taxes, rates, duties, levies and assessments whatsoever, whether municipal, parliamentary or otherwise, levied, imposed or assessed in respect of any and every business carried on by the Tenant, subtenants, licensees, or other occupants of the Leased Premises or in respect of the use or occupancy thereof (including licence fees);

(b)	to pay promptly to the Landlord or the relevant taxing authority, as required by the Landlord, not later than the time when they fall due all Taxes levied, confirmed, imposed, assessed or charged and determined pursuant to Section 5.4 below (herein collectively or individually referred to as “charged”) against or in respect of the Leased Premises and all buildings, furnishings, fixtures, equipment, improvements and alterations in or forming part of the Leased Premises, and including, without limiting the generality of the foregoing, any such Taxes charged against the Leased Premises in respect of:

(i)	the land on which the Leased Premises is situate; and

(ii)	any Common Areas.

(c)	in addition, to pay promptly to the Landlord, in the same manner as it is required to pay or contribute to Operating Costs pursuant to Section 5.6 hereof, the Proportionate Share of Taxes charged against or in respect of or reasonably allocated by the Landlord to Common Areas, and the amount, if any, of Taxes charged against the Property in excess of the amount of Taxes in the aggregate, charged against leaseable areas; and

(d)

notwithstanding any other provisions of this Lease to the contrary, the Tenant shall pay to the Landlord, at such times and in such manner as the Landlord may direct, without duplication, an amount equal to all goods and service taxes, sales taxes, harmonized sales taxes, value-added taxes or any other taxes imposed with respect to Base Rental, Additional Rent or other amounts payable by the Tenant to the Landlord under this Lease, howsoever such taxes are characterized (“Sales Taxes”). The amount payable by the Tenant hereunder shall not be deemed to be Base Rental or Additional Rent but the Landlord shall have all of the same rights and remedies for recovery of same as it has for recovery of Base Rental and Additional Rent hereunder.

Whenever requested by the Landlord the Tenant will deliver to it receipts for payment of all taxes, rates, duties, levies and assessments payable by the Tenant hereunder and furnish such other information in connection therewith as the Landlord may reasonably require.

5.4	Determination of Tenant’s Tax Obligations.

Whether or not there is a separate bill for Taxes charged against the Leased Premises or a separate assessment, the Taxes charged against the Leased Premises shall be determined by the Landlord acting reasonably, the cost of making such determination to be included in Operating Costs. In making such determination, the Landlord shall have the right, without limiting its right to do otherwise, to establish separate assessments for the Leased Premises and all other portions of the Property by using such criteria as the Landlord, acting reasonably, shall determine to be relevant including, without limitation:

(a)	the then current established principles of assessment used by the relevant assessing authorities and on the same basis as the assessment actually obtained for the Property as a whole or the part thereof in which the Leased Premises are located;

(b)	assessments of the Leased Premises and any other portions of the Property in previous periods of time;

(c)	the Proportionate Share;

(d)	any act, religion or election of the Tenant or any other occupant of the Property which results in an increase or decrease in the amount of Taxes which would otherwise have been charged against the Property or any portion thereof; and

(e)	the quality of construction, use, location within the Property or income generated by the Leased Premises and/or the assessor’s valuation of the Leased Premises or Property.

Notwithstanding any other contrary provisions of this Lease, if, at any time during a Rental Year, any part of the Property is not one hundred percent (100%) occupied, the Taxes shall be allocated by the Landlord to the Building(s), the Common Areas and the other components of the Property without regard to any credits which may be received or receivable by the Landlord in respect of any vacant premises within the Property and without regard to any reduced tax rate for such vacant premises. The Landlord may use an expert to assist it in making such allocation and the cost of making such allocation shall be included in Operating Costs.

5.5	Method of Payment of Taxes.

The payments required to be made by the Tenant to the Landlord under the provisions of subsections 5.3(b) and 5.4(c) herein shall be estimated by the Landlord, and the Tenant shall pay to the Landlord in addition to the monthly payments of Base Rental hereinbefore reserved, one-twelfth (1/12th) of the estimated annual tax payments each month (which period of time may, at the Landlord’s option, be shortened to reflect the actual time period wherein such tax payments are due and payable by the Landlord to the taxing Authority) in each calendar year with an adjustment being made when the property tax bill respecting the Building is received by the Landlord for each year. The Tenant shall within sixty (60) days of being invoiced pay to the Landlord such additional sums as may be required in order that out of such monthly additional payments, the Landlord may pay the whole amount of the annual taxes as the installments thereof fall due; and if the monthly additional payments so paid by the Tenant to the Landlord exceed in total the Tenant’s Proportionate Share of the annual property tax bill with respect to the Building and Lands of which the Leased Premises form part, then the excess shall be adjusted by the Landlord in favour of the Tenant by applying such excess on account of the next ensuing rental payments due (following the issue of the yearly statement) and such next ensuing rental payments shall be reduced by such excess accordingly. The Landlord shall, upon written request of the Tenant, forward to the Tenant copies of all notices or tax bills relating to the imposition of property taxes or other charges required hereunder to be paid as to part or all thereof by the Tenant. To the extent that Taxes vary with the level of occupancy of the Building the Proportionate Share of Taxes shall be adjusted as if the Building were 100% occupied (hereinafter referred to as “Taxes Gross Up”). This Taxes Gross Up is for the sole purpose of equitably dividing Taxes among the tenant(s) actually occupying the Building and is to ensure that: (a) this Lease is on an absolutely net net basis to the Landlord; and (b) the Landlord is not subsidizing any tenant in the Building for costs that would otherwise be paid in full by the tenants if the Building was in fact 100% occupied. For further clarity the Landlord shall not profit from the Taxes Gross Up and any Taxes Gross Up shall be net revenue neutral with respect to cost recovery to the Landlord.

5.6	Operating Costs.

(a)	During the Term of this Lease, the Tenant shall pay to the Landlord its Proportionate Share of Operating Costs. Prior to the commencement of the Term of this Lease and the commencement of each fiscal period selected by the Landlord thereafter which commences during the Term, the Landlord shall estimate the amount of Operating Costs and the Tenant’s Proportionate Share thereof for the ensuing fiscal period or (if applicable) broken portion thereof, as the case may be, and notify the Tenant in writing of such estimate. The amount so estimated shall be payable in equal monthly installments in advance over the fiscal period or broken portion thereof in question, each such installment being payable on each monthly rental payment date provided in Section 2.3. The Landlord may from time to time alter the fiscal period selected, in which case, and in the case where only a broken portion of a fiscal period is included with the Term, the appropriate adjustment in monthly payments shall be made. From time to time during a fiscal period the Landlord may re-estimate the amount of Operating Costs and the Tenant’s Proportionate Share thereof, in which event the Landlord shall notify the Tenant in writing of such re-estimate and fixed monthly installments for the then remaining balance of such fiscal period or broken portion thereof such that, after giving credit for installments paid by the Tenant on the basis of the previous estimate or estimates, the Tenant’s entire Proportionate Share of Operating Costs will have been paid during such fiscal period or broken period thereof. As soon as practicable after the expiration of each fiscal period, the Landlord shall make a final determination of Operating Costs and the Tenant’s Proportionate Share thereof for such fiscal period or (if applicable) broken portion thereof and shall provide a statement to the Tenant and the parties shall make the appropriate readjustment. Each 12 month period ending December 31st shall be deemed to be an accounting year for adjusting the said Operating Costs and within 120 days after the end of each such accounting year, the Landlord shall compute the said costs for such accounting year and the Proportionate Share of the Tenant therefor and shall submit to the Tenant a statement to reflect the Operating Costs specifically permitted under this Lease (a “Final Statement”), and the said Proportionate Share thereof shall be borne by the Tenant. To the extent that the Tenant’s Proportionate Share of such costs for such accounting year shall be greater than the total amount actually paid by the Tenant by said monthly payments in respect of such year the difference shall be paid by the Tenant to the Landlord within thirty (30) days after receipt by the Tenant of such statement. Any excess payments by the Tenant shall be applied by reducing the next ensuing rental payment(s) by the amount of such excess. The said accounting period may be modified by the Landlord if reasonably necessary. The Tenant may not claim a readjustment in respect to the Tenant’s Proportionate Share of Operating Costs based upon any error of assessment, determination or calculation thereof unless claimed in writing prior to the expiration of one year after the fiscal period to which the Operating Costs relate.

(b)	In addition, the Tenant shall pay, as Additional Rent, together with its monthly instalment of Operating Costs, a management fee equal to fifteen percent (15%) of all Operating Costs payable by the Tenant pursuant to this Lease (excluding only any Taxes included in Operating Costs, if any), disregarding any reduction, limitation, deferral or abatement of any amount in the nature of Rent.

5.7	Payment of Additional Rent.

Any Additional Rent provided for under this Lease unless otherwise provided herein, shall become due with each installment of monthly Base Rental.

5.8	Adjustment of Additional Rent and Tenant’s Right to Audit

Notwithstanding anything in this Lease to the contrary, after the end of each accounting year, the Landlord shall deliver to the Tenant a statement certified by the Landlord’s accountant or external auditor (the “Final Additional Rent Statement”) disclosing in reasonable detail the Operating Costs and Taxes being allocated and the calculation of the Tenant’s Proportionate Share or share, as the case may be, of Operating Costs and Taxes. The Tenant shall have the right, within six (6) months of its receipt of a Final Additional Rent Statement, to audit the Landlord’s allocation of Operating Costs and/or Taxes or the items included therein. The Tenant’s right to audit shall be limited to the Tenant or its employee or a chartered accountant. For clarification, the Landlord shall not be required to grant access to its books and records to any person, firm or corporation whose remuneration is based upon the outcome of their review of such statement or any recoveries of Operating Costs or Taxes, such as, for an example, a percentage of savings. Neither the Tenant nor anyone on its behalf shall be entitled to access the Landlord’s books and records after the expiry of such six (6) month period. If the amount determined to be payable by the Tenant as Operating Costs and/or Taxes is greater or less than the payments on account thereof made by the Tenant prior to the date of such determination based on the Landlord’s estimates thereof, then the appropriate adjustments will be made and the Tenant will pay any deficiency to the Landlord within thirty (30) days after delivery of the Final Additional Rent Statement and the amount of any overpayment shall, at the Landlord’s option, be paid to or credited to the account of the Tenant within thirty (30) days after the delivery of the Final Additional Rent Statement.

ARTICLE VI

UTILITIES AND ADDITIONAL SERVICES

6.1	Water and Telephone.

The Landlord shall furnish appropriate openings for bringing telephone services to the Leased Premises and shall provide hot and cold water to washrooms in the Leased Premises and to washrooms available for the Tenant’s use in common with others entitled thereto, in each case, in such quantities as the Landlord, from time to time, determines to constitute normal use for tenants in the Building.

6.2	Electricity.

The Tenant shall pay throughout the Term promptly to the Landlord as Additional Rent when demanded:

(a)	the cost of electric light and power supplied to the Leased Premises. It is understood and agreed that the costs described in this subsection shall be charged to and payable by the Tenant as part of Operating Costs; and

(b)	the cost of cleaning, maintaining and servicing in all respects all electric lighting fixtures in the Leased Premises including the cost of replacement of electric light bulbs, tubes, starters and ballasts used to replace those installed at the commencement of the Term. Such cleaning, maintaining, servicing and replacement shall be within the exclusive right of the Landlord. It is understood and agreed that the costs described in this subsection shall not be charged to, and payable by, the Tenant as part of Operating Costs ~~or, at the Landlord’s option,~~ but shall be charged to, and payable by, the Tenant as an Additional Service payable upon receipt of invoice from the Landlord.

6.3	Additional Services.

The Landlord, if it shall from time to time so elect, shall have the exclusive right, by way of Additional Services, to provide or have its designated agents or contractors provide: any janitor or cleaning service to the Leased Premises and Common Area Facilities required by the Tenant which are additional to those required to be provided by the Landlord hereunder; the Additional Services which the Landlord agrees to provide by arrangement; to supervise the moving of furniture or equipment of the Tenant in and out of the Building where such moving of furniture or equipment would be disruptive to the normal business of the Building; to supervise the making of repairs or alterations conducted within the Leased Premises affecting base Building or building systems. The Cost of Additional Services provided to the Tenant, whether the Landlord shall be obligated hereunder or shall elect to provide them as Additional Services, shall be paid to the Landlord by the Tenant from time to time within thirty (30) days following receipt of invoices therefor from the Landlord. Costs of Additional Services charged directly to the Tenant and other tenants shall be credited in computing Operating Costs. Notwithstanding anything to the contrary contained herein and for greater certainty, the Tenant shall be permitted to hire its own janitorial and cleaning staff, at is discretion, to clean the Leased Premises, provided such sanitary and cleaning staff are bonded.

6.4	Supply of Utilities.

(a)	The Landlord will provide and permit the Tenant to use the electricity, domestic water, sewage disposal and other utility services serving the Building in such quantities as the Landlord, from time to time, determines to constitute normal use for tenants in the Building. The Tenant shall not overload the capacity of any such service. The Tenant shall not bring onto the Leased Premises any installations, appliances or business machines which are likely to consume significant amounts of electricity or other utilities or which require special venting without the prior written consent of the Landlord. The Tenant shall not engage any person to provide any utility service to the Leased Premises.

(b)	The Landlord shall have no obligation to provide the Tenant with HVAC, electricity, sewage disposal, water or other utility services of a type or in quantities that exceed normal use by tenants in the Building (as such normal use is determined by the Landlord), unless the Landlord determines, in its sole discretion, that the provision of such services: (i) is within the capacity of the Building systems; (ii) would not affect the operation, aesthetics or structure of the Building; (iii) would not reduce the efficiency of the existing services supplied to other tenants or parts of the Building; and (iv) is otherwise feasible. The Tenant will pay to the Landlord all costs, both non-recurring and recurring, of providing all such services as part of Operating Costs.

6.5	Service Outside of Normal Business Hours

If the Tenant requires the supply of water, electricity, heating, air conditioning or any other utility or service after the Normal Business Hours during which the Landlord supplies same or on a weekend or holiday, then, subject to the Environmental and Sustainability Objectives, the Tenant shall purchase its requirements for those utilities or services from the Landlord and the Tenant shall pay to the Landlord as Additional Rent forthwith upon demand the cost of same at the current rates from time to time set by the Landlord. As of the date of this Lease, the rate for such utilities or services is Twenty-Five Dollars ($25.00) per hour per floor, plus Sales Taxes. The Tenant acknowledges that at least twenty-four (24) hours’ prior written notice must be given to the Landlord in the event that the Tenant requires the supply of utilities after the hours the Landlord normally supplies same. In respect of HVAC service outside of Normal Business Hours, the Tenant shall be required to request a minimum of four (4) hours of service per request.

ARTICLE VII

ASSIGNING AND SUBLETTING

7.1	Assignments and Subletting.

(a)

The Tenant covenants with the Landlord that it will not assign, sublet, licence or part with the possession of the Leased Premises or any part thereof, or share the occupation of the Leased Premises, or any part thereof, or shall not grant any concessions, franchises, licenses or other rights to others to use any portion of the Leased Premises (all of the foregoing hereinafter individually or collectively referred to as a “Transfer”; a party making a Transfer is referred to as a

“Transferor” and a party taking a Transfer is referred to as a “Transferee”), without the consent of the Landlord in writing first had and obtained, such consent not to be unreasonably or arbitrarily withheld, conditioned, or delayed. Provided that as a condition of the granting of its consent, the Landlord may require any Transferee to execute an agreement whereby he/she, it or they attorn to and become the tenants of the Landlord as if he/she, it or they had executed this Lease, or, except in the case of an absolute assignment of this Lease, to execute an acknowledgement that all the sublessee’s or undertenant’s estate, right and interest in and to the Leased Premises absolutely terminates upon the surrender, release, disclaimer or merger of this Lease notwithstanding the provisions of the Commercial Tenancies Act, R.S.O. 1990, Chapter L7 and amendments thereof with specific reference to Paragraphs 21 and 39 (2) thereof, or other similar statute. The Tenant shall furnish to the Landlord copies of any assignment, sublease, licence or other agreement herein contemplated. Notwithstanding any other provision in this section, no assignment, subletting, licensing or parting with possession of the Leased Premises shall in any way release or be deemed to release the Tenant from its obligations under the terms of this Lease during the Term. Provided further that the proposed assignee, subtenant, licensee or occupant of the Leased Premises shall be required to provide financial statements or other financial information as the Landlord may reasonably require. It is agreed that the Landlord may consider in determining whether to grant consent among other matters, the following: the personal and business history of the proposed assignee, occupant, sublessee and its key employees and the nature and character of the proposed use. The Tenant agrees to pay the reasonable administrative fee of the Landlord and the legal fees of the Landlord’s solicitor relating to the preparation of the Landlord’s consent, and determination as to whether to give the consent.

(b)	If by sale, transfer or other disposition of its shares, the control of the Tenant is altered so that 51% of the shares are transferred in any manner, then same shall be deemed as an assignment and the provisions of this Section 7.1 shall apply. The Tenant covenants and agrees to advise the Landlord forthwith if such a transfer is contemplated.

(c)	In the event of any subletting by the Tenant by virtue of which the Tenant receives rent in the form of cash, goods, services or other considerations from the subtenant which is higher than the rent payable hereunder to the Landlord for the premises so sublet, the Tenant shall pay any such excess to the Landlord, in addition to all rent and other costs payable hereunder, for the period of time during which the said subtenant remains in possession of the premises sublet to it, less any bona fide leasing costs incurred by the Tenant, such as, without limitation, any leasing commissions paid by the Tenant and any out of pocket costs reasonably incurred directly in connection with such subletting.

(d)	In the event of any proposed assignment or subletting of the Leased Premises by the Tenant, the Landlord shall not be obligated to consider such a proposal nor be required to consent to same, unless the base rent payable by the proposed assignee or sublessee is, in the sole discretion of the Landlord, at the then current market rate for similar space in the immediate and surrounding area.

(e)	If the Tenant herein shall receive from any assignee of this Lease, either directly or indirectly, any consideration for the assignment of this Lease, either in the form of cash, goods, services or other consideration the Tenant shall forthwith pay an amount equivalent to such consideration to the Landlord and same shall be deemed to be further Additional Rent hereunder, less any bona fide leasing costs incurred by the Tenant, such as, without limitation, any leasing commissions paid by the Tenant and any out of pocket costs reasonably incurred directly in connection with such subletting.

(f)	In calculating whether there is any additional consideration payable by an assignee or sublessee as hereinbefore provided, no deduction shall be made for any commission payable to any agent or other party.

(g)	Save and except with respect to a Transfer to a Permitted Transferee pursuant to Section 7.5 hereof, upon the Tenant assigning this Lease or subletting a full floor of the Building or more, Section 16.3 (Option to Extend), Section 4 of Schedule “H” (Tenant’s Option to Terminate), Section 12 of Schedule “H” (Pylon Signage), Section 13 of Schedule “H” (Exterior Signage) [but subject to the express carve outs provided for in Section 13 of Schedule “H”], Section 14 of Schedule “H” (Use of West Lobby), Section 16 of Schedule “H” (Right to Lease Other Premises), Section 17 of Schedule “H” (Emergency Power) shall automatically become null and void.

(h)	Notwithstanding the above provisions, within ten (10) business days after the receipt by the Landlord of such request for consent and of all information which the Landlord shall have requested hereunder, the Landlord shall notify the Tenant in writing that the Landlord either consents or does not consent to the proposed Transfer. If the Landlord does not consent to the proposed Transfer, the Landlord shall include in its notice to the Tenant the grounds upon which the Landlord’s consent has been withheld. ~~have the right upon written notice of termination submitted to the Tenant to, if the request is to assign this Lease or sublet the whole of the Leased Premises, cancel and terminate this Lease, or to, if the request is to sublet a part of the Leased Premises only, cancel and terminate this Lease with respect to such part, in each case, as of a termination date to be stipulated in the notice of termination which shall be ninety (90) days following giving of such notice. In such event the Tenant shall surrender the whole or part, as the case may be, of the Leased Premises in accordance with such notice of termination and Base Rental and Additional Rent shall be apportioned and paid to the date of surrender and, if only a part of the Leased Premises is surrendered, Base Rental and Additional Rent shall, after the date of surrender, abate proportionately. If the Landlord does not elect to terminate as aforesaid and if consent to sublease or assign will be granted, the Tenant may assign or sublet, as the case may be, only upon the terms and to the party set out in the offer submitted to the Landlord as aforesaid.~~

7.2	Mortgage of Lease

The Tenant shall not assign, sublet, mortgage, charge or otherwise transfer the Leased Premises or this Lease for the purpose of securing any loan or the repayment thereof by the Tenant or any other obligation of the Tenant.

7.3	Consent Required

(a)	Notwithstanding and without in any way affecting or limiting the interpretation of the foregoing, it is agreed that it shall be reasonable for Landlord to withhold its consent to a Transfer unless it is shown to Landlord’s satisfaction that:

(i)	the proposed Transferee has a good business and personal reputation;

(ii)	the proposed Transferee and its principal shareholders have not been bankrupt or the holder of twenty (20%) percent or more of the issued shares of any class of shares of a corporation or of an interest in a partnership, either of which has been bankrupt in the ten (10) years preceding the date of the proposed Transfer;

(iii)	the proposed Transferee and its principal shareholders have good financial strength at least equal to that of the Tenant at the Commencement Date and as at the date of the request for Landlord’s consent to the Transfer, and have financial strength at least sufficient to satisfy all of the obligations of the Tenant hereunder;

(iv)	the Transferee is not an existing occupant of any part of the Property or in any way affiliated with an existing occupant;

(v)	the Transferee has not then recently been a prospect involved in bona fide negotiations with Landlord respecting the leasing of any premises in the Property or in any way affiliated with such bona fide prospect;

(vi)	the Transfer or use or occupancy of the Leased Premises by the Transferee would not result in a breach of any agreement by which Landlord is bound with respect to any part of the Property;

(vii)	the Tenant is not in default under this Lease or any other agreement affecting the Leased Premises; and

(viii)	without affecting the interpretation of Section 3.2(b) or any other provision hereof, the business proposed to be carried on by the Transferee on the Leased Premises will not be incompatible with the uses of other tenants of the Property, and will not be more burdensome on the Property, in terms of parking requirements or any other factor, than the business previously carried on by the Tenant on the Leased Premises.

(b)	If Landlord withholds, delays or refuses to give consent to any Transfer, whether or not Landlord is entitled to do so, Landlord shall not be liable for any losses or damages in any way resulting therefrom and the Tenant shall not be entitled to terminate this Lease or exercise any other remedy whatever in respect thereof except to seek the order of a court of competent jurisdiction compelling Landlord to grant any such consent which Landlord is obliged to grant pursuant to the terms of this Lease.

(c)	No Transfer may be made other than pursuant to an agreement in writing of which a copy is given to Landlord together with the request for consent. The provisions of this Article VII shall apply to any Transfer which might occur by inheritance or operation of law.

(d)	No Transfer may be made where any portion of Rent is lower than that provided for herein or otherwise on terms more favourable to the Transferee than the terms set forth herein.

(e)	It shall be a condition of any Transfer that any Transferee first agrees with the Landlord in writing to be bound by the terms of this Lease (but, in the case of a sublease, only to the extent of the obligations of the Transferee under its sublease agreement).

7.4	Effect of Transfer

The Tenant agrees that if this Lease is ever disclaimed, repudiated or terminated by or on behalf of a Transferee pursuant to any bankruptcy, insolvency, winding-up or other creditors’ proceeding, including any proceeding under the Bankruptcy and Insolvency Act (Canada) or the Companies’ Creditors Arrangement Act (Canada), or if Landlord terminates this Lease as a result of any act or default of any Transferee, the Tenant shall nonetheless remain responsible for fulfilment of all obligations of the Tenant hereunder for what would have been the balance of the Term but for such disclaimer, repudiation or termination and shall, upon Landlord’s request, enter into a new lease of the Leased Premises for such balance of the Term and otherwise on the same terms and conditions as in this Lease subject to such amendments hereto to which the Tenant had agreed at any time prior to such disclaimer, repudiation or termination, and with the exception that the Tenant will accept the Leased Premises in “as is” condition.

7.5	Non-Consent Transfers

Notwithstanding the provisions of Section 7.01 above, provided the Tenant in occupation of the whole of the Leased Premises is Wescom Solutions Inc. and is not then in material monetary or other material default under the terms of this Lease beyond the expiry of applicable notice and cure periods, the Tenant shall have the right to effect a Transfer without the consent of the Landlord (but with advance notice thereto), to any entity which is an affiliate or subsidiary body corporate (as those terms are defined as of the date of this Lease in the Business Corporations Act (Ontario)) of the original named Tenant, or the parent company of the original named Tenant, and only for so long as it remains an affiliate, subsidiary body corporate or parent company of such original named Tenant (a “Permitted Transferee”).

ARTICLE VIII

FIXTURES AND IMPROVEMENTS

8.1	Installation of Fixtures and Improvements.

(a)	The Tenant shall not make, erect, install or alter any Leasehold Improvements in the Leased Premises without having requested and obtained the Landlord’s prior written approval which the Landlord shall not unreasonably delay or withhold. In making, erecting, installing or altering any Leasehold Improvements the Tenant will not alter or interfere with any installations which have been made by the Landlord without the prior written approval of the Landlord and in no event shall it alter or interfere with the base building or base building systems of the Building. The Tenant’s request for any approval hereunder shall be in writing and accompanied by an adequate description of the contemplated work and, where appropriate, working drawings and specifications thereof. All work to be performed in the Leased Premises shall be performed by reputable contractors approved by the Landlord, such approval not to be unreasonably withheld or delayed, and all work must be completed and maintained by the Tenant in accordance with the Tenant Construction Manual. The Landlord reserves the right to require the Tenant to utilize the contractor(s) of the Landlord where base Building, building systems and/or warranties may be affected provided the Landlord agrees that charges by such contractors shall be in keeping with that which an arm’s length contractor would charge. The cost of all such work shall be estimated by the Landlord in advance and such estimate approved by the Tenant prior to work commencing. All such work shall be performed at the Tenant’s expense and the Tenant shall be responsible for application and payment of all fees in connection with any permits required. All such work shall be subject to inspection by and the reasonable supervision of the Landlord, as an Additional Service, and shall be performed in accordance with any reasonable conditions or regulations imposed by the Landlord and completed in a good and workmanlike manner in accordance with the description of the work approved by the Landlord. The Landlord shall be entitled to supervise the work and charge the Tenant a supervision fee. The Landlord shall also be entitled to charge reasonable fees for examining plans respecting the proposed work. The Tenant shall be obligated to pay any reasonable consultant’s fees incurred by the Landlord for review and approval of plans for construction of any nature after the Commencement Date as Additional Rent.

(b)	Notwithstanding anything else contained in this Lease, the Tenant may make minor alterations within the Leased Premises, not exceeding Fifty Thousand Dollars ($50,000.00) per alteration, which do not affect the Structure of the Building, any exterior walls, windows or roof, any of the base building systems or the aesthetics of the Building and which do not require a building permit, without the prior written consent of the Landlord; provided, however, the Tenant shall be required to give prior written notice of such work to be done with reasonable detail of the proposed alterations to the Landlord in advance.

8.2	Liens and Encumbrances on Fixtures and Improvements.

In connection with the making, erection, installation or alteration of Leasehold Improvements and all other work or installations made by or for the Tenant in the Leased Premises, the Tenant shall comply with all the provisions of the Construction Lien Act (Ontario) and other statutes from time to time applicable thereto and shall promptly pay all accounts relating thereto. The Tenant will not create or cause to be created any mortgage, conditional sale agreement or other encumbrance in respect of its Leasehold Improvements or permit any such mortgage, conditional sale agreement or other encumbrance to attach to the Leased Premises, the Lands, the Building or the Common Area Facilities. If and whenever any construction or other lien for work, labour, services or materials supplied to or for the Tenant for the cost of which the Tenant may be in any way liable or claims therefor shall arise or be filed or any such mortgage, conditional sales agreement or other encumbrance shall attach, the Tenant shall within ten (10) days after receipt of notice thereof procure the discharge thereof, including any certificate of action registered in respect of any lien, by payment or giving security or in such other manner as may be required or permitted by law failing which the Landlord may in addition to all other remedies hereunder avail itself of its remedy hereunder and may make any payments required to procure the discharge of any such liens or encumbrances and shall be entitled to be reimbursed by the Tenant as provided herein and its right to reimbursement shall not be affected or impaired if the Tenant shall then or subsequently establish or claim that any lien or encumbrance so discharged was without merit or excessive or subject to any abatement, set-off or defence.

8.3	Removal of Fixtures and Improvements.

All Leasehold Improvements in or upon the Leased Premises shall immediately upon affixation be and become the Landlord’s property without compensation therefor to the Tenant. Except to the extent otherwise expressly agreed by the Landlord in writing no Leasehold Improvements, trade fixtures, furniture or equipment shall be removed by the Tenant from the Leased Premises either during or at the expiration or earlier termination of the Term except that (1) the Tenant shall at the end of the Term remove its trade fixtures, (2) the Tenant shall at the end of the Term remove such Non-Standard Leasehold Improvements (as defined below) as the Landlord shall require to be removed, and (3) the Tenant shall remove its furniture and equipment at the end of the Term (provided that in the event the Tenant does not so remove its furniture and equipment at the end of the Term the Landlord shall have the right, at its sole discretion and without any liability whatsoever to the Tenant, to remove and dispose of any property left in the Leased Premises by the Tenant, at the Tenant’s cost and expense) and may remove its furniture and equipment during the Term in the usual and normal course of its business where such furniture or equipment has become excess for the Tenant’s purposes or the Tenant is substituting therefor new furniture and equipment. The Tenant shall, in the case of every removal either during or at the end of the Term, make good any damage caused to the Leased Premises by the installation and removal. ~~Provided that upon the termination of this Lease, the Tenant, if requested by the Landlord and at the Tenant’s sole cost and expense, shall restore the interior of the Leased Premises to its former condition immediately prior to the installation of such alterations or changes, including the restoration of such standard fixtures as may have been installed by the Landlord, and if not so requested, any such changes or alterations shall become the property of the Landlord, or alternatively, the Tenant shall install such comparable fixtures and materials as may then be in use.~~ For clarity, at the expiration or earlier termination of the Term, the Tenant shall not be required to restore the Leased Premises to base building condition or be required to or be entitled to remove any Leasehold Improvements installed prior to the Commencement Date, save and except as provided in Section 8.4 below.

8.4	Non-Standard Leasehold Improvements

(a)	Notwithstanding any provision of this Lease to the contrary and provided the Tenant obtained the Landlord’s approval to the installation of same, the Landlord shall not require the Tenant to remove any Leasehold Improvements from the Leased Premises at the expiration or earlier termination of the Term except that the Tenant shall, at the Landlord’s option, remove such of the Non-Standard Improvements (as defined below) installed by the Tenant and identified by the Landlord in writing with approval of such Non-Standard Improvements as the Landlord requires to be removed, and the Tenant shall repair forthwith all damage to the Leased Premises or the Property caused by such installation and removal, such work to be done forthwith by or at the direction of the Landlord and at the expense of the Tenant.

(b)

“Non-Standard Improvements” shall mean: (i) any specialty items, Leasehold Improvements or trade fixtures not typical of a conventional office premises, and shall include, without limitation, computer rooms (including raised floors), non-standard heating, ventilating and air conditioning systems installed for the specific use of the Leased Premises, custom lighting and electrical installations, non-standard dry-wall ceilings, telecommunication equipment (including all cabling, wiring and conduits which have been installed by or on behalf of the Tenant), safes and vaults, internal staircases, mezzanines, non-standard kitchens, bathrooms, non-standard floor treatments and any leasehold improvements (including, without limitation, any built in kitchen equipment) related to a cafeteria / lunch room or bathroom constructed in the Leased Premises; (ii) Leasehold Improvements constructed or installed by or on behalf of the Tenant without the prior written consent of the Landlord; (iii) Leasehold Improvements which are not in compliance with Applicable Laws; and (iv) any other Leasehold Improvements which, pursuant to the terms of this Lease, are required to be removed at the expiration or earlier termination of the Term including, without limitation, the Openings (as defined in Section 6 of Schedule “H” attached hereto) and the Fitness Facility (as defined in Section 7 of Schedule “H” attached hereto).

(c)	The Landlord shall be required, at the time that the Landlord provides its written approval of any plans or specifications for the construction of any Leasehold Improvements in accordance with the terms of this Lease, to identify such Leasehold Improvements as Non-Standard Leasehold Improvements.

8.5	Occupational Health and Safety.

The Tenant covenants and agrees that it will ensure that a comprehensive and rigorous health and safety program to protect workers in the Leased Premises is implemented to ensure that no accidents or injuries occur in connection with the performance of any Tenant’s work. The Tenant will indemnify the Landlord in respect of all claims, infractions, prosecutions, alleged infractions, losses, costs and expenses and any fines or proceedings relating to fines or other offenses under all occupational health and safety and any similar legislation that might be brought, or imposed against or suffered by the Landlord or any of its officers, directors and employees in connection with the performance of any Tenant’s work. Without limiting the obligations set out above in this Section 8.5, the Tenant will do at least the following:

(a)	ensure that all obligations imposed by statute, law or regulation on “contractors” or other persons completing or co-ordinating any Tenant’s work are diligently and properly completed;

(b)	co-operate with the Landlord in having any Tenant’s work designated as a separate project so that the Landlord does not incur any obligations as a constructor or obligations similar to those of a constructor at law or by regulation imposed in connection with the performance of any Tenant’s work;

(c)	comply with all directions that the Landlord may give to the Tenant in connection with the performance of any Tenant’s work having regard to construction health and safety requirements; and

(d)	provide to the Landlord whatever rights of access, inspection, and whatever information, documents and other matters the Landlord requires in order to ensure that the Tenant’s obligations under this Section are complied with.

ARTICLE IX

INSURANCE AND LIABILITY

9.1	Landlord’s Insurance.

(a)	The Tenant will during the whole of the Term hereby granted as part of Operating Costs, pay its Proportionate Share of all premiums with respect to insurance to be placed by the Landlord and described in this Section 9.1. The Landlord agrees to maintain during the Term, insurance coverages as follows:

(i)	Property of Every Description (Building and Equipment) against the perils of “All-Risks”, under form providing coverage at least equivalent to Commercial Building Broad Form I.A.O. Form No. 700 including “Building By-Laws Endorsements”, and to be insured for the Replacement Value, without allowance for depreciation and Stated Amount, and with no co-insurance requirement;

(ii)

“Rental Income” for the gross annual rental income on “All-Risks” basis, as provided under Commercial Building Broad Form I.A.O. Form 700 including “Building By-Laws Endorsements”, providing coverage at least equivalent to I.A.O. Profits Form No. 551 with an eighteen (18) month indemnity period;

(iii)	Broad Form Boiler and Machinery Policy on a blanket and replacement basis with limits for each accident in an amount not less than the replacement cost of the Building and which shall cover all boilers, pressure vessels, air conditioning equipment and miscellaneous electrical apparatus owned by the Landlord and which shall include PCB coverage. It shall also include “Rental Income” for the full gross annual income equivalent to I.A.O. Profits Form No. 551 with an eighteen (18) month indemnity period. This policy should also provide “Building By-Laws Endorsements”;

(iv)	“General Liability Insurance” on a Commercial General Form and on an “occurrence” basis without deductible with retroactive coverage against claims for Personal and Bodily injury and Death and/or Property Damage occurring upon or about the Lands and Building and for a limit no less than $5,000,000.00 inclusive for one occurrence; and

(v)	such other insurance coverage or coverages as a prudent owner of a first class office building would obtain for protection respecting loss of, or damage to the Building, the Lands or the Leased Premises, or liability arising therefrom. Without limiting the generality of the foregoing, the Landlord shall be entitled to effect and maintain during the Term, property and business interruption insurance that would provide for, to the extent available on commercially reasonable terms, environmental or other building accreditation recertification costs, sustainable re-engineering or sustainability design costs incurred after a loss, the incremental costs of debris removal and recycling after a loss, and any additional reconstruction costs associated with reconstruction of the Building to a leading energy conservation and/or sustainability standard equivalent to or greater than any certification or designation of the Building at the time of the damage.

(b)	All such insurance coverages shall be kept and maintained by the Landlord, and in no event shall the coverage be less than the amount required by any institution then holding a mortgage on the Building. The Tenant shall pay to the Landlord, as part of Operating Costs, its Proportionate Share of the Landlord’s Insurance. The Tenant shall not do or permit to be done any act or thing whereby insurance coverage, premiums or any of them hereinbefore contemplated, may be increased or cancelled by the insurer, or the Leased Premises shall be rendered uninsurable, and if by reason of any act done or permitted or omission, as the case may be, by the Tenant, the said insurance coverage, premiums or any of them shall be increased, then the Tenant, if it shall fail to rectify the event giving rise to the increased premium after written notice thereof from the Landlord, shall be liable to pay all of such increase in premium, with respect to the entire coverages, and this notwithstanding that the Tenant occupies only a portion of the Building covered by such insurance coverages, and if the Leased Premises shall be rendered uninsurable, or if the said insurance coverages, or any of them, shall be cancelled by reason of any act or omission as the case may be by the Tenant and shall not be susceptible of being replaced, after the Landlord’s reasonable efforts under the circumstances to do so, then the Landlord, after giving the Tenant at least three (3) business days written notice within which to replace insurance coverage or coverages shall, at its absolute discretion, have the right to determine that the Term hereof has expired and in such event the Tenant shall deliver up possession of the Leased Premises as if the Term of this Lease had expired.

(c)	Provided that no act required to be done by the Tenant nor any payment required to be made by the Tenant, including reimbursements of insurance premiums paid by the Landlord, shall relieve the Tenant from any liability for damage incurred by the Landlord as result of any act or omission of the Tenant.

(d)	If any other tenant of the Building has his own insurance premiums increased by his insurers as a result of the use or occupation by the Tenant herein of the within Leased Premises, the Tenant covenants and agrees with the Landlord after written notice thereof, to pay the additional cost forthwith upon demand as Additional Rent.

(e)	Provided the Tenant’s policies of insurance include a waiver of any rights of subrogation against the Landlord, then the Landlord’s insurance policy shall contain a waiver of subrogation in favour of the Tenant or those for whom the Tenant is in law responsible.

9.2	Agents.

The Tenant acknowledges, covenants and agrees that every right, exemption from liability, defence and immunity of whatsoever nature applicable to the Landlord or to which the Landlord is entitled hereunder shall also be available and shall extend to protect every such agent of the Landlord acting (in the course of or in connection with his employment or otherwise) and for the purposes of all of the foregoing provisions of this clause, the Landlord is or shall be deemed to be acting as agent or trustee on behalf of and for the benefit of persons who are or might be his servants, employees or agents from time to time.

9.3	Tenant’s Insurance.

(a)	The Tenant covenants to insure and to keep insured during the whole of the Term, with an insurance company or companies in good standing and reasonably satisfactory to the Landlord and upon terms and conditions all satisfactory to the Landlord:

(i)	“All-Risks” insurance upon all property owned by the Tenant or for which it is legally liable or installed or affixed by or on behalf of the Tenant and which is located in the Building including, without limitation, furniture, fittings, installations, alterations, additions, partitions and fixtures or anything in the nature of a Leasehold Improvement made or installed by or on behalf of the Tenant in an amount equal to the full replacement cost thereof; if there is a dispute as to the amount which comprises full replacement cost the decision of the Landlord’s Expert shall be conclusive;

(ii)	all parties hereto on a Commercial General Liability Form and on an occurrence basis for bodily injury, personal injury, economic loss, property damage ~~and environmental damage including Building hazards and soil and ground water contamination~~ arising from occurrences in or around the Building or arising from or in any way relating to the Tenant’s use or occupancy of the Leased Premises or the Building and for a limit of not less than $10,000,000.00 inclusive for any one occurrence (which may include umbrella coverage), or such higher limits as the Landlord, acting reasonably, or any mortgagee requires from time to time, and shall contain a severability of interest clause, and a cross liability clause;

(iii)	glass coverage for the replacement of all glass broken, cracked or damaged in, on and about the Leased Premises; and

(iv)	any other form of insurance that the Landlord or any mortgagee may reasonably require, from time to time in form, amounts and for insurance risks acceptable to the Landlord and any mortgagee.

(b)

The Tenant covenants and agrees to provide the Landlord with evidence of insurance as required under this provision. Such evidence shall be by way of a certified copy of the policy if available in timely fashion or failing which a certificate of insurance in a form satisfactory to the Landlord at such time or times as the Landlord may require. The Tenant agrees to provide same to the Landlord forthwith after notice has been given by the Landlord to the Tenant of its request. Notwithstanding anything to the contrary contained in this Lease, in no event shall the Tenant be permitted to have possession of the Leased Premises until the

Tenant has provided the Landlord with the proof of insurance required by the provisions of this Section 9.3(b).

(c)	Each of the Tenant’s insurance policies shall name the Landlord and the Tenant and any others designated by the Landlord as additional named insureds as their interests may appear with the Landlord as loss payee, under the policies referred to in subsections 9.3(a)(i) and 9.3(a)(iii) and, where applicable, 9.3(a)(iv) above, and each of the Tenant’s insurance policies shall contain, as deemed appropriate by the Landlord:

(i)	the mortgage clause as may be required by any mortgagee, debenture holder or other secured creditor of the Landlord;

(ii)	a waiver by the insurer of any rights of subrogation, or indemnity, or any other claim over, to which such insurer might otherwise be entitled against the Landlord or any agents or employees of the Landlord or any other person for whom the Landlord is in law responsible;

(iii)	an undertaking by the insurer that no material change adverse to the Landlord or the Tenant or the mortgagee, debenture holder or other secured creditor of the Landlord or the Tenant will be made and the policy will not lapse or be cancelled or terminated, except after not less than thirty (30) days’ written notice to the Landlord and the Tenant and the mortgagee, debenture holder or other secured creditor of either of them of the intended change, lapse, cancellation or termination;

(iv)	a provision stating that the Tenant’s insurance policy shall be primary and shall not call into contribution any other insurance available to the Landlord;

(v)	a disputed loss endorsement or agreement, where applicable;

(vi)	a severability of interests clause and a cross liability endorsement clause for liability policies, where applicable; and

(vii)	a waiver, in respect of the interests of the Landlord and of any mortgagee, debenture holder or other secured creditor of the Landlord, of any provision in any such insurance policies with respect to any breach of any warranties, representations, declarations or conditions contained in the said policies.

(d)	If the Tenant at any time fails to take out, renew and keep in force, or pay any premiums for, any insurance as required to be obtained and maintained pursuant hereto, or if the Tenant fails from time to time to deliver to the Landlord satisfactory proof of the good standing of any such insurance or the payment of premiums therefor or if the evidence submitted in respect thereof to the Landlord is unacceptable to the Landlord, then, in any such event, the Landlord, without prejudice to any of its other rights and remedies pursuant to this Lease, shall have the right but not the obligation to effect such insurance on behalf of the Tenant and the cost thereof and all other reasonable expenses incurred by the Landlord in respect thereof shall be paid by the Tenant to the Landlord forthwith upon demand.

9.4	Mutual Release.

(a)

Subject to subparagraph (b) below, each of the Landlord and the Tenant hereby releases the other and waives all claims, rights of recovery and causes of action against the other party and those for whom the other is in law responsible with respect to loss or damage to the Premises, the Building and the personal property within the Building regardless of cause of the releasing party insured against or required to be insured against by the releasing party, whether arising as a result of the negligence or otherwise of the other or those for whom it is in law responsible, but only to the extent of proceeds of insurance received by the releasing party or proceeds which would have been received if the releasing party obtained all insurance required to be obtained by it under this Lease and diligently pursued a claim thereunder and for this purpose deductible amounts shall be deemed to be proceeds of insurance received.

(b)	The provisions of this Section 9.4 are not intended to alter the liability of either the Landlord or the Tenant to third parties who might have a claim against either of them for injury or damage.

(c)	Each of the Landlord and the Tenant hereby releases each other from any and all indirect or consequential losses, whether any such claims arise as a result of the negligence or otherwise of the other or those for whom such other is in law responsible.

9.5	Mutual Indemnity.

To the extent not released in Section 9.4, each of the Landlord and the Tenant shall indemnify and save harmless the other from all liabilities, damages, losses, expenses, claims or actions arising out of:

(a)	any breach by the indemnifying party of any covenant or condition in this Lease,

(b)	any contract, lien or mortgage on the Property, the Building or the Leased Premises and any loss, cost or expense arising from or occasioned by the act, default or negligence of the indemnifying party, and

(c)	any obligation of the indemnifying party arising or outstanding upon the expiration or earlier termination of this Lease.

Such indemnities shall survive the termination of this Lease, anything in this Lease to the contrary notwithstanding.

Each release, waiver or indemnity set out in Section 9.4 and Section 9.5 in favour of either the Landlord or the Tenant shall include each of their respective agents, servants, employees and directors (collectively, “Released Persons”), and each of the Landlord and the Tenant acts as agent for, or as trustee for, each of their respective Released Persons so that each such release, indemnity and/or other exculpatory provision is fully enforceable by the Landlord or the Tenant, as the case may be.

ARTICLE X

SUBORDINATION, ATTORNMENT AND CERTIFICATES

10.1	Subordination and Attornment.

The Tenant agrees that at the option of the Landlord or any mortgagee of the Landlord, to be expressed in writing at any time and from time to time, this Lease and all the rights of the Tenant hereunder shall be subject and subordinate to any and all mortgages (including deeds of trust and all instruments supplemental thereto) held by such mortgagee which may affect the Building or Common Area Facilities and to all renewals, modifications, consolidations, replacements and extensions thereof, provided that the Tenant shall at any time on notice from the Landlord or any mortgagee (including any trustee under a deed of trust and mortgage) attorn to such mortgagee as the tenant upon all the terms of this Lease. Subject to the foregoing, the Tenant agrees to execute, within ten (10) days after receiving a written request from the Landlord or any such mortgagee, such instrument of subordination or attornment, as the case may be, as may be required of it. Notwithstanding the foregoing, this Lease and the Tenant’s interest hereunder shall only be subordinated to such mortgages or deeds of trust under which the mortgagee by agreement in the mortgage or deed of trust or in a separate instrument contracts in substance not to disturb the Tenant’s occupancy of the Leased Premises so long as the Tenant performs its obligations under this Lease on condition that the Tenant, when requested by the mortgagee, shall execute an attornment agreement to the mortgagee should the mortgagee succeed to the rights of the Landlord under this Lease. By no later than the Commencement Date, the Landlord shall make reasonable commercial efforts to obtain from any existing mortgagee of the Building an acknowledgement and assurance in writing addressed to the Tenant, whereby such mortgagee acknowledges that, in the event of any such mortgagee realizing upon the security, it will not disturb the Tenant and will permit the Tenant to remain in possession under this Lease in accordance with its terms, so long as the Tenant is not in default.

10.2	Certificates.

The Tenant and the Landlord shall, within ten (10) days after written request from the other (the “Requesting Party”), execute and deliver to the Requesting Party, or to any actual or proposed lender, purchaser or assignee of the Requesting Party (the “Requesting Party’s Assignee”), a statement or certificate in such form as requested by the Requesting Party stating with reasonable particularity such items stipulated in such form (if such is the case, or stating with reasonable particularity the manner in which such may not be the case) which may include without limitation:

(a)	that this Lease is unmodified and in full force and effect, or particulars of any such modifications or stating that this Lease is not in full force and effect if such is the case;

(b)	the date of commencement and expiry of the Term and the dates to which Base Rental and any other Rent, including any prepaid rent have been paid;

(c)	whether or not there is any existing default by either party under this Lease and, if so, specifying such default;

(d)	that there is no reason why the obligations of the Tenant under this Lease may not be fully enforced in accordance with their terms and that there are no defences, counter claims or rights of set off in respect of any of the same;

(e)	details of any matters in respect of which the party giving the statement or certificate currently has a claim or right to setoff, defence or counterclaim against the other party hereto;

(f)	particulars of any outstanding obligations, if any, or default, if any, under any other agreement between the parties which would affect the obligations of any of the parties pursuant hereto;

(g)	if the Landlord is the Requesting Party, full details of the financial and credit standing and details of the corporate organization of the Tenant (and any indemnifier(s) of the Tenant) including audited financial statements for such period of time as the Landlord may require, it being intended that any statement(s) delivered pursuant hereto may be relied upon by an actual or prospective lender, purchaser and assignee of any interest of the Landlord under this Lease or in the Property, provided however that if the Tenant is a reporting issuer and the shares of the Tenant are traded on a recognized stock exchange in the Canada or the United States, the Landlord shall not require any additional financial or credit information;

(h)	if the Landlord is the Requesting Party, agreement, confirmation or acknowledgement by the Tenant that it will not agree to any amendment, surrender or early termination of this Lease and will not prepay any Rent by more than one (1) month beyond the specific terms hereof, without the prior written consent of any Landlord Assignee to which such statement or certificate is given.

ARTICLE XI

EVENTS OF DEFAULT AND REMEDIES

11.1	Events of Default and Remedies.

In the event of the happening of any one of the following events (hereinafter referred to as a “Default”):

(a)	the Tenant shall have failed to pay an installment of Base Rental or of Additional Rent or any other amount payable hereunder when due after five (5) days’ written notice from the Landlord;

(b)	there shall be a default of or with respect to any condition, covenant, agreement or other obligation on the part of the Tenant to be kept, observed or performed hereunder (other than the obligation to pay Base Rental, Additional Rent or any other amount of money) and such Default shall be continuing for a period of more than twenty (20) days after written notice by the Landlord to the Tenant specifying the Default and requiring that it discontinue;

(c)	if any policy of insurance upon the Building or any part thereof from time to time affected by the Landlord shall be cancelled or about to be cancelled by the insurer by reason of the use or occupation of the Leased Premises by the Tenant or any assignee, sub-tenant or licensee of the Tenant or anyone permitted by the Tenant to be upon the Leased Premises and the Tenant, after receipt of notice in writing from the Landlord, shall have failed to take such immediate steps in respect of such use or occupation as shall enable the Landlord to reinstate or avoid cancellation (as the case may be) of such policy of insurance;

(d)	the Leased Premises shall, without the prior written consent of the Landlord, be used by any other persons than the Tenant or its permitted assigns or sub-tenants or for any purpose other than that for which they were leased or occupied or by any persons whose occupancy is prohibited by this Lease;

(e)	the Leased Premises shall be vacated or abandoned, or remain unoccupied, without the prior written consent of the Landlord for fourteen (14) consecutive days or more while capable of being occupied;

(f)	the balance of the Term of this Lease or any of the goods and chattels of the Tenant located in the Leased Premises, shall at any time be seized in execution or attachment; or

(g)	the Tenant shall make any assignment for the benefit of creditors or become bankrupt or insolvent or take the benefit of any statute for bankrupt or insolvent debtors or, if a corporation, shall take any steps or suffer any order to be made for its winding-up or other termination of its corporate existence; or a trustee, receiver or receiver-manager or agent or other like person shall be appointed of any of the assets of the Tenant;

then the Landlord shall have the following rights and remedies all of which are cumulative and not alternative and not to the exclusion of any other or additional rights and remedies in law or equity available to the Landlord by statute or otherwise:

(i)	to remedy or attempt to remedy any Default of the Tenant, and in so doing to make any payments due or alleged to be due by the Tenant to third parties and to enter upon the Leased Premises to do any work or other things therein, and in such event all reasonable expenses of the Landlord in remedying or attempting to remedy such Default shall be payable by the Tenant to the Landlord on demand;

(ii)	with respect to unpaid overdue Rent, to the payment by the Tenant of the Rent and of interest (which said interest shall be deemed included herein in the term “Rent”) thereon at a rate equal to three percent (3%) above the prime commercial loan rate charged to borrowers having the highest credit rating from time to time by the Landlord’s principal bank from the date upon which the same was due until actual payment thereof and the maximum amount allowed under the laws of the jurisdiction in which the Building is located;

(iii)

to terminate this Lease forthwith by leaving upon the Leased Premises or by affixing to an entrance door to the Leased Premises notice terminating the Lease and to immediately thereafter cease to furnish any services hereunder and enter into and upon the Leased Premises or any part thereof in the name of the whole and the same to have again, repossess and enjoy as of its former estate, anything in this Lease contained to the contrary notwithstanding; and

(iv)	to enter the Leased Premises as agent of the Tenant and as such agent to re-let them and to receive the rent therefor and as the agent of the Tenant to take possession of any furniture or other property thereon and upon giving ten (10) days’ written notice to the Tenant to store the same at the expense and risk of the Tenant or to sell or otherwise dispose of the same at public or private sale without further notice and to apply the proceeds thereof and any rent derived from re-letting the Leased Premises upon the account of the Rent due and to become due under this Lease and the Tenant shall be liable to the Landlord for the deficiency if any.

11.2	Payment of Rent, etc. on Termination.

(a)	Upon the giving by the Landlord of a notice in writing terminating this Lease under sub-paragraph 11.1 (iii) of this Lease, this Lease and the Term shall terminate, Rent and any other payments for which the Tenant is liable under this Lease shall be computed, apportioned and paid in full to the date of such termination forthwith, and there shall immediately become due and payable forthwith in one lump sum, the next immediately ensuing three (3) months’ Rent (calculated as if full Base Rental and Additional Rent are owing and not giving credit for any scheduled Rent period). Upon termination of this Lease and the Term, the Tenant shall immediately deliver up possession of the Leased Premises to the Landlord, without compensation to the Tenant, and the Landlord may forthwith re-enter and take possession of them.

(b)	The Tenant shall pay to the Landlord on demand all costs and expenses, including lawyers’ fees and disbursements incurred by the Landlord in enforcing any of the obligations of the Tenant under this Lease.

(c)	The Tenant shall pay to the Landlord, for any monetary Default, interest at a fixed rate per annum equal to the most favourable rate which the Landlord’s principal bank will lend money on prime loans to commercial customers at the date when interest commences to run plus three percent (3%) per annum. Such interest shall run from the due date of such sum without the necessity of a demand until payment and shall be compounded semi-annually. Furthermore, payments made by the Tenant to the Landlord to remedy any monetary Default shall be delivered, in each case, in certified funds.

11.3	Renunciation.

The Tenant waives and renounces the benefit of any present or future statute taking away or limiting the Landlord’s right of distress.

ARTICLE XII

MISCELLANEOUS

12.1	Registration.

The Tenant agrees with the Landlord not to register this Lease, but nevertheless if the Tenant desires to register a notice of this Lease, the Landlord agrees to allow the Tenant to do so in such form as the Landlord and Tenant mutually approve provided that in no event shall rental rates or other financial provisions of this Lease be shown.

12.2	Notice.

Any notice required or contemplated by any provision of this Lease shall be given in writing, and if to the Landlord, either delivered to an executive officer of the Landlord or by facsimile transmission or mailed by prepaid registered mail addressed to the Landlord at c/o President, HOOPP Realty Inc., 1 Toronto Street, Toronto, Ontario, M5C 3B2 with a copy to the property manager at Menkes Property Management Services Ltd., 4711 Yonge Street, Suite 1400,

Toronto, Ontario, M2N 7E4, and if to the Tenant, either delivered to the Tenant (or to an officer of the Tenant if the Tenant is a firm or corporation) or by facsimile transmission or mailed by prepaid registered mail addressed to the Tenant at the Leased Premises. Every such notice shall be deemed to have been given when delivered or, if mailed as aforesaid in Canada, upon the day when it was mailed. The Landlord may from time to time by notice in writing to the Tenant designate another address in Canada as the address to which notices are to be mailed to it.

12.3	Extraneous Agreements.

The Tenant acknowledges that there are no covenants, representations, warranties, agreements or conditions expressed or implied relating to this Lease or the Leased Premises save as expressly set out in this Lease. This Lease may not be modified except by an agreement in writing executed by the Landlord and the Tenant.

12.4	Construction.

All of the provisions of this Lease are to be construed as covenants and agreements. If any provision of this Lease is illegal or unenforceable it shall be considered separate and severable from the remaining provisions of this Lease, which shall remain in force and be binding as though the said provision had never been included. The headings and marginal sub-headings of clauses and sub-clauses are for convenience of reference and are not intended to limit, enlarge or otherwise affect their meanings.

12.5	Non-Waiver.

No condoning, excusing or overlooking by the Landlord of any default, breach or non-observance by the Tenant at any time or times in respect of any covenant, agreement, proviso or condition herein contained shall operate as a waiver of the Landlord’s rights hereunder in respect of any continuing or subsequent default, breach or non-observance or so as to defeat or affect in any way the rights of the Landlord in respect of any such continuing or subsequent default or breach and no waiver shall be inferred or implied by anything done or omitted by the Landlord save only express waiver in writing.

12.6	Accord and Satisfaction.

No payment by the Tenant or receipt by the Landlord of a lesser amount than the Base Rental and Additional Rent from time to time due shall be deemed to be other than on account of the earliest stipulated Base Rental and Additional Rent due, nor shall any endorsement or statement on any cheque or any letter accompanying any cheque or payment of Base Rental or Additional Rent be deemed an accord and satisfaction, and the Landlord may accept such cheque or payment without prejudice to the Landlord’s right to recover the balance of such Base Rental or Additional Rent or pursue any other remedy provided in this Lease.

12.7	Governing Law.

This Lease shall be governed by and construed in accordance with the laws of the Province of Ontario.

12.8	Time of the Essence.

Time shall be of the essence of this Lease and every part hereof.

12.9	No Partnership.

Nothing contained herein shall be deemed or construed by the parties hereto, nor any third party, as creating the relationship of principal and agent, or a partnership, or a joint venture between the parties hereto, it being understood and agreed that none of the provisions contained herein nor any acts of the parties hereto shall be deemed to create any relationship between the parties hereto other than the relationship of Landlord and Tenant.

12.10	Force Majeure.

Except as herein otherwise expressly provided, if and whenever and to the extent that the Landlord shall be prevented, delayed or restricted in the fulfillment of any obligations hereunder in respect of the supply or provision of any service or utility, the making of any repair, the doing of any work or any other thing by reason of strikes or work stoppages or being unable to obtain any material, service, utility or labour required to fulfill such obligation or by reason of any statute, law or regulation of or inability to obtain any permission from any Authority having lawful jurisdiction preventing, delaying or restricting such fulfillment, or by reason of other unavoidable occurrence, the time for fulfillment of such obligation shall be extended during the period in which such circumstance operates to prevent, delay or restrict the fulfillment thereof and the Tenant shall not be entitled to compensation for any inconvenience, nuisance or discomfort thereby occasioned.

12.11	Contra Proferentem.

The Parties acknowledge and agree that both parties have participated in the drafting of this Lease, and any rule of law providing that ambiguities shall be construed against the drafting party, shall be of no force or effect.

12.12	Planning Act.

This Lease is expressly conditional upon compliance with the land division provisions of the Planning Act R.S.O. 1990 (as it may be amended from time to time), if applicable.

12.13	Access.

The Tenant, its employees, invitees and customers and persons connected with the Tenant (subject and except as in this Lease provided) shall have the right in common with others entitled thereto from time to time to use the parking areas, driveways, walkways, lawns, ramps (if any) and other Common Areas in and about the Building from time to time. The Tenant shall not unreasonably block or in any manner hinder the Landlord, other tenants or other persons claiming through or under them or any of them who may be authorized by the Landlord to utilize the Common Areas from so doing. The Landlord may, acting reasonably, from time to time permit the Tenant to have the exclusive use of portions of the parking area which forms part of the Common Areas and to permit other tenants or other persons to have exclusive use of portions thereof.

12.14	Transfers by the Landlord.

The Landlord at any time and from time to time may sell, transfer, lease, assign or otherwise dispose of the whole or any part of its interest in the Leased Premises or in the Building and lands of which the Leased Premises form a part, and at any time and from time to time, may enter into any mortgage of the whole or any of its interest in the Building and Lands or in the Leased Premises. If the party acquiring such interest shall have agreed to assume and so long as it holds such interest, to perform each of the covenants, obligations and agreements of the Landlord under this Lease in the same manner and to the same extent as if originally named as the Landlord in this Lease, the Landlord shall, thereupon be released from all of its covenants and obligations under this Lease.

The Landlord may assign its rights under this Lease to a lending institution as collateral security for a loan. If such assignment is made and executed by the Landlord and notification thereof is given to the Tenant by or on behalf of the Landlord this Lease shall not be cancelled or modified for any reason whatsoever except as provided for by the terms hereof or by law without the consent in writing of such lending institution.

12.15	Occupancy.

Provided further that notwithstanding the Commencement Date of the Lease as hereinbefore set out, the Tenant shall not be permitted to enter into possession of the Leased Premises until the Tenant has obtained (at its sole expense) and delivered to the Landlord an occupancy permit from the proper Authority, if available, as well as a certificate evidencing the insurance required by this Lease. The Landlord, in its sole discretion, may waive the requirement for the occupancy permit. Provided further, the Tenant agrees to use its best efforts to obtain same prior to occupancy, if available.

12.16	Leased Premises.

Save and except for any work to be performed by the Landlord as specifically set out herein, the taking of possession of the Leased Premises by the Tenant shall be conclusive evidence that the Tenant accepts the Leased Premises in an “as is” condition and that the said Leased Premises were in good and satisfactory condition at the time possession was so taken.

12.17	Successors and Assigns.

This Lease and everything herein contained shall enure to the benefit of and be binding upon the successors and assigns of the Landlord and the permitted successors and assigns of the Tenant. References to the Tenant shall be read with such changes in gender as may be appropriate, depending upon whether the Tenant is a male or a female person or a firm or corporation, and if the Tenant is more than one person or entity, the covenants of the Tenants shall be deemed joint and several. All obligations of the Tenant or the Landlord under this Lease shall be deemed to be covenants whether or not expressed as same. No rights of the Tenant in this Lease shall be deemed to be personal, but shall accrue to the benefit of the Tenant’s successors, permitted subtenants and assigns.

12.18	Area Determination.

In the event that any calculation or determination by the Landlord of the Rentable Area of any premises (including the Leased Premises) or the Building is disputed or called into question by the Tenant, it shall be calculated or determined by the Landlord’s Expert from time to time appointed for the purpose, whose certificate shall be conclusive and the cost of such certificate shall be borne by the Tenant.

12.19	Intentionally deleted

12.20	Confidentiality, Personal Information.

Subject to cooperation and redaction for public disclosure, the Tenant shall keep confidential all financial information in respect of this Lease, provided that it may disclose such information to its auditors, consultants and professional advisors so long as they have first agreed to respect such confidentiality. The Tenant consents to the collection and use of its personal information, as provided directly or collected from third parties, for the purposes of the Landlord considering the Tenant’s offer to lease (preceding this lease), any right under this Lease, any renewal, extension or early surrender of this Lease, and determining the suitability of the Tenant (both initially and on an on-going basis), including the disclosure of such information to existing and potential lenders, investors and purchasers. The Landlord may from time to time designate certain information in respect of the Environmental and Sustainability Objectives or the compliance of the Building or the Leased Premises with any Environmental and Sustainability Objectives or applicable requirements to achieve or maintain any LEED® or similar certification specified herein, as confidential, provided that the Tenant may, on prior written notice to the Landlord, disclose such environmental or LEED®-related information as necessary to its auditors, consultants and professional advisors so long as they have first agreed to respect such confidentiality, or unless otherwise required pursuant to Applicable Law.

12.21	Decisions of Experts.

The decision of any Expert whenever provided for under this Lease and any certificate of an Expert in each case addressed to both parties shall absent manifest error be final and binding on the parties and there shall be no further right of dispute or appeal.

ARTICLE XIII

TELECOMMUNICATIONS AND WIFI

13.1	Landlord’s Consent.

The Landlord acknowledges that telecommunication service is fundamental to the Tenant’s business and the Tenant’s use, occupation and enjoyment of the Leased Premises. The Landlord confirms that the existing physical layout of the Building allows sufficient communication services to be provided to the Tenant and the Leased Premises to support the Tenant’s intended use. The Tenant may install, maintain, replace, remove, use or modify communications or computer wires, cables and related devices including WiFi or other wireless communications technology (collectively, the “Communications Technologies”) located within the Building or within the Leased Premises, only with the Landlord’s prior written consent. The Landlord’s consent may be withheld in the Landlord’s sole and absolute discretion. The Landlord may withhold permission to locate active electronic telecommunications equipment used by the Tenant from common telephone closets or Building riser spaces, and require such active electronic telecommunications equipment to remain within the Leased Premises of the Tenant as a general policy of the Building, but in any event, at the Landlord’s sole and absolute discretion. Any request for consent to locate active Tenant electronic telecommunications equipment in common telephone closets or Building riser spaces shall meet the Landlord’s requirements from time to time.

Notwithstanding the foregoing, the Tenant is hereby granted (on a non-exclusive basis in conjunction with other tenants and subject to the Landlord’s approval) reasonable access to Building riser and chase space (but in no event more than the Tenant’s proportionate share of available space in the aggregate) and telecommunications areas (including the roof) for telecommunications equipment and cabling requirements in order to install and operate thereon certain telecommunications cabling and equipment required in connection with the Tenant’s business in the Leased Premises, provided the same complies with all Applicable Laws. Without liability for rental or any other charges, the Tenant shall be permitted to select a contractor of its choice to undertake the installation of its telecommunications equipment and cabling, subject to the Landlord’s approval, which approval shall be based upon conforming with Building warranties and rules and regulations, but which shall not be unreasonably withheld or delayed. The Tenant shall be responsible for all costs of installation, repair and maintenance with respect to the telecommunications equipment and cabling. Further, the Tenant shall have access to the incumbent local exchange carrier (ILEC) and shall have the right to access competitive local exchange carriers (CLECs) mutually agreed upon between the Landlord and the Tenant. All risers, chase space, telecommunications areas and associated telecommunications equipment and cabling shall be secured from access to the public. The Tenant shall be responsible for payment to local exchange carriers for contracted charges within the Leased Premises. In addition, the Landlord shall permit access to the Building, at the then prevailing rate for such access in comparable buildings of similar class and size in Mississauga, Ontario, to a qualified telecommunication provider specified by the Tenant and approved by the Landlord (such approval not to be unreasonably withheld or delayed), and the Landlord shall permit such provider to use the Building shafts, conduits, risers, roof and other interfloor connections for the installation of cabling and other equipment.

13.2	Limitation of Responsibility.

The Tenant acknowledges and agrees that all telephone and telecommunications services desired by the Tenant shall be ordered and utilized at the sole expense of the Tenant. The Landlord shall have no responsibility for the maintenance of the Tenant’s telecommunications equipment, including wiring, nor for any other infrastructure to which the Tenant’s telecommunications equipment may be connected. The Tenant agrees that to the extent any such service is interrupted, curtailed, or discontinued, the Landlord shall have no obligation or liability with respect thereto other than for actual out-of-pocket damages in an amount not to exceed the actual cost of repair incurred on account of the negligence or wilful misconduct of the Landlord, or its contractors, agents, or employees and shall not include any consequential damages or punitive damages, and it shall be the sole obligation of the Tenant at its expense to obtain substitute service.

13.3	Limitation of Liability.

Except to the extent arising from the gross negligence or wilful misconduct of the Landlord or the Landlord’s agents or employees, the Landlord shall have no liability for damages arising from, and Landlord does not warrant that the Tenant’s use of any Communications Technologies will be free from the following (collectively called “Communications Technologies Problems”): (a) any shortages, failures, variations, interruption, disconnection, loss or damage caused by the installation, maintenance, replacement, use or removal of Communications Technologies by or for other tenants or occupants at the Building, by any failure of the environmental conditions or the power supply for the Building to conform to any requirements for the Communications Technologies or any associated equipment, or any other problems associated with any Communications Technologies by any other cause; (b) any failure of any Communications Technologies to satisfy the Tenant’s requirements; or (c) any eavesdropping or wire-tapping by unauthorized parties. The Landlord in no event shall be liable for damages by reason of loss of profits, business interruption or other consequential damage arising from any Communications Technologies Problems. Under no circumstances shall any Communications Technologies Problems be deemed an actual or constructive eviction of Tenant, render Landlord liable to the Tenant for abatement of Rent, or relieve the Tenant from performance of Tenant’s obligations under this Lease.

13.4	Indemnification.

In addition to any other indemnification obligations under this Lease, the Tenant shall indemnify and hold harmless the Landlord and its employees, agents, officers, and directors from and against any and all claims, demands, penalties, fines, liabilities, settlements, damages, costs or expenses (including reasonable attorney’s fees) arising out of or in any way related to the acts and omissions of the Tenant, the Tenant’s officers, directors, employees, agents, contractors, subcontractors, subtenants, and invitees with respect to: (a) any Communications Technologies or equipment related thereto serving Tenant in the Building; (b) any personal injury (including wrongful death) or property damage (real or personal) arising out of or related to any Communications Technologies or equipment related thereto serving Tenant in the Building; (c) any lawsuit brought or threatened, settlement reached, or governmental order relating to such Communications Technologies or equipment related thereto; and (d) any violations of laws or demands of governmental authorities, or any reasonable policies or requirement of Landlord, which are based upon or in any way related to such Communications Technologies or equipment related thereto. This Indemnification Section shall survive the termination of this Lease.

ARTICLE XIV

ENVIRONMENTAL PROVISIONS

14.1	Environmental and Sustainability Objectives

(a)	The Landlord and Tenant agree that this Lease is to be interpreted in a manner consistent with the intention of the Landlord and the Tenant to facilitate the achievement of the Environmental and Sustainability Objectives, and the Tenant acknowledges that in the event that the Landlord makes a decision pertaining to the Lease and is required by the provisions of the Lease to make such decision acting reasonably, then if such decision is motivated by the Landlord’s desire to achieve or facilitate the achievement of the Environmental and Sustainability Objectives, then such decision will be deemed prima facie to have been made reasonably.

(b)	The Landlord and Tenant, acting reasonably and in good faith, agree to cooperate from time to time in determining the status and achievement of the Environmental and Sustainability Objectives and in refining the Environmental and Sustainability Objectives. The Landlord and the Tenant agree to meet at least annually in order to determine and discuss the status and achievement of the Environmental and Sustainability Objectives for the Building and the Leased Premises and any further steps that could be taken to achieve the Environmental and Sustainability Objectives.

14.2	Environmental Covenants.

In addition to and without restricting any other obligations or covenants herein, the Tenant covenants that it will:

(a)

comply in all material respects with all Environmental Laws relating to the Leased Premises or the Property or the use of the Leased Premises or the Property by the Tenant. If the Tenant is in violation of any Environmental Law it undertakes to remedy such violation to the extent so required and within the time period set out in such Environmental Law. In the event that the Tenant does not remedy such violation in accordance with Environmental Law, the Landlord shall be authorized but not obligated to take any steps necessary to remedy the breach at the expense of the Tenant;

(b)	promptly notify the Landlord of any charges laid by any Authority or notice by any Authority alleging or concerning violation of any Environmental Laws relating to the Leased Premises or the Property or the operations therein of the Tenant or any person for whom it is in law responsible, and of any order made by any Authority against the Tenant. The Tenant shall also promptly notify the Landlord of any notice received by it from any other third party concerning any release or alleged release of any Hazardous Substances from the Leased Premises and/or the Property;

(c)	carry out at its own expense all lawfully required work if any Authority having jurisdiction shall lawfully require the investigation, monitoring or clean-up of any Hazardous Substance used, held, released, discharged, abandoned or placed upon the Leased Premises or the Building or released into the environment by the Tenant, a sub-tenant, an assignee or invitee of the Tenant, or any person for whom the Tenant is in law responsible, and provide to the Landlord full information with respect to all such work. The Tenant agrees that if the Tenant does not comply with this covenant, then the Landlord may but shall not be obligated to undertake such work or any part thereof and the cost and expense thereof and will be paid to the Landlord as Additional Rent.

(d)	not permit any person to engage in any activity on the Leased Premises that may reasonably be anticipated to lead to a violation of any Environmental Laws or the imposition or assertion of liability or responsibility under any Environmental Laws on such person, the Tenant or the Landlord, including without limitation, the issuance of an order; and

(e)	maintain all environmental and operating documents and records, including but not limited to permits relating to the operations at the Leased Premises of the Tenant or any person for whom it is in law responsible, which may be made available for review by the Landlord at any time during the Term on twenty-four (24) hours prior notice (excepting emergencies, in which case no prior notice shall be required).

14.3	Indemnity

The Tenant hereby covenants and agrees to indemnify and save harmless the Landlord and those for whom in law the Landlord is responsible from all costs, charges, claims, liabilities, expenses, demands, damages, losses and other sums (collectively, “Claims”) relating to or arising from any Hazardous Substances which are at any time used, handled, held, released, discharged, stored, located or placed in or upon the Property or the Leased Premises, or leave or move from the Leased Premises or the Property, or are released into the environment contrary to Environmental Laws or the terms of this Lease, to the extent caused by the Tenant, a sub-tenant, an assignee or invitee of the Tenant, or any person for whom the Tenant is in law responsible, including any claims, demands or orders from any Authority requiring the investigation, monitoring or clean-up of any such Hazardous Substances. The Tenant’s indemnity obligations pursuant to this section shall survive the expiration or earlier termination of the Term.

14.4	General Requirements.

(a)

Notwithstanding any Applicable Law to the contrary, any Hazardous Substances brought to the Leased Premises or the Property or resulting from activities carried out on the Leased Premises or the Property by the Tenant or anyone for whom the Tenant is in law responsible during the Term shall be and remain the sole and exclusive property of the Tenant and shall not become the property of the Landlord notwithstanding the degree of affixation of the Hazardous Substances or the goods containing the Hazardous Substances to the Leased Premises or the Property and, notwithstanding the expiry, repudiation, disclaimer or earlier termination of this Lease and, at the option of the Landlord, the Tenant, or the Landlord, shall remove and dispose of such Hazardous Substances to achieve such compliance and make good any damage done in so doing; all at the cost and expense of the Tenant and upon terms and conditions approved by the Landlord.

(b)	The obligations of the Tenant hereunder relating to Hazardous Substances shall survive any assignment, expiry, repudiation, disclaimer or earlier termination of this Lease. To the extent that the performance of those obligations requires access to or entry upon the Leased Premises or the Property or any part thereof the Tenant shall have such entry and access after such expiry, repudiation, disclaimer or earlier termination only at such times and upon such terms and conditions as the Landlord may reasonably from time to time specify.

(c)	If the Tenant refuses to fulfil its obligations under this Section, the Landlord may, but shall not be obligated to, at the Tenant’s cost and expense, itself or by its agents, servants, employees, contractors and subcontractors, undertake the performance of any necessary work in order to complete such obligations of the Tenant; but having commenced such work, the Landlord shall have no obligation to the Tenant to complete such work.

(d)	This Section supersedes any other provision of this Lease to the contrary.

14.5	Tenant’s Remediation.

(a)	The Tenant covenants and agrees to carry out as soon as reasonably practical upon demand by the Landlord therefore, at its own cost and expense, the remediation of any and all contamination of the Leased Premises or the Property arising out of the use or occupation of the Leased Premises by the Tenant, any sub-tenant, assignee or invitee of the Tenant, or any person for whom the Tenant is in law responsible so that the Leased Premises and the Property comply with remediation standards for commercial property established under applicable Environmental Laws. If applicable, risk assessment will not be used. The aforesaid covenant contained in this Section shall survive the expiry or other termination of the Term.

(b)	Where required remediation is identified in Section 14.5(a) above, and the Tenant does not comply with its obligations, in a timely manner, the Landlord may but shall not be obligated to, upon providing written notice to the Tenant, carry out such remediation, and include the expense as Additional Rent, but having commenced such work, the Landlord shall have no obligation to the Tenant to complete such work.

14.6	Environmental Assessment and Reporting.

(a)	Subject to Section 3.4 of this Lease, the Tenant agrees that the Landlord may from time to time conduct Environmental Site Assessments, energy audits, monitoring, testing and reporting of Hazardous Substances, and other assessments of environmental or sustainability performance in respect of the Leased Premises or the Property and the Tenant agrees to cooperate to enable the Landlord and its Experts, employees, agents or representatives to complete such assessments, audits, monitoring, testing and reporting to their satisfaction, including, without limitation, granting such parties access to the Leased Premises upon reasonable prior written notice to the Tenant and accompanied by a representative of the Tenant if required, which representative Tenant agrees to make available; producing records pertaining to the Leased Premises or the Property, and allowing such parties to review such records; and allowing such parties to interview current or former employees of the Tenant having knowledge of past or present activities in the Leased Premises or on the Property.

(b)	In the event that the Tenant prepares or causes to be prepared any environmental, health or safety reports in respect of the Property or the Leased Premises, the Tenant shall disclose the existence and contents of such reports promptly upon request of the Landlord.

14.7	Landlord’s Environmental Representation and Warranty

The Landlord represents and warrants that to the best of its knowledge and belief, prior to the Possession Date, the Leased Premises do not contain any Hazardous Substances beyond legal limits, and if during the Term or any extension thereof, any Hazardous Substance beyond legal limits not introduced by the Tenant or those for whom the Tenant is at law responsible, is discovered within the Leased Premises or the Building, or any provincial, federal or municipal government authority or agency having jurisdiction requires the removal of any such Hazardous Substance, the Landlord shall, at the Landlord’s expense, remove or take other accepted abatement measures with respect to such Hazardous Substance in compliance with or as required by all Applicable Laws and the Landlord agrees to defend, indemnify and save the Tenant harmless from and against any claims, accidents, costs, damages, liabilities and expenses (including reasonable legal fees) arising out of any breach of the foregoing.

ARTICLE XV

BUILDING CERTIFICATION

15.1	Building Certification

(a)	The Tenant acknowledges the Landlord’s intention to retain the current LEED® Gold (Core & Shell) and to pursue LEED® Gold (EB:OM) certification in respect of the Building. The Tenant agrees that the Landlord shall be entitled to construct, operate, manage, maintain and/or improve the Building so as to achieve and retain such standards or any equivalent or higher applicable standard or certification. Without limiting the foregoing, the Landlord may request the Tenant to take actions or steps the Landlord deems necessary to achieve or retain such applicable standard or certification, and the Tenant agrees that it shall at its cost take such actions that the Landlord requests in writing from time to time, provided that the Landlord states that the request is being made in order to facilitate the Building achieving or retaining such applicable standard or certification.

(b)	The Tenant shall not use or occupy the Leased Premises, Common Areas or Common Area Facilities in a manner that interferes with or prevents the Landlord from achieving or maintaining any certification, accreditation or rating in respect of the Building provided for in this Lease including, without limitation, the LEED® Gold (Core & Shell) certification and/or the LEED® Gold (EB:OM) certification. Without limiting the foregoing, the Tenant shall not, without the Landlord’s prior written consent which may be arbitrarily withheld, undertake any work or construct, use, manage, maintain, operate or repair any Leasehold Improvements or furnishings, fixtures and equipment located in the Leased Premises that in any way interferes with or prevents the Building or Building’s systems from meeting any applicable standards or criteria required to achieve or maintain such certification, accreditation or rating.

(c)	The Tenant is encouraged to achieve and maintain throughout the Term a LEED® Commercial Interiors designation for the Leased Premises, but shall not be required to achieve or maintain such designation. Should the Tenant seek to achieve or maintain such designation, it shall be at the sole cost and expense of the Tenant.

(d)

The Landlord shall be entitled, from time to time during the Term, to seek such other and further building certifications as may be reasonably necessary, in the Landlord’s sole opinion, to ensure the Building remains compliant with all Applicable Laws (including expected enhancements thereto), as well as certifications prevalent in the marketplace or necessary to attract leading tenants from time to time. The Tenant agrees that the Landlord shall be entitled to take any actions or steps it deems necessary to construct, operate, manage, maintain and/or improve the Building so as to achieve and retain an accreditation, rating or certification determined pursuant to the foregoing. Without limiting the foregoing, the Landlord may request the Tenant to take actions or steps the Landlord deems necessary to achieve or retain the relevant level of accreditation, rating or certification, and the Tenant agrees that it shall at its cost take such actions that the Landlord requests in writing from time to time, provided that the Landlord states that the request is being made in order to facilitate the Building achieving or retaining a level of accreditation, rating or certification determined pursuant to the foregoing.

(e)	The provisions of this Article XV respecting certification and the achievement of Environmental and Sustainability Objectives referred to in Article XIV and elsewhere shall be at the sole and absolute discretion of the Landlord and the Landlord shall not be obligated to achieve or retain such certification, unless it chooses to do so.

ARTICLE XVI

OTHER PROVISIONS

16.1	Common Areas.

The Tenant acknowledges that the Common Areas and the Common Area Facilities are at all times subject to the exclusive control and operation of the Landlord, and, without limiting the Landlord’s rights pursuant to Sections 3.6 of this Lease, the Landlord shall have the right to construct improvements, alterations and additions thereto and to relocate the various facilities thereon as the Landlord may deem necessary from time to time.

16.2	Parking.

(a)	The Tenant further acknowledges that the outside surface parking facilities in the Common Area Facilities are on a non-exclusive “first come”, “first serve basis” and may be altered or diminished during the Term and the manner in which access is permitted may be altered. The monthly parking rate per space shall be the rate as determined by the Landlord from time to time in its sole discretion. During the Term of this Lease and any Extension Term, the Tenant shall be entitled, at no additional charge, to use four (4) unreserved parking spaces per one thousand (1000) square feet of the Rentable Area of the Leased Premises. Such parking spaces include a combination of outside surface, private and gated covered deck parking spaces. At the Landlord’s option, in order to administer the parking provisions herein, the Landlord may implement a parking tag system. If the Landlord implements a parking tag system, the Landlord shall provide the Tenant, at no additional cost, four (4) parking tags (each a “Parking Tag” and collectively the “Parking Tags”) for every one thousand (1,000) square feet of Rentable Area of the Leased Premises. Each Parking Tag shall entitle the holder of such Parking Tag to use, at no additional cost, on a first-come, first-serve basis, one unreserved parking spaces within the Aero Centre Complex.

(b)	Notwithstanding anything herein to the contrary, it is understood and agreed that so long as: (i) the Tenant leases a minimum of four (4) full floors in the Building; and (ii) the Tenant is not then in monetary or other material default hereunder beyond the expiry of any applicable notice and cure period, the Tenant shall have the exclusive use of the entirety of the top two (2) parking decks (being P2 and P3) serving the Building.

(c)	If the Tenant requires additional parking, the Landlord shall use reasonable commercial efforts to cooperate with the Tenant to arrange for additional parking stalls within two (2) kilometres of the Building.

(d)	For further clarification, nothing contained herein shall obligate the Landlord to administer the parking facilities serving the Building or prohibit the Landlord from changing the system used to administer the parking facilities serving the Building.

16.3	Extension/Option to Extend.

(a)	Provided the Tenant is not then in material monetary or other material default hereunder, ~~and has not been in default at any time during the Term,~~ and the

Tenant has not become bankrupt or insolvent and has not made an assignment for the benefit of creditors and has not taken the benefit of any statute in force for bankrupt or insolvent debtors, no petition in bankruptcy has been filed against the Tenant, and no receiving order has been made against the Tenant, and no proceedings have been commenced respecting the winding-up or other termination of the existence of the Tenant, and no receiver or other person has taken possession or effective control of the assets or business of the Tenant or a substantial portion thereof, and there are no outstanding writs of execution, and the Tenant has not assigned this Lease or sublet or permitted a change in occupancy of any portion of the Leased Premises, save and except to a Permitted Transferee and the Tenant and/or its Permitted Transferee has continuously occupied the whole of the Leased Premises for the conduct of business in accordance with the terms of this Lease, the Tenant shall have the option to extend the Term of this Lease for two (2) further terms of five (5) years (each, an “Extension Term”). Such extension shall be on the same terms and conditions as contained in this Lease, except that: (i) there shall be no further right to extend after the expiry of the second Extension Term; (ii) the Base Rental shall be such amount as determined pursuant to subsection (b) of this Section and (iii) there shall be no tenant’s allowance, rent-free period or any other inducement or incentive whatsoever for the Extension Term and the Leased Premises shall be accepted by the Tenant in “as is, where is” condition at the commencement of the Extension Term without the Landlord being required to perform any work. Such right to extend shall be exercisable by notice to the Landlord not less than twelve (12) months and not more than eighteen (18) months prior to the expiry of the original Term hereof or the first Extension Term, as the case may be, failing which such right shall be null and void and forever extinguished.

(b)	The Base Rental for the Extension Term shall be the market rent for the Leased Premises (“Market Rent”). As used herein, “Market Rent” means the then current annual rental rates on the open market for similar premises in similar LEED® Gold (Core & Shell) certified office buildings in similar locations, with reference to age, size and condition and on the assumption that the then existing leasehold improvements located in the Premises are reasonably adequate for the Tenant’s purposes. The Market Rent for the Extension Term shall be as agreed upon between the Landlord and the Tenant. If the Landlord and the Tenant are unable to agree upon the Market Rent to be paid by the Tenant during the applicable Extension Period by a date which is one hundred and eighty (180) days prior to the commencement of the applicable Extension Period, the Market Rent shall be established in the manner set out in subsection (c) of this Section. In the event that the Base Rental payable during the Extension Term has not been determined prior to the commencement of the Extension Term, then until such determination has been made, the Tenant shall pay Base Rental at a rate equal to one hundred ten (110%) percent of the Base Rental payable during the immediately preceding twelve (12) month period. Upon determination of the Base Rental for the relevant Extension Term, either the Landlord shall pay to the Tenant any excess or the Tenant shall pay to the Landlord any deficiency in the payments of Base Rental previously made by the Tenant.

(c)

The Landlord or the Tenant (the “Requesting Party”) shall be entitled to notify the other party hereto (the “Receiving Party”) of the name of an expert for the purpose of determining the Market Rent. Within fifteen (15) days after such notice from the Requesting Party, the Receiving Party shall notify the Requesting Party either approving the expert proposed by the Requesting Party or naming another expert for the purpose of determining the Market Rent. Should the Receiving Party fail to give notice to the Requesting Party within the said fifteen (15) day period, the expert named in the notice given by the Requesting Party shall perform the expert’s functions hereinafter set forth. If the Landlord and the Tenant are unable to agree upon the selection of the expert within fifteen (15) days after such notice from the Receiving Party to the Requesting Party, then either party shall be entitled to apply to a court to appoint an expert in the same manner as an arbitrator may be appointed by a court under the Arbitration Act

(Ontario). The expert appointed, either by the Landlord and/or the Tenant or by a court, shall be qualified by education, experience and training to value real estate for rental purposes in the Province of Ontario and have been ordinarily engaged in the valuation of real property in the municipality in which the Property is located for at least the immediately preceding five (5) years. Within thirty (30) days after being appointed, the expert shall make a determination of the Market Rent, after receiving evidence from both the Landlord and/or the Tenant. The cost of such determination shall be divided equally among the parties. The determination of the expert as to the Market Rent shall be conclusive and binding upon the Landlord and the Tenant and not subject to appeal.

(d)	If an option to extend contained herein is exercised in respect of less than the whole of the Leased Premises, then: (i) such option shall be exercised in respect of not less than one (1) full floor of the Building; (ii) any portion of the Leased Premises for which the option is exercised in addition to one (1) full floor of the Building shall be contiguous to the one (1) full floor of the Building for which the option has been exercised; (iii) any portion of the Leased Premises for which the option has been exercised which is less than a full floor shall consist of not less than fifteen thousand (15,000) square feet of Rentable Area and shall be contiguous to other space for which the applicable option has been exercised; and (iv) any applicable demising costs shall be for the Tenant’s account and such demising shall be performed in accordance with the terms of this Lease. To the extent the option is not exercised in respect of a portion of the Leased Premises (the “Non Extension Space”), there shall be no further options to renew or extend the Term as it relates to the Non Extension Space.

16.4	Indemnity

To induce Landlord to enter into this Lease, the Indemnifier agrees to be jointly and severally bound with Tenant for the fulfillment of all obligations of Tenant contained in this Lease. The Indemnifier hereby agrees to execute and deliver to the Landlord the form of indemnity agreement attached hereto as Schedule “L” (“Indemnity Agreement”).

REMAINDER OF PAGE INTENTIONALLY LEFT BLANK

SEE NEXT PAGE FOR SIGNATURES

IN WITNESS WHEREOF the Landlord and Tenant have executed this Lease.

HOOPP REALTY INC.

Per	/s/ Lisa Lafave
Name: Lisa Lafave
Title: Vice President & Secretary

Per
Name:
Title:

I/We have authority to bind the Corporation.

WESCOM SOLUTIONS INC.

Per	/s/ Michael Wessinger
Name: Michael Wessinger
Title: CEO

Per	/s/ David Belbeck
Name: David Belbeck
Title: SVP, Corporate Development

I/We have authority to bind the Corporation.

POINTCLICKCARE CORP.

Per	/s/ Paul Rybecky
Name: Paul Rybecky
Title: CFO

Per	/s/ Richard Guttman
Name: Richard Guttman
Title: VP, General Counsel

I/We have authority to bind the Corporation.

SCHEDULE “A”

LEGAL DESCRIPTION OF LANDS

FIRSTLY: Part of PIN 13297-0532(LT), being that part of Block 5 on Plan 43M793 designated as Part 1 on Reference Plan 43R33081, in the City of Mississauga, in the Regional Municipality of Peel, subject to a right to enter as set out in Instruments No. LT827066 and LT827083.

SECONDLY: Part of PIN 13297-0510(LT), being that part of Block 5 on Plan 43M793 designated as Part 4 on Reference Plan 43R33081, in the City of Mississauga, in the Regional Municipality of Peel, subject to a right to enter as set out in Instruments No. LT827066 and LT827083.

THIRDLY: Part of PIN 13297-0531(LT), being that part of Block 5 on Plan 43M793 designated as Part 5 on Reference Plan 43R33081, in the City of Mississuaga, in the Regional Municipality of Peel, subject to a right to enter as set out in Instruments No. LT827066 and LT827083.

SCHEDULE “B”

LEASED PREMISES

SCHEDULE “C”

RULES AND REGULATIONS

The Rules and Regulations may differentiate between different types of businesses in the Building but the Rules and Regulations will be adopted and promulgated by the Landlord acting reasonably and in such manner as would a prudent Landlord of a reasonably similar office Building. The Tenant’s failure to keep and observe the Rules and Regulations now or from time to time in force constitutes a default under this Lease in such manner as if the same were contained herein as covenants. The Landlord reserves the right from time to time to amend or supplement the Rules and Regulations applicable to the Leased Premises or the Building as in the Landlord’s absolute and unfettered discretion are from time to time needed for the safety, care, cleanliness, more efficient operation of the Building, compliance with the Environmental and Sustainability Objectives and for the preservation of good order therein. Notice of the Rules and Regulations and amendments and supplements, if any, shall be given to the Tenant and the Tenant shall thereupon comply with and observe all such Rules and Regulations provided that no Rules and Regulations shall contradict any terms, covenants and conditions of this Lease. The Rules and Regulations as at the Commencement Date are as follows:

1. The Tenant shall not place any debris, garbage, trash or refuse or permit same to be placed or left in or upon any part of the Building outside of the Leased Premises and the Tenant shall not allow any undue accumulation of any debris, garbage, trash or refuse in or outside of the Leased Premises.

2. The Landlord shall permit the Tenant and the Tenant’s employees and all persons lawfully requiring communication with them to have the use during such hours as the Landlord deems reasonable in common with others entitled thereto of the main entrance and stairways, corridors, elevators or other mechanical means of access leading to the Leased Premises. At times other than during such hours as the Landlord deems reasonable the Tenant and the employees of the Tenant shall have access to the Building and to the Leased Premises only in accordance with the Rules and Regulations and shall be required to satisfactorily identify themselves and to register in any book which may at the Landlord’s option be kept by the Landlord for such purpose. If identification is not satisfactory, the Landlord is entitled to prevent the Tenant or the Tenant’s employees or other persons lawfully requiring communication with the Tenant from having access to the Building. In addition, the Landlord is not required to open the door to the Leased Premises for the purpose of permitting entry therein to any person not having a key to the Leased Premises.

3. The Landlord shall permit the Tenant and the employees of the Tenant in common with others entitled thereto, to use the washrooms on the floor of the Building on which the Leased Premises are situated or, in lieu thereof, those washrooms designated by the Landlord, save and except when the general water supply may be turned off from the public main or at such other times when repair and maintenance undertaken by the Landlord shall necessitate the non-use of the facilities.

4. The Tenant shall permit window cleaners to clean the windows of the Leased Premises during such hours as the Landlord deems reasonable.

5. The sidewalks, entrances, passages, elevators and staircases shall not be obstructed or used by the Tenant, its agents, servants, contractors, invitees or employees for any purpose other than ingress to and egress from the offices. The Landlord reserves entire control of all parts of the Building employed for the common benefit of the tenants and without restricting the generality of the foregoing, the sidewalks, entrances, corridors and passages not within the Leased Premises, washrooms, lavatories, air-conditioning closets, fan rooms, janitor’s closets, electrical closets and other closets, stairs, elevator shafts, flues, stacks, pipe shafts and ducts and shall have the right to place such signs and appliances therein, as it deems advisable, provided that ingress to and egress from the Leased Premises is not unduly impaired thereby.

6. The Tenant, its agents, servants, contractors, invitees or employees, shall not bring in or take out, position, construct, install or move any safe, business machinery or other heavy machinery or equipment or anything liable to injure or destroy any part of the Building without first obtaining the consent in writing of the Landlord. In giving such consent, the Landlord shall have the right in its absolute and unfettered discretion, to prescribe the weight permitted and the position thereof, and the use and design of planks, skids or platforms, to distribute the weight thereof. All damage done to the Building by moving or using any such heavy equipment or other office equipment or furniture shall be repaired at the expense of the Tenant. The moving of all heavy equipment or other office equipment or furniture shall occur only by prior arrangement with the Landlord. No Tenant shall employ anyone to do its moving in the Building other than the staff of the Building, unless permission to employ anyone else is given by the Landlord and the reasonable cost of such moving shall be paid by the Tenant. Safes and other heavy office equipment and machinery shall be moved through the halls and corridors only upon steel bearing plates. No freight or bulky matter of any description will be received into the Building or carried in the elevators except during hours approved by the Landlord.

7. The Tenant shall not place or cause to be placed any additional locks upon any doors of the Leased Premises without the approval of the Landlord and subject to any conditions imposed by the Landlord. Two keys shall be supplied to the Tenant for each entrance door to the Leased Premises and all locks shall be standard to permit access to the Landlord’s master key. If additional keys are requested, they must be paid for by the Tenant. No one, other than the Landlord’s staff will have keys to the outside entrance doors of the Building.

8. The water closets and other water apparatus shall not be used for any purpose other than those for which they were constructed, and no sweepings, rubbish, rags, ashes or other substances shall be thrown therein. Any damage resulting from misuse shall be borne by the Tenant by whom or by whose agents, servants, or employees the same is caused. The Tenant shall not (a) let the water run unless it is in actual use, (b) deface or mark any part of the Building, (c) drive nails, spikes, hooks or screws into the walls or woodwork of the Building, or (d) bore, drill or cut into the walls or woodwork of the Building in any manner or for any reason.

9. No one shall use the Leased Premises for sleeping apartments or residential purposes, or for the storage of personal effects or articles other than those required for business purposes.

10. Canvassing, soliciting and peddling in or about the Building and in the parking facilities of the Building are prohibited.

11. It shall be the duty of the Tenant to assist and co-operate with the Landlord in preventing injury to the Leased Premises.

12. No flammable oils or other flammable, dangerous or explosive material save those approved in writing by the Landlord’s insurers shall be kept or permitted to be kept in the Leased Premises.

13. No animals or birds shall be brought into the Building without the consent of the Landlord.

14. If the Tenant desires telegraphic or telephonic connections, the Landlord will direct the electricians as to where and how the wires are to be introduced. No gas pipe or electric wire will be permitted which has not been ordered or authorized by the Landlord.

15. The Tenant shall not cover or obstruct any of the skylights and windows that reflect or admit light into any part of the Building except for the proper use of approved window coverings.

16. Any hand trucks, carryalls, or similar appliances used in the Building with the consent of the Landlord, shall be equipped with rubber tires, slide guards and such other safeguards as the Landlord requires.

17. The Tenant shall not place or maintain any supplies, merchandise or other articles in any vestibule or entry of the Leased Premises, on the footwalks adjacent thereto or elsewhere on the exterior of the Leased Premises or the Building.

18. The Tenant shall not commit or suffer or permit to be committed any waste upon, or damage to, or disfiguration of the Leased Premises or any nuisance or other act or thing which disturbs the quiet enjoyment of any other tenant in the Building or which unreasonably disturbs or interferes with or annoys any person, nor perform any acts or carry on any practices which may damage the Building.

19. The Tenant shall not refer to the Building by any name other than that designated from time to time by the Landlord, nor use such name for any purpose other than that of the business address of the Tenant, provided that the Tenant may use the municipal number of the Building assigned to it by the Landlord instead of the name of the Building.

20. The Tenant shall not install or allow on the Leased Premises any transmitting device, nor erect any aerial on the roof of the Building or on any exterior walls of the Leased Premises. Any such installations shall be subject to removal by the Landlord without notice at any time and such removal shall be done and all damage as a result thereof shall be made good, in each case, at the cost of the Tenant, payable as Additional Rent forthwith on demand.

21. The Tenant shall not use any travelling or flashing lights or signs or any loudspeakers, television, phonographs, radio or other audio-visual or mechanical devices in a manner so that they can be heard or seen outside of the Leased Premises. If the Tenant uses any such equipment without receiving the prior written consent of the Landlord, the Landlord shall be entitled to remove such equipment without notice at any time and such removal shall be done and all damage as a result thereof shall be made good, in each case, at the cost of the Tenant, payable as Additional Rent forthwith on demand.

22. The Landlord shall have the right to restrict access to the elevators for move-in and move-out purposes. The Tenant shall consult prior to taking or giving up occupation of the Leased Premises in order to obtain an elevator schedule from the Landlord.

23. There shall be no smoking allowed in any part of the Building including the Leased Premises and all public areas which shall include, but not be limited to washrooms, elevators, elevator lobbies, common area hallways, stairwells, etc.

SCHEDULE “D”

INTENTIONALLY DELETED

SCHEDULE “E”

LANDLORD’S WORK

The Tenant acknowledges having examined the Leased Premises and accepts them in their current state and condition.

SCHEDULE “F”

TENANT’S WORK

The Tenant shall at its cost and expense complete or cause the completion of all items of work required to ready the Premises for the conduct of its business (“Tenant’s Work”).

1.	Tenant’s Plans and Specifications

(a)	Prior to commencing any work in the Premises, the Tenant shall submit to the Landlord for approval such plans, drawings, specifications and other information (the Tenant’s Plans) as may be necessary or desirable for the complete and particular identification of all work to be performed by the Tenant.

(b)	The Tenant’s Plans shall be subject to approval by the Landlord, acting reasonably and without delay. The Landlord shall notify the Tenant of its approval of the Tenant’s Plans or of the specific changes required, and the Tenant shall then prepare and submit to the Landlord within a reasonable time thereafter, revised Tenant’s Plans satisfactory to the Landlord.

(c)	The preparation of the Tenant’s Plans and the performance of the Tenant’s Work with respect to the plumbing, heating, ventilating and air conditioning, sprinkler and electrical systems shall be carried out by appropriate qualified persons all approved in advance by the Landlord, or, if required by the Landlord acting reasonably, such persons as are designated by the Landlord.

2.	Permits

Prior to performing any Tenant’s Work, the Tenant shall obtain all necessary consents, permits, licences, certificates and inspections from all municipal, governmental and regulatory authorities having jurisdiction, and shall make available to the Landlord copies of same, and shall post permits as required. If the Tenant fails to obtain any required consent, permit, licence, certificate or inspection, the Landlord at its option may obtain it on the Tenant’s behalf at the Tenant’s expense payable on demand. Upon completion of its Tenant’s Work and in any event prior to opening the Premises for business, the Tenant shall secure and make available to the Landlord any certificates of compliance, occupancy permits or other similar certificates or permits, required of any municipal, governmental or regulatory authority having jurisdiction.

3.	Insurance

The Tenant shall deliver to the Landlord prior to commencing or during the performance of any Tenant’s Work on the Premises, certified copies or certificates of insurance duly executed by the Tenant’s insurers evidencing the placement of insurance coverage in compliance with the provisions of the Lease of which this Schedule forms a part.

4.	Performance Terms for Tenant’s Work

The Tenant shall perform all Tenant’s Work in a good and workmanlike manner in accordance with the provisions of this Lease, and all work performed by the Tenant with respect to the Premises shall:

(a)	be done in accordance with the design criteria, rules and regulations set down by the Landlord or its authorized representatives with respect to the external and internal appearance of the Premises;

(b)	be done as expeditiously as reasonably possible;

(c)	be done in such manner as will not interfere unreasonably with work being done by the Landlord upon the Premises or any other portion of the Building;

(d)

be carried out by competent workers under the supervision of one or more professional contractor(s) and designer(s), who shall be subject to prior written approval of the Landlord (such approval not to be unreasonably withheld or delayed), and be subject to the reasonable supervision of the Landlord or its agents or contractors;

(e)	if required by the Landlord, be done only by persons whose labour union affiliations are acceptable to the unions of which the employees of the Landlord, its contractors or subcontractors are members;

(f)	be completed in new materials with materials and workmanship of a uniformly high quality and used and/or performed in accordance with the very best standards of practice;

(g)	not be in contravention of any governing codes or regulations and shall be subject to the approval of the Landlord and/or its Architect;

(h)	be done at the risk of the Tenant; and

(i)	to the extent it comprises Leasehold Improvements, become, upon affixation, and remain at all times, the sole property of the Landlord.

Tenant shall maintain the Premises in a reasonably clean and orderly manner and shall be responsible for the cost of removing from the Building all excess materials, trash and cartons resulting from Tenant’s Work and stocking of the Premises. Should the Tenant fail to regularly clean up construction material, trash and cartons, the Landlord may remove such materials and charge the costs to the Tenant.

5.	Opinion of Landlord’s Consultant

The opinion in writing of the Landlord’s independent, 3rd party architect or other qualified consultant shall be binding on both the Landlord and the Tenant respecting all matters of dispute regarding the Landlord’s Work and the Tenant’s Work, including the state of completion and whether or not work is completed in a good and workmanlike manner and in accordance with the Tenant’s Plans as approved by the Landlord and with this Schedule.

6.	Liens and Security

The Tenant shall ensure that no Construction Lien, Worker’s Compensation Lien or any other lien affects the Premises or any part thereof in respect of materials supplied or work done or to be done by the Tenant or on behalf of the Tenant or related to the Tenant’s Work, and if the Tenant fails to discharge or cause any such lien to be discharged within ten (10) days after registration thereof, then in addition to any other rights or remedies of the Landlord, the Landlord may, but shall not be obliged to, discharge the lien by paying the amount claimed to be due into Court or directly to the lien claimant, and the amount so paid and all costs and expenses (including legal costs and expenses) shall be payable by the Tenant to the Landlord forthwith on demand.

7.	Requirements after Performance of Tenant’s Work

Tenant shall, upon completion of Tenant’s Work and when requested by Landlord:

(a)	provide Landlord with a statutory declaration from Tenant (the “Declaration”):

(i)	stating that Tenant’s Work has been completed in accordance with all of the provisions of this Lease and that all deficiencies, (if any), which Landlord has brought to Tenant’s attention have been corrected and confirming the date of such completion;

(ii)	stating that the Premises have been fully fixtured, stocked and staffed and that Tenant is open for business on the whole of the Premises, as required by the terms of this Lease;

(iii)

stating that there are no construction, builders, mechanics, Workmen’s Compensation of other liens or encumbrances affecting the Premises or the Building in respect of work, services or materials relating to Tenant’s

Work, and that all accounts for work, services and materials have been paid in full with respect to all of Tenant’s Work;

(iv)	provide Landlord with a certificate from each contractor that Tenant’s Work has been completed and confirming the date on which the last such work was performed or provided materials were supplied;

(v)	provide Landlord with receipted invoices for the performance of all of Tenant’s Work, and if, by the terms of this Lease, an allowance or inducement is payable, evidencing payment of an aggregate amount at least equal to such allowance or inducement;

(b)	provide Landlord with a clearance certificate issued under the Workmen’s Compensation Act of the province in respect of each contractor and sub-contractor listed on the Declaration;

(c)	obtain and provide the Landlord with a copy of every occupancy license and other permit which may be required by any governmental or other regulatory authority having jurisdiction, to permit e Tenant to open for business;

(d)	provide to the Landlord a certificate of substantial performance in the form prescribed by the Construction Lien Act, in respect of each contract entered into by or on behalf of the Tenant in connection with the Tenant’s Work;

(e)	provide the Landlord with one (1) set of drawings documenting “as built” conditions and representing existing conditions in the Premises; and

(f)	provide Landlord with a certificate from the designer and mechanical and electrical engineers, certifying that Tenant’s Work has been carried out in accordance with the plans and specifications approved by Landlord.

SCHEDULE “G”

ENVIRONMENTAL AND SUSTAINABILITY OBJECTIVES

SECTION 1. Environmental and Sustainability Objectives

1.1	Context

(a)	objectives set out herein have been designed to encourage and promote cooperative action on the part of the Landlord and the Tenant to continuously improve the environmental performance of the Building and to facilitate the Landlord and the Tenant in adhering to high corporate environmental and sustainability standards.

(b)	Unless expressly stated herein, the provisions of this Schedule shall not be binding on the Landlord or the Tenant. Notwithstanding the foregoing sentence, the parties agree to use commercially reasonable efforts to cooperate with each other to achieve the objectives set out in this Schedule “G”, including, without limitation, to constructively consult with each other on: (i) opportunities and actions that may facilitate the achievement of such objectives, and the Landlord and Tenant shall consider such opportunities or taking such actions; and (ii) issues, events and circumstances likely to detract from achieving such objectives, and this sentence is expressly stated to be binding on the Landlord and Tenant.

1.2	Environmental and Sustainability Objectives

(a)	The Landlord desires to operate and maintain the Building, and the Tenant desires to occupy and use the Leased Premises, the Common Areas and the Common Area Facilities, as applicable, so as to provide for or achieve, as the case may be:

(i)	a comfortable, productive and healthy indoor environment, including, without limitation, healthy indoor air quality, the elimination of mould, asbestos and polychlorinated biphenyls (“PCBs”) in or at the Building, and the maximization of natural light in the Building;

(ii)	reduced energy use and reduced production, both direct and indirect, of Greenhouse Gases;

(iii)	reduced use of potable water and the use of recycled water where appropriate;

(iv)	the effective diversion of waste from landfill and incineration disposal, the safe management and minimization of waste, the recycling of tenant waste streams, and the use, where possible, of environmentally responsible and sustainable options to dispose of non-recycled tenant waste streams;

(v)	the use of cleaning products certified in accordance with EcoLogoM (Canada), Green SealTM (United States) or equivalent standards;

(vi)	the facilitation of desirable alternate transportation options for individuals attending at the Building;

(vii)	the avoidance of materials, furniture and improvements within the Building and Leased Premises that contain or may release elevated levels of volatile organic compounds (“VOCs”);

(viii)	the reduced use and leakage of ozone depleting substances, including perfluorocarbons (“PFCs”), chlorofluorocarbons (“CFCs”), and hydrochlorofluorocarbons (“HCFCs”);

(ix)	no storage tanks to be present on or under the Property; and

(x)	the maximization of the well-being of persons working in the Building and on the Property, including the minimization of exposure to health risks.

(b)	If the Tenant pursues or achieves a certification under the LEED® Commercial Interiors designation in respect of the Leased Premises, then the foregoing objectives in Section 1.2(a) shall be interpreted in a way that is consistent with the Tenant achieving or maintaining such certification.

SCHEDULE “H”

SPECIAL PROVISIONS

In the event of any conflict or inconsistency between the terms and conditions of this Schedule “H” and the terms and conditions of the balance of the Lease, except Article XV (Building Certification), the terms and conditions of this Schedule shall prevail to the extent of the conflict or inconsistency.

1.	FIXTURING PERIOD

Provided that: (i) the Tenant has delivered to the Landlord the Security Deposit; and (ii) the Tenant has delivered to the Landlord certificates of insurance evidencing the insurance coverage required to be maintained by the Tenant under this Lease in a form satisfactory to the Landlord, acting reasonably, then, during the period commencing on the date this Lease is executed by both the Landlord and the Tenant (“Possession Date”) and expiring on the day immediately preceding the Commencement Date (“Fixturing Period”), the Tenant shall be permitted access to the Leased Premises in order to carry out the Tenant’s Work in the Leased Premises and, to the extent completed, occupy the Leased Premises for the purposes of conducting the Tenant’s business operations. During the Fixturing Period, the Tenant shall not be obligated to pay Base Rental or Additional Rent, but the Tenant shall be subject to all of the other terms and conditions of this Lease insofar as they are applicable including, without limitation, the obligation to pay for its hydro usage from the Leased Premises, which shall be metered separately, the cost associated with the Tenant’s waste removal, the obligation to maintain insurance pursuant to the Lease and the provisions relating to the liability of the Tenant for its acts and omissions and the acts and omissions of its servants, employees, agents, contractors, invitees, concessionaires, licensees and those for whom it is responsible at law.

The Tenant covenants that they shall comply with all applicable Occupational Health and Safety legislation and regulations currently in force in the province of Ontario.

2.	RENT FREE PERIOD(S)

(a)	The Landlord agrees that provided the Tenant is not then in material default under the terms of this Lease beyond the expiry of any applicable notice and cure period provided for in this Lease, then, the Tenant shall not be required to pay Base Rental for the first twelve (12) months of the Term commencing on the Commencement Date in respect of that portion of the Leased Premises comprising the fourth (4th), fifth (5th) and sixth (6th) floors of the Building only (the “First Rent Free Period”). It is agreed and understood that during the First Rent Free Period, the Tenant will be required to pay Additional Rent and the Tenant’s hydro usage for that part of the Leased Premises to which the First Rent Free Period applies, which hydro usage shall be metered separately or check metered, and the Tenant will abide by all other terms, conditions and covenants of this Lease.

(b)

The Landlord further acknowledges and agrees that provided the Tenant is not then in material default under the terms of this Lease beyond the expiry of any applicable notice and cure period provided for in this Lease, then, the Tenant shall not be required to pay Base Rental, Additional Rent and/or any other costs or expenses (including cost of utilities) in respect of that portion of the Leased Premises comprising the seventh (7th) floor of the Building only for the first twenty-four (24) months of the Term commencing on the Commencement Date (the “Second Rent Free Period”). It is agreed and understood that the Tenant may choose, at any time and from time to time during the Second Rent Free Period, to occupy all or part of that portion of the Leased Premises comprising the seventh (7th) floor of the Building in increments of twenty-five percent (25%) with prior written notice to the Landlord. Each twenty-five percent (25%) incremental portion of the seventh (7th) floor of the Building occupied by the Tenant during the Second Rent Free Period is hereinafter called a “7th Floor Quarter”. If, during the Second Rent Free Period, the Tenant occupies any portion of A 7TH Floor Quarter, the Tenant will be required to pay Additional Rent (but not Base Rental) and the Tenant’s hydro usage for each such 7th Floor Quarter so occupied, whether notice was provided to the Landlord or not, and the Tenant will abide by all other terms, conditions and covenants of this Lease, as applicable. After expiry of the Second Rent Free Period, the Tenant shall pay Base Rental and Additional Rent in respect of that portion of the

Leased Premises comprising the entire seventh (7th) floor of the Building in such amounts and in the manner specified in this Lease, regardless of whether the Tenant actually occupies same in whole or in part. If the Landlord, upon inspection of the seventh (7th) floor of the Building (it being understood that the Landlord shall be entitled to inspect the 7th floor of the Building from time to time without the requirement of prior notice), determines, acting reasonably, that any portion of any 7th Floor Quarter is being occupied by the Tenant during the Second Rent Free Period for which 7th Floor Quarter the Landlord has not received the required written notice from the Tenant, then, the Landlord shall be entitled to deliver written notice to the Tenant (a “7th Floor Landlord Notice”), following the delivery of which the Tenant shall, within ten (10) days of the receipt of written notice from the Landlord, be required to make payments on account of Additional Rent and hydro consumed on the seventh (7th) floor of the Building for the month in which the Landlord delivers such notice and thereafter as if the Tenant had delivered to the Landlord the written notice required to be delivered by the Tenant pursuant to this subsection 2(b).

3.	ADDITIONAL RENT ESTIMATE

The Operating Costs (including in-suite utility charges other than hydro usage for the Leased Premises which shall be separately metered or check metered and in-suite janitorial charges) and Taxes payable by tenants of the Building for the calendar year 2015 are estimated by the Landlord to be Thirteen Dollars and Ten Cents ($13.10) per square foot of the Rentable Area of the Leased Premises per annum, plus Sales Taxes; it being understood that this estimate by the Landlord is a bona fide estimate, but that it is not intended by the Landlord to be relied upon by the Tenant and is not binding and does not impose liabilities on the Landlord or affect the Tenant’s obligations hereunder.

4.	TENANT’S OPTION TO TERMINATE

Provided the Tenant is Wescom Solutions Inc. and the Tenant has not assigned this Lease and further provided the Tenant is not, at the time of issuance of the Termination Notice (as hereinafter defined) in receipt of a written notice of default from the Landlord in accordance with the provisions of this Lease which remains uncured and the time period, if any, expressly provided for in this Lease for curing same has expired and, further, provided the Tenant has delivered written notice to the Landlord on or before the expiry of the sixth (6th) year of the initial Term hereof (“Termination Notice”) and delivers contemporaneously with such Termination Notice a certified cheque in an amount equal to the then unamortized portion of the Leasehold Improvement Allowance and the Additional Allowance, if any, the First Rent Free Period and the Second Rent Free Period provided for in this Lease and any real estate commissions (selling and listing fees) payable by the Landlord in connection with this Lease, plus applicable Sales Taxes, then and only then the Tenant shall have a one time only option to advance the expiry date of this Lease to be the last day of the seventh (7th) year of the initial Term hereof (“Termination Date”). Notwithstanding the delivery of the Termination Notice and consideration, the Tenant shall be responsible for performance of all of the terms, covenants and conditions contained on its part to be performed under the terms of this Lease, including the payment of all Base Rental and Additional Rent with respect to the whole of the Leased Premises, up to and including the Termination Date. Should the Tenant fail to exercise its notice within the time and in the manner described herein, the Tenant’s option to terminate this Lease shall be null and void and of no further force or effect.

5.	INTERCONNECTED FLOOR OPENINGS

(a)	The Tenant will have the right at any time during the Fixturing Period, the Term or any renewals of extensions thereof, to construct and incorporate up to a maximum of one (1) interconnecting opening between the fourth (4th) and fifth (5th) floors of the Building, a maximum of one (1) interconnecting opening between the fifth (5th) and sixth (6th) floors of the Building and a maximum of one (1) interconnecting opening between the sixth (6th) and seventh (7th) floors of the Building, that may or may not include interconnecting stair cases (collectively the “Openings”), subject to the following:

(i)	the Openings will be designed in compliance with all Applicable Laws and shall be subject to the approval of the Landlord as to size, location, design and engineering, such approval not to be unreasonably withheld, conditioned or delayed;

(ii)	the location of the Openings shall not compromise the Building’s Structural systems and integrity;

(iii)	the implementation of the Openings will not require the relocation and renovation of the main HVAC supply ducting to the floor and modifications to branch HVAC effecting the zone(s) in which the Openings are located will be undertaken as part of the Tenant’s construction within the Leased Premises;

(iv)	at the option of the Landlord, the Tenant shall retain the Landlord’s general contractor to construct the Openings;

(v)	the costs for the design, permitting and construction of the Openings will be undertaken by the Tenant and shall be done at the Tenant’s sole cost and expense; and

(vi)	the Tenant shall reimburse the Landlord for any reasonable out-of-pocket costs incurred by the Landlord in connection with the review of plans or supervision in connection with the implementation of the Openings.

(b)	In no event shall the Rentable Area of the Leased Premises be reduced as a result of an Opening and, in all cases, the Rentable Area of the Leased Premises shall be determined as if such Opening did not exist.

(c)	At the option of the Landlord, to be exercised by the Landlord by written notice to the Tenant not less than three (3) months prior to the expiry of the Term (as same may be renewed or extended), the Tenant shall be required, at its sole cost and expense and subject to the approval of the Landlord of the scope of work and the Tenant’s contractor (it being understood that the Landlord may require that the Tenant utilize the Landlord’s general contractor at commercially reasonable rates), the Tenant shall be required to remove one or both of the Openings and restore the floors to the condition of the floors prior to the construction of the Openings.

(d)	Notwithstanding anything to the contrary contained in the foregoing, if the Landlord requires the Tenant to retain and/or utilize the Landlord’s general contractor in order to construct or remove the Openings as herein described (the “Openings Work”), the Landlord shall provide the Tenant with a detailed cost estimate for such work (the “Landlord’s Openings Estimate”). If the Tenant, acting reasonably, is of the opinion that the Landlord’s Openings Estimate exceeds the fair market value of the Openings Work to be performed, then the Tenant may submit for the Landlord’s approval, which approval shall not be unreasonably withheld or delayed, a detailed cost estimate for said Openings Work (the “Tenant’s Openings Estimate”). If the Landlord, acting reasonably, does not approve the Tenant’s general contractor to complete the Openings Work based on the Tenant’s Openings Estimate and the Landlord’s Openings Estimate is within five percent (5%) of the Tenant’s Openings Estimate, the Landlord shall be entitled to insist that the Openings Work be completed by the Landlord’s general contractor based on the Landlord’s Openings Estimate.

(e)	If the Landlord, acting reasonably, does not approve the Tenant’s general contractor to complete the Openings Work based on the Tenant’s Openings Estimate and the Landlord’s Openings Estimate is in excess of the Tenant’s Openings Estimate by greater than five percent (5%), then, either party shall be entitled, by written notice to the other, to have the matter determined by an expert in accordance with the dispute settlement clause set out in Section 8 of this Schedule “H”.

(f)

The Tenant may, in its sole and absolute discretion, in lieu of removing the Openings pursuant to paragraph (c) above, elect to pay the amount indicated in the estimate for the Openings Work ultimately agreed to pursuant to subsections (d) and/or (e) above in full and final satisfaction of its obligations relating to such Openings Work, and upon Landlord’s receipt of same, the Tenant shall be released and forever discharged from any and all debts, duties, covenants, indemnities, damages, liabilities, losses, claims or demands of any kind whatsoever in connection with such Openings Work.

6.	GYM/FITNESS AREAS

(a)	The Landlord hereby acknowledges that there is potential for a reinforced floor system in the Leased Premises that could accommodate a gym and continue to provide HVAC to a gym area. Provided the Tenant is Wescom Solutions Inc. or a Permitted Transferee, the Tenant will have the right, at its sole cost and expense, at any time during the Fixturing Period, the Term or any renewals of extensions thereof, to incorporate a fitness facility that may or may not include a dedicated shower, washroom and change rooms, shower hot water supply system, shower and washroom exhaust, weight and equipment areas, aerobic area and related facilities and a higher ceiling to accommodate basketball equipment (the “Fitness Facility”), subject to the following:

(i)	the Fitness Facility will be located on the fourth (4th) floor of the Building and designed in compliance with all Applicable Laws and shall be subject to the approval of the Landlord as to size, location, design and engineering, such approval not to be unreasonably withheld, conditioned or delayed;

(ii)	the location of the Fitness Facility shall not compromise the Building’s Structural systems and integrity;

(iii)	the costs for the design, permitting and construction of the Fitness Facility will be undertaken by the Tenant and shall be done at the Tenant’s sole cost and expense;

(iv)	the Tenant shall reimburse the Landlord for any reasonable out-of-pocket costs incurred by the Landlord in connection with the review of plans or supervision in connection with the implementation of the Fitness Facility; and

(v)	to the extent that there is a floor opening between the fourth (4th) and the fifth (5th) floors of the Building in order to accommodate the Fitness Facility, then the provisions of Section 5 of this Schedule “H” shall apply to such floor opening mutatis mutandis.

(b)	At the option of the Landlord, to be exercised by the Landlord by written notice to the Tenant not less than three (3) months prior to the expiry of the Term (as same may be renewed or extended), the Tenant shall be required, at its sole cost and expense and subject to the approval of the Landlord of the scope of work and the Tenant’s contractor (it being understood that the Landlord may require that the Tenant utilize the Landlord’s general contractor), the Tenant shall be required to remove the Fitness Facility and restore the portion of the Leased Premises occupied as a Fitness Facility to the Landlord’s normal office base building condition.

(c)	In addition, it is understood that, as of the date of this Lease, the AeroCentre Complex does have an existing and exclusive state-of-the-art seven thousand (7,000) square foot fitness centre (aerocentrefitness.ca) (the “Fitness Centre”) that is located on the ground floor of the building municipally known as 5580 Explorer Drive. The Fitness Centre is open Monday to Thursday 5:30 a.m. to 9:30 p.m. and Friday 5:30 a.m. to 7:30 p.m. As of the date of this Lease, gym memberships at the Fitness Centre are available only to AeroCentre employees at a cost of Twenty-Eight dollars ($28.00) per month and lockers are available at Twelve Dollars ($12.00) per month, all costs being subject to increases to prevailing market rates from time to time.

(d)

Notwithstanding anything to the contrary contained in the foregoing, if the Landlord requires the Tenant to retain and/or utilize the Landlord’s general contractor in order to remove the Fitness Facility as herein described (the “Gym Work”), the Landlord shall provide the Tenant with a detailed cost estimate for such work (the “Landlord’s Gym Estimate”). If the Tenant, acting reasonably, is of the opinion that the Landlord’s Gym Estimate exceeds the fair market value of the Gym Work to be performed, then the Tenant may submit for the Landlord’s approval, which approval shall not be unreasonably withheld or delayed, a detailed cost estimate for said Gym Work (the “Tenant’s Gym Estimate”). If the Landlord, acting reasonably, does not approve the

Tenant’s general contractor to complete the Gym Work based on the Tenant’s Gym Estimate and the Landlord’s Gym Estimate is within five percent (5%) of the Tenant’s Gym Estimate, the Landlord shall be entitled to insist that the Gym Work be completed by the Landlord’s general contractor based on the Landlord’s Gym Estimate.

(e)	If the Landlord, acting reasonably, does not approve the Tenant’s general contractor to complete the Gym Work based on the Tenant’s Gym Estimate and the Landlord’s Gym Estimate is in excess of the Tenant’s Gym Estimate by greater than five percent (5%), then, either party shall be entitled, by written notice to the other, to have the matter determined by an expert in accordance with the dispute settlement clause set out in Section 8 of this Schedule “H”.

(f)	The Tenant may, in its sole and absolute discretion, in lieu of removing the Fitness Facility pursuant to paragraph (b) above, elect to pay the amount indicated in the estimate for the Gym Work ultimately agreed to pursuant to subsections (d) and/or (e) above in full and final satisfaction of its obligations relating to such Gym Work, and upon Landlord’s receipt of same, the Tenant shall be released and forever discharged from any and all debts, duties, covenants, indemnities, damages, liabilities, losses, claims or demands of any kind whatsoever in connection with such Gym Work.

7.	OUTDOOR TERRACE

(a)	Provided the Tenant is Wescom Solutions Inc. or a Permitted Transferee, the Tenant will have the right at any time during the Fixturing Period, the Term or any renewals of extensions thereof, to construct and incorporate an outdoor terrace for the use of the Tenant, its employees and invitees (the “Terrace”) adjacent to the cafeteria on the fourth (4th) floor of the Building, above the existing parking deck, subject to the following:

(i)	the Terrace will be designed in compliance with all Applicable Laws and shall be subject to the approval of the Landlord as to size, location, design and engineering, such approval which may be unreasonably withheld, conditioned or delayed;

(ii)	the location of the Terrace shall not compromise the Building’s Structural systems and integrity;

(iii)	the Tenant shall be responsible for all maintenance, repair and replacements of the Terrace, at its cost, in accordance with the current standard of the Building from time to time, including, without limitation, any required janitorial services required to clean the Terrace;

(iv)	all of the insurance and indemnity provisions contained in this Lease shall also apply to the Terrace notwithstanding the fact that the Terrace is not technically part of the Leased Premises;

(v)	at the option of the Landlord, the Tenant shall retain the Landlord’s general contractor to construct the Terrace;

(vi)	the costs for the design, permitting and construction of the Terrace will be undertaken by the Tenant and shall be done at the Tenant’s sole cost and expense; and

(vii)	the Tenant shall reimburse the Landlord for any reasonable out-of-pocket costs incurred by the Landlord in connection with the review of plans or supervision in connection with the implementation of the Terrace.

(b)

Notwithstanding anything to the contrary contained in the foregoing, if the Landlord requires the Tenant to retain and/or utilize the Landlord’s general contractor in order to construct the Terrace as herein described (the “Terrace Work”), the Landlord shall provide the Tenant with a detailed cost estimate for such work (the “Landlord’s Terrace Estimate”). If the Tenant, acting reasonably, is of the opinion that the Landlord’s Terrace Estimate exceeds the fair market value of the Terrace Work to be performed, then the Tenant may submit for the Landlord’s approval, which approval shall not be unreasonably withheld or delayed, a detailed cost estimate for said Terrace Work (the

“Tenant’s Terrace Estimate”). If the Landlord, acting reasonably, does not approve the Tenant’s general contractor to complete the Terrace Work based on the Tenant’s Terrace Estimate and the Landlord’s Terrace Estimate is within five percent (5%) of the Tenant’s Terrace Estimate, the Landlord shall be entitled to insist that the Terrace Work be completed by the Landlord’s general contractor based on the Landlord’s Terrace Estimate.

(c)	If the Landlord, acting reasonably, does not approve the Tenant’s general contractor to complete the Terrace Work based on the Tenant’s Terrace Estimate and the Landlord’s Terrace Estimate is in excess of the Tenant’s Terrace Estimate by greater than five percent (5%), then, either party shall be entitled, by written notice to the other, to have the matter determined by an expert in accordance with the dispute settlement clause set out in Section 8 of this Schedule “H”.

8.	DISPUTE SETTLEMENT

In the event of any dispute as to the cost of the Openings Work, the Gym Work or the Terrace Work or the approval of the Tenant’s general contractor in respect of the Openings Work, the Gym Work or the Terrace Work, the parties agree to have such dispute decided in accordance with the following provisions:

Either the Landlord or the Tenant (the “Requesting Party”) shall be entitled to notify the other party hereto (the “Receiving Party”) of the name of an expert for the purpose of resolving the dispute. Within two (2) business days after such notice from the Requesting Party, the Receiving Party shall notify the Requesting Party either approving the expert proposed by the Requesting Party or naming another expert for the purpose of resolving the dispute. Should the Receiving Party fail to give notice to the Requesting Party within the said two (2) business day period, the expert named in the notice given by the Requesting Party shall perform the expert’s functions hereinafter set forth. If the Landlord and the Tenant are unable to agree upon the selection of the expert within two (2) business days after such notice from the Receiving Party to the Requesting Party, then either party shall be entitled to apply to a Court of relevant jurisdiction to appoint an expert in the same manner as an arbitrator may be appointed by a court under the Arbitration Act of Ontario, as it may be amended from time to time. The expert appointed, either by the Landlord and/or the Tenant or by a Court, shall be qualified by education, experience and training in the relevant discipline dictated by the nature of the dispute in the Province of Ontario and have been ordinarily engaged in the relevant discipline in the municipality in which the lands which are the subject of the dispute are located for at least the immediately preceding five (5) years. Within five (5) business days after being appointed, the expert shall make a decision in order to resolve the dispute, after receiving such submissions or evidence as may be reasonably required by the expert from both the Landlord and/or the Tenant. The cost of such determination shall be borne equally by the parties unless otherwise determined by the expert, it being agreed that the expert shall have the power to allocate responsibility for such costs as it deems fit. The determination of the expert as to the resolution of the dispute shall be conclusive and binding upon the Landlord and the Tenant and not subject to appeal, save and except for appeal as a result of fraud or as otherwise provided by law.

9.	TENANT IMPROVEMENT ALLOWANCE

The Landlord shall provide to the Tenant an allowance equal to Fifteen Dollars ($15.00) per square foot of the Rentable Area of the Leased Premises (the “Leasehold Improvement Allowance”) for constructing the Tenant’s Work.

The Tenant will be permitted to allocate the Leasehold Improvement Allowance to costs relating but not limited to: construction, moving costs, project management, legal fees, phone and data cabling.

At the Tenant’s one time election, such election to be exercised by written notice to the Landlord prior to the Commencement Date, the Landlord will increase the amount of the Leasehold Improvement Allowance up to an additional Thirty-Five Dollars ($35.00) per square foot of the Rentable Area of the Premises (the “Additional Allowance”) which additional amount, if any, would be paid as part of and in the same manner as the Leasehold Improvement Allowance and amortized over the last ten (10) years of the initial eleven (11) year Term of this Lease, such amortization to commence on the first anniversary of the Commencement Date, at a rate of eight percent (8%), which additional amount shall be re-paid by the Tenant to the Landlord as additional Base Rental in addition to the amounts set out in the Section 2.3 of this Lease (Base Rental) and Section 2.3 of this Lease shall be amended accordingly. Notwithstanding the foregoing, the Tenant shall be entitled, at any time during the Term, to pay to the Landlord all of (and not part of) the then current unamortized portion of the Additional Allowance (an “Allowance Repayment”). Upon receipt by the Landlord of the Allowance Repayment, the Base Rental payable by the Tenant during the balance of the Term shall be amended accordingly to reflect such Allowance Repayment. At the option of either party the parties hereto shall enter into a lease amending agreement from time to time to reflect any changes in the Base Rental pursuant to this paragraph in a form acceptable to the parties hereto, all parties acting reasonably.

The Leasehold Improvement Allowance and any Additional Allowance shall be payable only after the occurrence or completion of all of the following:

(a)	the date the Tenant opens for business in the whole of the fourth (4th), fifth (5th) and sixth (6th) floors of the Building fully fixtured, stocked and staffed;

(b)	the execution of this Lease by both the Landlord and the Tenant;

(c)	commencement of the Term;

(d)	delivery to the Landlord of a clearance certificate issued under the Workplace Safety and Insurance Act in respect of each contractor and subcontractor who did work in connection with the Tenant’s Work in the Leased Premises;

(e)	delivery of evidence satisfactory to the Landlord and its Expert of compliance by the Tenant with the Tenant’s obligations under Schedule “F” and in accordance with the plans and specifications that have been approved by the Landlord;

(f)	completion of the Tenant’s Work;

(g)	delivery to the Landlord with one (1) set of drawings documenting “as built” conditions and representing existing conditions in the Leased Premises

(h)	the expiry of the period pursuant to the Construction Lien Act, (Ontario) within which workmen, material, contractors or suppliers in connection with the completion of the Tenant’s Work may file a construction lien claim for unpaid work or services performed or materials supplied with no liens having been registered;

(i)	delivery of a notarized statutory declaration from a senior officer of the Tenant, confirming that: (i) all Tenant’s Work has been completed, all in accordance with Schedule “F” and the plans and specifications approved by the Landlord, and all accounts in respect of the Tenant’s Work have been paid in full; (ii) all holdback periods referred to in the Construction Lien Act, (Ontario) have expired with no liens having been registered; and (iii) all issued building permits issued in connection with the Tenant’s Work have been “closed out”;

(j)	delivery to the Landlord of certificates evidencing the placement of insurance by the Tenant in accordance with this Lease; and

(k)	receipt by the Landlord of a written request from the Tenant for the Leasehold Improvement Allowance and the Additional Allowance, if any.

It is agreed that any unused portion of the Leasehold Improvement Allowance or the Additional Allowance, if any, may be applied to rental payments as they become due.

Further, the Tenant shall have the option of hiring its own general contractor to complete the Tenant’s Work, but shall agree to use the Landlord’s contractors for any items affecting the Structure of the Building or any base building systems.

If at any time during the original Term of this Lease:

(i)	the Lease is terminated by reason of the default of the Tenant thereunder; or

(ii)	the Tenant has become bankrupt or insolvent or has taken the benefit of any statute for bankrupt or insolvent debtors, or has filed a proposal, or has made an assignment for the benefit of creditors or any arrangement or compromise, then in such event, and without prejudice to any of the Landlord’s other rights and remedies available to it under this Lease and at law, the unamortized portion of the Leasehold Improvement Allowance and the Additional Allowance, if any, calculated from the first anniversary of the Commencement Date on the basis of an assumed rate of depreciation on a straight line basis to zero over the original Term of this Lease, shall immediately become due and payable to the Landlord as Additional Rent. The Landlord shall be entitled to offset any portion of or all of the Leasehold Improvement Allowance or the Additional Allowance, if any, against amounts otherwise due and owing by the Tenant to the Landlord.

For clarification, any Leasehold Improvements constructed by the Tenant in the Leased Premises shall become the property of the Landlord upon affixation (notwithstanding the Tenant’s obligation to maintain, repair, replace and insure such Leasehold Improvements in accordance with the terms of this Lease).

For further clarification, if the Lease is terminated for any reason during the first year of the Term, the full amount of the Leasehold Improvement Allowance and the Additional Allowance, if any, shall immediately become due and payable by the Tenant to the Landlord.

10.	SHUTTLE SERVICE

Throughout the Term and any extensions thereof exercised in accordance with the terms of this Lease, the Landlord shall provide all employees within the complex commonly known as “AeroCentre Complex” access to not less than two exclusive hybrid shuttles, at no additional cost to the individuals using the shuttles. The shuttles will provide service to Kipling Station during the morning and evening rush hours, as well as noon hour service to various food establishments in the area of the Building, including The Eatery at Spectrum Square.

11.	FURNITURE, FIXTURES AND EQUIPMENT

It is agreed that, as of the Possession Date, the Tenant shall purchase from the Landlord, and the Landlord shall sell to the Tenant, the office furniture and workstations, fixtures, and equipment currently in the Leased Premises as per the Target Furniture Inventory List attached hereto as Schedule “J” (the “Target Goods”) on an “as is, where is” basis for total consideration of One Dollar ($1.00). For clarification, to the best of the Landlord’s knowledge and belief, the list attached hereto as Schedule “J” is substantially complete but shall be subject to minor amendments following a joint inspection by the parties intended to take place during the week of May 4, 2015.

The Landlord represents and warrants that it has good and marketable title to the Target Goods, free and clear of all encumbrances, and has all corporate power and authority to transfer the Target Goods to the Tenant as of the Possession Date. The Landlord makes no representations or warranties of any kind with respect to the condition, safety or any other matter associated with the Target Goods.

The Tenant releases the Landlord from any and all liability that may arise in any manner whatsoever associated with the Tenant’s use of the Target Goods and agrees to indemnify and hold harmless the Landlord with respect to any such liability. The Landlord shall use reasonable efforts to preserve the state of repair of the Target Goods prior to the Possession Date.

12.	PYLON SIGNAGE

The Tenant acknowledges that the Landlord has an existing pylon sign located at the entrance to the AeroCentre Complex identifying the office tenants in the Building and the AeroCentre Complex (the “Pylon”). Provided: (i) the Tenant is not then in monetary or other material default hereunder beyond the expiry of any applicable notice and cure period (the “Pylon Signage Conditions”), then, subject to compliance with all Applicable Laws and subject to first obtaining all required permits and governmental approvals (if any), and subject to the Landlord’s prior written approval as to the size, design, colour, location and method of affixing the same, such approval of the Landlord not to be unreasonably withheld or delayed, the Tenant shall, at the Tenant’s expense, have the non-assignable right to use one (1) sign panel in a location to be mutually agreed upon by the Landlord and the Tenant on the common Pylon Sign for so long as the Pylon Signage Conditions have been met.

13.	EXTERIOR SIGNAGE

(a)	Provided: (i) Wescom Solutions Inc. or a Permitted Transferee or a single subtenant for which the Landlord has provided its written consent in accordance with the terms of this Lease is in possession of and operating from a minimum of three (3) full floors in the Building; (ii) the Tenant is leasing a minimum of three (3) floors in the Building; and (iii) the Tenant is not then in monetary or other material default hereunder beyond the expiry of any applicable notice and cure period (the “Exterior Signage Conditions”), then, the Tenant shall have the right, at its cost, to affix high profile building signage on two (2) sides (north and south) of the west penthouse exterior of the Building in the location previously used by “Target” signage (“Exterior Signage”). The Exterior Signage is subject to compliance with all Applicable Laws and the Landlord’s approval (not to be unreasonably withheld or delayed) as to size, style, design, location, and manner of affixing same. It is the responsibility of the Tenant to obtain any required governmental approvals regarding the Exterior Signage. The Exterior Signage may be backlight signage, subject to compliance with Applicable Laws and/or municipal approval. The Tenant shall be responsible for all costs incurred as a result of or in connection with the Exterior Signage, including any utilities supplied to or used in connection therewith.

(b)	The Tenant shall be solely responsible for all of the following with respect to the Exterior Signage:

(i)	all costs incurred as a result of or respecting the Exterior Signage including, without limitation, the cost of such sign, all costs of installation of the Exterior Signage and all fixtures, fittings and attachments in association therewith (“Building Fittings”) including costs of any necessary changes to the Building required to accommodate same, and all costs of repair, maintenance and replacements in respect of the Exterior Signage and Building Fittings;

(ii)	all necessary repairs, maintenance and replacements required to the Building or the Property as a direct result or as contributed to by the Exterior Signage and Building Fittings;

(iii)	all damages caused by the Exterior Signage and Building Fittings;

(iv)	all utilities with respect to the Exterior Signage and Building Fittings;

(v)	all taxes directly resulting or contributed to by the Exterior Signage and Building Fittings, if any; and

(vi)	all costs of insurance premiums incurred for all insurance carried by the Landlord in its sole discretion, directly in respect of or contributed to by the Exterior Signage and Building Fittings.

(c)

The Tenant shall keep such Exterior Signage and Building Fittings in a state of good, first class, attractive and clean condition and appearance at all times throughout the Term and, upon the expiry or earlier termination of the Term, or earlier upon the Exterior Signage Conditions ceasing to be met, the Tenant shall remove, as required by the Landlord, such Exterior Signage and Building Fittings and shall make good all damage caused by the Exterior Signage and Building Fittings and by the installation and/or removal thereof, including without limitation, any discolouration or damage caused to the Building, failing which the Landlord shall, at the Tenant’s sole cost and expense, have the option of itself attending to the removal of the Exterior Signage and Building Fittings and to the repair of any damage caused by the installation and/or removal of same. To the extent that the Landlord does not require the removal of all or any such portions of any such Exterior Signage and Building Fittings as aforesaid, the same shall forthwith, upon the expiry or termination of this Lease, or upon the Tenant’s no longer being entitled to maintain the

Exterior Signage and Building Fittings in accordance with the foregoing provisions hereof, become the absolute property of the Landlord on payment of no compensation whatever.

14.	USE OF WEST LOBBY

(a)	Provided: (i) the Tenant in possession of and operating from a minimum of four (4) floors in the Building is Wescom Solutions Inc. or a Permitted Transferee; and (ii) the Tenant is not then in monetary or other material default hereunder beyond the expiry of any applicable notice and cure period (the “West Lobby Signage Conditions”), then the Tenant shall have the right to: (a) install prominent signage in the West Lobby of the Building (the “West Lobby Signage”) at its sole cost and expense; and (b) use the West Lobby of the Building throughout the Term (as renewed or extended) at no additional cost to the Tenant.

(b)	The West Lobby Signage is subject to compliance with all Applicable Laws and the Landlord’s approval (not to be unreasonably withheld or delayed) as to size, style, design, location, and manner of affixing same. It is the responsibility of the Tenant to obtain any required governmental approvals regarding the West Lobby Signage. The Tenant shall be responsible for all costs incurred as a result of or in connection with the West Lobby Signage, including any utilities supplied to or used in connection therewith.

(c)	The Tenant shall be solely responsible for all of the following with respect to the West Lobby Signage:

(i)	all costs incurred as a result of or respecting the West Lobby Signage including, without limitation, the cost of such sign, all costs of installation of the West Lobby Signage and all fixtures, fittings and attachments in association therewith (“West Lobby Fittings”) including costs of any necessary changes to the Building required to accommodate same, and all costs of repair, maintenance and replacements in respect of the West Lobby Signage and West Lobby Fittings;

(ii)	all necessary repairs, maintenance and replacements required to the Building or the Property as a direct result or as contributed to by the West Lobby Signage and West Lobby Fittings;

(iii)	all utilities with respect to the West Lobby Signage and West Lobby Fittings; and

(v)	all taxes directly resulting or contributed to by the West Lobby Signage and West Lobby Fittings, if any.

(d)	The Tenant shall keep the West Lobby, the West Lobby Signage and the West Lobby Fittings in a state of good, first class, attractive and clean condition and appearance at all times throughout the Term and, upon the expiry or earlier termination of the Term, or earlier upon the West Lobby Signage Conditions ceasing to be met, the Tenant shall remove, as required by the Landlord, such West Lobby Signage and West Lobby Fittings and shall make good all damage caused by the West Lobby Signage and West Lobby Fittings and by the installation and/or removal thereof, failing which the Landlord shall, at the Tenant’s sole cost and expense, have the option of itself attending to the removal of the West Lobby Signage and West Lobby Fittings and to the repair of any damage caused by the installation and/or removal of same. To the extent that the Landlord does not require the removal of all or any such portions of any such West Lobby Signage and West Lobby Fittings as aforesaid, the same shall forthwith, upon the expiry or termination of this Lease, or upon the Tenant’s no longer being entitled to maintain the West Lobby Signage and West Lobby Fittings in accordance with the foregoing provisions hereof, become the absolute property of the Landlord on payment of no compensation whatever.

15.	ACCESS TO LEASED PREMISES

Notwithstanding the Normal Business Hours for the Building, subject to: (i) Section 6.5 of this Lease; (ii) the Landlord’s reasonable rules and regulations and reasonable security requirements; and (iii) force majeure and any unforeseen emergencies, to the extent permitted by and in compliance with all Applicable Laws, the Tenant shall have the right to access the Leased

Premises (by the main entrance(s) to the Building or the parking facilities), to use the Common Areas and operate from the Leased Premises seven (7) days per week, twenty-four (24) hours per day, three hundred and sixty-five (365) days per year. For clarity, the foregoing access to the Leased Premises shall, subject to force majeure and any unforeseen emergencies, include, but not be limited to, continuous supply by the Landlord to the Tenant of electric power, hot and cold running water and lighting within the Leased Premises.

16.	RIGHT TO LEASE OTHER PREMISES

Subject to the existing rights of existing tenants of the AeroCentre Complex, and provided: (i) the Tenant is Wescom Solutions Inc. or a Permitted Transferee and the Tenant has not assigned this Lease (other than to a Permitted Transferee) and further provided the Tenant is not, at the time of the exercise of this right, in receipt of a written notice of default from the Landlord in accordance with the provisions of this Lease which remains uncured and the time period, if any, expressly provide for in the Lease for curing same has expired; (ii) the then balance of the Term is in excess of five (5) years (provided that if there is less than five (5) years remaining on the Term, the Tenant, together with the Negotiation Notice (as defined below), shall deliver a notice pursuant to Section 16.3(a) of this Lease exercising its option to extend the Term of this Lease, which notice need not be delivered within the time parameters set out in such Section 16.3, so that there is at least five (5) years remaining on the Term), if at any time during the Term (or any extension or renewal thereof) any contiguous portion (all on one floor) of space in the Building or the Aero Centre Complex (which consists of the buildings with the following municipal address: 5500 Explorer Drive, 5520 Explorer Drive, 5560 Explorer Drive, 5580 Explorer Drive, 5600 Explorer Drive ) and which consist of fifteen thousand (15,000) square feet or greater (“Other Premises”) become or are expected to become vacant and available for leasing after the termination, surrender or expiry of any existing lease for such Other Premises (including renewals or extensions thereof pursuant to rights contained therein or other agreements as the Landlord may conclude with the existing tenant of such Other Premises) or, if currently vacant, the first lease of such space to end after the Commencement Date of this Lease, then, prior to entering into serious negotiations for the lease of such Other Premises (including, without limitation, in connection with the receipt by the Landlord of a third party offer or proposal), the Landlord shall give the Tenant notice (“Landlord’s Notice”) of its intention to enter into such serious negotiations in respect of the lease of such Other Premises. The Tenant shall have five (5) business days after receipt of the Landlord’s Notice to advise the Landlord that it wishes to enter into negotiations with the Landlord to lease the whole of (and not part of) such Other Premises by giving written notice (“Negotiation Notice”) to the Landlord. If the Negotiation Notice is received by the Landlord within the first three (3) years of the Term, the Other Premises shall be leased on the same terms and conditions as contained in this Lease. If the Negotiation Notice is received by the Landlord after the first three (3) years of the Term, the Landlord and the Tenant shall, upon receipt of the Negotiation Notice by the Landlord, for a period of ten (10) business days, enter into negotiations in respect of the lease of such Other Premises. The term of the lease of such Other Premises shall be co-terminous with the Term hereof. Failing: (i) the Landlord’s receipt of the Negotiation Notice within the time and in the manner aforesaid; and (ii) the parties entering into a binding agreement on terms and conditions satisfactory to each other, each in their sole discretion, for the lease of such Other Premises within the time aforesaid, the Landlord shall be free to lease such Other Premises on such terms and conditions as the Landlord may determine and the Tenant’s rights contained in this Section shall continue to apply in respect of the Other Premises during the remainder of the Term, on the terms, covenants and conditions herein contained. Should another interested party come forward with an offer to lease the Other Premises (“Other Offer”), the Landlord will be within its rights to enter into negotiations with such party and should such Other Offer be successfully negotiated with another party, the Landlord will have no further obligations to the Tenant. Notwithstanding anything in this Section 16 of this Schedule “H” to the contrary, provided that there is a minimum of five (5) years of Term remaining, the term for the Other Premises shall be coterminous with the Term of this Lease.

17.	EMERGENCY POWER

(a)

Provided that the Tenant is Wescom Solutions Inc. or a Permitted Transferee and the Tenant is leasing directly from the Landlord not less than ninety thousand (90,000) square feet of Rentable Area in the Building, the Tenant shall be entitled, at its cost, to upgrade the Tenant’s capacity for uninterrupted power supply by the installation of a diesel generator back up system providing reasonable back up power capacity to the

Tenant, and all associated equipment, such as diesel fuel piping, fuel storage tanks, electrical equipment, etc. (the “Generator”), to be placed in an area on the roof of the Building approved by the Landlord, acting reasonably but in the Landlord’s sole discretion, provided:

(i)	the Tenant complies with all Applicable Laws, inclusive of Environmental Laws;

(ii)	the Tenant receives the Landlord’s prior written approval which approval shall not be unreasonably withheld or delayed; and

(iii)	the Tenant executes and complies with the Landlord’s standard form of generator licence agreement, subject to reasonable amendments requested by the Tenant which are acceptable to the Landlord, acting reasonably.

(b)	The Tenant acknowledges and agrees that it shall:

(i)	use a company approved by the Landlord, acting reasonably, to operate and maintain the Generator;

(ii)	the Generator shall be operated and maintained in accordance with the Landlord’s reasonable rules and regulations;

(iii)	the Tenant shall enter into, at its cost, a contract for the maintenance, servicing and repair of the Generator;

(iv)	the Tenant shall provide the Landlord, upon the Landlord’s written request, evidence of said maintenance contract and shall immediately attend to any maintenance, repairs and/or replacements requested by the Landlord, acting reasonably; and

(v)	at the end of the Term, the Tenant shall, at its cost, using the Landlord’s contractors, remove the Generator and repair any damage to the Building, inclusive of the roof and/or any Structural components of the Building, caused by the installation and/or removal of the Generator.

(c)	The Tenant shall not pay any rent or fee for the space occupied by the Generator and the Landlord shall provide, if there is space in the risers, adequate riser access in existing riser shafts for the Tenant’s supply/return fuel piping. The Tenant shall not be entitled to access the Landlord’s main fuel lines serving the Building. All of the provisions relating to the non-liability of the Landlord and the indemnity by the Landlord of the Tenant contained in this Lease shall apply, mutatis mutandis, to the Generator and the Tenant shall be responsible for the cost of any increases in any policy of insurance obtained and maintained by the Landlord if such increase is related to the Generator.

(d)	Notwithstanding the foregoing, the Tenant’s ability to install the Generator shall be subject further to:

(i)	the Tenant obtaining the approval of the Ministry of Energy and the Environment and any other governmental authorities having jurisdiction over the installation and/or operation of emergency power generators and the Tenant’s delivery of same to the Landlord; and

(ii)	the Tenant delivering to the Landlord all plans and specifications for the Generator and the Tenant implementing any reasonably required changes recommended by the Landlord’s base Building structural engineer and mechanical engineer, which approval the Landlord shall ensure that any such recommendations are delivered to the Tenant within fifteen (15) business days after the Landlord’s receipt of the foregoing plans.

(e)

Notwithstanding anything to the contrary contained in the foregoing, the Landlord may, at its option, require that the Tenant retain and/or utilize the Landlord’s general contractor to install the Generator as herein described (the “Generator Work”), in which case the Landlord shall provide the Tenant with a detailed cost estimate for such work (the “Landlord’s Generator Estimate”). If the Tenant, acting reasonably, is of the opinion that the Landlord’s Generator Estimate exceeds the fair market value of the Generator Work to be performed, then the Tenant may submit for the Landlord’s approval, which approval shall not be unreasonably withheld or delayed, a detailed cost estimate for said Generator Work (the “Tenant’s Generator Estimate”). If the Landlord, acting reasonably, does not approve the Tenant’s general contractor to complete the Generator Work based on the Tenant’s Generator Estimate and the Landlord’s Generator Estimate is within five percent (5%) of the Tenant’s Generator Estimate, the Landlord shall be entitled to insist that the Generator Work be completed by the Landlord’s general contractor based on the Landlord’s Generator Estimate.

(f)	If the Landlord, acting reasonably, does not approve the Tenant’s general contractor to complete the Generator Work based on the Tenant’s Generator Estimate and the Landlord’s Generator Estimate is in excess of the Tenant’s Generator Estimate by greater than five percent (5%), then, either party shall be entitled, by written notice to the other, to have the matter determined by an expert in accordance with the dispute settlement clause set out in Section 8 of this Schedule “H”.

(g)	The Tenant may, in its sole and absolute discretion, in lieu of installing the Generator pursuant to paragraph (a) above, elect to pay the amount indicated in the estimate for the Generator Work ultimately agreed to pursuant to subsections (e) and/or (f) above in full and final satisfaction of its obligations relating to such Generator Work, and upon Landlord’s receipt of same, the Tenant shall be released and forever discharged from any and all debts, duties, covenants, indemnities, damages, liabilities, losses, claims or demands of any kind whatsoever in connection with such Generator Work.

SCHEDULE “I”

RESTRICTIVE COVENANTS

During the Term, as it may be renewed or extended, the Tenant shall not assign this Lease or sublease or license or share all or part of the Premises with any Excluded Company (as defined below).

For the purposes of this Lease, “Excluded Company” means:

a)	The Coca-Cola Company;

b)	Nestle Canada Inc.;

c)	General Mills Inc.;

d)	Kellogg Canada Inc.;

e)	Old Dutch Snack Foods Limited;

f)	Cott Beverages Canada;

g)	Cadbury Beverages Canada Inc.;

h)	Kraft Canada Inc.;

i)	Christies Foods; and

j)	Yum! Brands Inc.

SCHEDULE “J”

TARGET FURNITURE INVENTORY LIST

PROJECT YELLOW

Target Canada HQ Inventory On Hold

Type	Description	Quantity
Office Inventory	Inscape Work Stations 5x8 w/ Office Speciality Files	778
Office Inventory	Inscape Office	37
Office Inventory	Rolling Padded 2 dr Files 15”x20”x20”	733
Office Inventory	Executive Modular Wood Office	3
Office Inventory	Steelcase MediaScape Bar w / 2 NEC 32” Monitors	3
Office Inventory	Lounge Bar Counters 2 Sided w / Power- Data Ports Wood	11
Office Inventory	Credenza 2x6x37”	22
Office Inventory	Exec Reception Cube	4
Office Inventory	Rivet Span Shelving w / Grid Decks 2x8x8 (4th HR) (636)	64
Office Inventory	Red Plexi Curved 4x8 Panels w/ Hardware	6
Office Inventory	ft Plexi Wall Dividers White	360
Office Inventory	Conference Table 4x8	6
Office Inventory	3x6 Oval Wood Meeting Table w/ Power & Data	3
Office Inventory	Lounge Bar Counters 2 Sided w/ Power- Data Ports White	3
Office Inventory	Red Booth Benches 26”x60”x53”	12
Office Inventory	Conference Table 66”xl4” w/ 7 Mics Audio Technica ES-935	1
Office Inventory	Conference Table 4x12 (543) (641) (637)	2
Office Inventory	Reception Cube 5x8	3
Office Inventory	Plan Flat File 15dr w/ Base	1
Office Inventory	Storage Cabinet 2 dr -1 dr Lateral File 18”x36”x63” w/ letter	4
Office Inventory	Storage Cabinet 2 dr 18”x36”x63”	8
Office Inventory	White Laminate Booth Tables 30”x60”	6
Office Inventory	Conference Table 4x10 (544)	1
Office Inventory	Lateral File Cabinet 3dr 18x36x38	4
Office Inventory	Lateral File Cabinet 5dr	2
Office Inventory	Storage Cabinet 2 dr - 2 dr Lateral File 18”x30”x63” (451)	2
Office Inventory	Lateral File Cabinet 2dr 18x36x27	7
Office Inventory	Credenza 2x8x37”	1
Office Inventory	Rivet Span Shelving w/ Grid Decks 30x36x7	6
Office Inventory	Quartet Black Bulletin Board 3x4 (522)(457)	7
Office Inventory	Wood Wall Wipe Board Cabinet (541)	1
Office Inventory	Pallet Rack LD 2x6x7	3
Office Inventory	Rivet Span Shelving w/ Grid Decks 2x4x8	3
Office Inventory	Quartet Black Bulletin Board 4x6 (738)	1
Office Inventory	4x6 Cork Board (541)	1
Office Inventory	Whirlpool SS Refrig w/ Bottom Freezer	3
Cafeteria	Hobart Dish Washer	1
Cafeteria	Turbo Chef High Batch 2 Oven	2
Cafeteria	AO Smith Hot Water Heater ( For Kitchen)	1
Cafeteria	CaptiveAire SS Hood 6’xl4’	1
Cafeteria	Nuvu Proofer	1
Cafeteria	Hoshizaki Cubelet Ice Dispenser	2
Cafeteria	21ft Curved Service Counter w/ SS Cabinets 2 Fountain Wells	1
Cafeteria	Alto Sham Halo Heat Ovens Under Counter	2
Cafeteria	Groen Smart Steam Boilerless Steamer	1
Cafeteria	Victory SS 4dr Freezer	1
Cafeteria	Victory SS 4dr Freezer	1
Cafeteria	18ft Curved Rear Service Counter w/ 2 Sinks and Wells	1
Cafeteria	Federal 6ft Open Cooler	1
Cafeteria	12ft Curved Custom Counter (Tray Counter)	1
Cafeteria	32ft Curved Custom Counter w/ Drop in Appliances	1
Cafeteria	12ft Custom Oval Counter (For Self Service)	1
Cafeteria	Albers 16ft SS Counter Sink w/ 10ft Rollers & 2 Sprayers	1
Cafeteria	Custom 2 Station Register Counter	1
Cafeteria	Goslyn Grease Trap	1

PROJECT YELLOW

Target Canada HQ Inventory On Hold

Type	Description	Quantity
Cafeteria	Randell 2dr Undercounter SS Refrigerators	1
Cafeteria	Randell 2dr Undercounter SS Refrigerators	1
Cafeteria	Randell 2dr Undercounter SS Refrigerators	1
Cafeteria	Randell 2dr Undercounter SS Refrigerators	1
Cafeteria	Structural Oasis Open Wall Coolers 4x6	2
Cafeteria	Wells Soup Wells	2
Cafeteria	Hobart Vulcan Oven	1
Cafeteria	Victory SS 3dr Under the Counter Refrigerator	1
Cafeteria	24ft SS Counter w/ 3 Sinks	1
Cafeteria	14ft SS Counter w/ 2 Sinks	1
Cafeteria	20ft Custom Counter w/ Built in Appliances	1
Cafeteria	Custom Counter 8ft 1/2 Oval (Condiment)	1
Cafeteria	Randell Drop in Wells	1
Cafeteria	Randell Drop in Wells	1
Cafeteria	Randell Drop in Wells	1
Cafeteria	2x4x7 Chrome Metro Shelves	13
Cafeteria	2x5x7 Chrome Metro Shelves	11
Cafeteria	Eagle 3 Hole SS Sink w/ Side Boards 8ft	1
Cafeteria	Victory SS 2dr Rolling Refrig / Counter	1
Cafeteria	2- Hot Wells & Carving Bd w/ Glass Guard 4ft	1
Cafeteria	2 Pot Hot Well w/ Glass Guard 4ft	1
Cafeteria	Albers 3 Hole Sink w/ 2 Side Pans 6ft	1
Cafeteria	Albers 3 Hole Sink w/ 2 Side Pans 6ft	1
Cafeteria	Cold Well	1
Cafeteria	Cooktek 3 Burner Induction w/ Glass Guard 5ft	1
Cafeteria	Hatco Glo Ray Heated Table w/ Glass Guard 4ft	1
Cafeteria	Salvajor Disposal	1
Cafeteria	Salvajor Disposal	1
Cafeteria	2x5x6 Chrome Metro Shelves	6
Cafeteria	Spring 3 Filter Exhaust Fans	2
Cafeteria	Victory ldr SS Under Counter Refrigerator	1
Cafeteria	Hatco Heat Lights	3
Cafeteria	Albers Wall Mount SS Slant Shelves w/ Drain	2
Cafeteria	Ecolab Geo Center 9000	1
Cafeteria	Albers SS Wall Shelves 1x8	2
Cafeteria	Eagle SS Hand Wash Sinks	2
Cafeteria	Ecolab Oasis	3
Cafeteria	Albers SS Wall Shelves 1x6	1
Cafeteria	Ecolab Solitron 1000	2
Cafeteria	Ecolab Vanguard Wash Max	1
Cafeteria	Fountain Counter w/ Drain	1

Total		2,213

Office Inventory		2,112
Cafeteria		101

Total		2,213

SCHEDULE “K”

DEPOSIT AGREEMENT

THIS RENT DEPOSIT AGREEMENT dated as of the 27th day of April, 2015

B E T W E E N:

WESCOM SOLUTIONS INC.

(hereinafter called “Tenant”)

OF THE FIRST PART

- and -

HOOPP REALTY INC.

(hereinafter called “Landlord”)

OF THE SECOND PART

WHEREAS:

A.	By a lease dated April 27,, 2015 (“Lease”) between Landlord and Tenant, Landlord leased to Tenant premises (the “Premises”) comprising approximately one hundred and eighty-five thousand and eighty-eight (185,088) square feet of Rentable Area, being the whole of the fourth (4th), fifth (5th), sixth (6th) and seventh (7th) floors of the building municipally known as 5570 Explorer Drive, Mississauga, Ontario, as more particularly described in the Lease, for a term of eleven (11) years, commencing on April 1, 2016 and expiring on March 31, 2027;

B.	To induce Landlord to enter into the Lease, Tenant has agreed to deliver to Landlord, on or before the date Tenant executes the Lease, a rent deposit in the amount of Four Hundred and Ninety-Six Thousand and Seventy-Six Dollars ($496,076.00), to be held and applied on the terms and conditions set out in this Agreement;

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency whereof is hereby acknowledged by the parties hereto, the parties hereto make the following agreement:

1. Tenant shall deposit with Landlord, on or before the date Tenant executes the Lease, a rent deposit in the amount of Four Hundred and Ninety-Six Thousand and Seventy-Six Dollars ($496,076.00) (“Rent Deposit”). Landlord shall hold the Rent Deposit, without interest, as a prepayment of the Rent payable by Tenant under the Lease during the Term and any renewals or extensions thereof and any tenancy resulting from an overholding, and to secure the amounts referred to in Section 7 below. Landlord agrees that, provided Tenant is not then in default hereunder beyond the expiry of any applicable notice and cure period, Landlord shall apply the sum of Four Hundred and Ninety-Six Thousand and Seventy-Six Dollars ($496,076.00) towards the Base Rental Rent, Operating Costs and Taxes payable for the last month of the Term. For clarity, Tenant shall be responsible for the balance of the Rent payable for such month.

2. If at any time any Rent payable under the Lease shall be overdue, all or any portion of the Rent Deposit shall, at Landlord’s option, be applied to the payment of any Rent then due and owing. Further, if Tenant defaults in the performance of any of the terms, covenants, conditions and provisions of the Lease as and when the same are due to be performed by Tenant, then all or any part of the Rent Deposit shall, at Landlord’s option, be applied on account of any losses or damages sustained by Landlord as a result of such default.

3. If all or any part of the Rent Deposit is applied by Landlord on account of the payment of Rent or on account of any default or any losses or damages sustained by Landlord as aforesaid, then Tenant shall, within three (3) days after demand from Landlord, remit to Landlord a sufficient amount in cash or by certified cheque to restore the Rent Deposit to the original sum required to be deposited as set forth herein plus interest on the amount of such default, loss or damages sustained by Landlord at a rate of three (3%) percent per annum in excess of the rate of interest known as the prime rate of interest charged by Landlord’s bank in Ontario and which serves as the basis on which other interests rates are calculated for Canadian dollar loans in Ontario from time to time, from the date of default to the date the Rent Deposit is restored as aforesaid.

4. If: (i) Tenant complies with all of the terms, covenants, conditions and provisions under the Lease and promptly pays all Rent therein throughout the Term; (ii) the Lease has not been Disclaimed (as hereinafter defined); (iii) the Lease has not terminated for any reason prior to the natural expiry date; and (iv) Tenant has complied with all of the obligations under the Lease, to the extent the same remains in Landlord’s possession and is not applied to any of Tenant’s obligations hereunder, Landlord shall return the balance of the Rent Deposit to Tenant within thirty (30) days after the expiry of the Lease.

5. Landlord may deliver the Rent Deposit, or such portion thereof remaining on hand to the credit of Tenant, to any purchaser, mortgagee or assignee of Landlord’s interest in the Premises or the Project under the Lease or in the Lease and thereupon Landlord shall be and is hereby discharged from any further liability with respect to the Rent Deposit.

6. In the event of any bankruptcy, insolvency, winding-up or other creditors’ proceeding, the Rent Deposit shall be the absolute property of Landlord and shall, at Landlord’s option, be automatically appropriated and applied against the Rent and any other amounts referred to in Section 7 below.

7. The Rent Deposit shall secure and may, at Landlord’s option, be applied on account of any one or more of the following: (i) the due and punctual payment of all Rent and all other amounts of any kind whatsoever payable under the Lease by Tenant whether to Landlord or otherwise and whether or not relating to or payable in respect of the Premises, including, without limitation, any amount which would have become payable under the Lease to the date of the expiry of the Lease had the Lease not been Disclaimed or terminated; (ii) the prompt and complete performance of all obligations contained in the Lease on the part of Tenant to be kept, observed and performed; (iii) the due and punctual payment of all other amounts payable by Tenant to Landlord; (iv) the due and punctual payment of all amounts payable by Indemnifier under the Indemnity Agreement, if any; (v) the indemnification of Landlord in respect of any losses, costs or damages incurred by Landlord arising out of any failure by Tenant to pay any rent or other amounts payable under the Lease or resulting from any failure by Tenant to observe or perform any of the other obligations contained in the Lease; (vi) liquidated damages in compensation for the money spent by Landlord with respect to the Premises to make them ready for Tenant’s use and occupancy; (vii) the reduction in value of the Premises as a result of Tenant’s default; (viii) the performance of any obligation which Tenant would have been obligated to perform to the date of the expiry of the Lease had the Lease not been Disclaimed or terminated; or (ix) the losses or damages suffered by Landlord as a result of the Lease being Disclaimed or terminated; (x) the repayment of the unamortized portion as of the date the Lease is Disclaimed or terminated of any allowances, inducements or other incentives paid by Landlord in conjunction with the Lease.

8. The rights of Landlord hereunder in respect of the Rent Deposit shall continue in full force and effect and shall not be waived, released, discharged, impaired or affected by reason of the release or discharge of Tenant or Indemnifier, if any, in any receivership, bankruptcy, insolvency, winding-up or other creditor’s proceedings, including, without limitation, any proceedings under the Bankruptcy and Insolvency Act (Canada) or the Companies Creditors Arrangement Act (Canada), or the surrender, disclaimer, repudiation or termination of the Lease (individually and collectively referred to herein as “Disclaimed”) in any such proceedings and shall continue with respect to the periods thereto and thereafter as if the Lease had not been Disclaimed.

9. Capitalized expressions used herein, unless separately defined herein, have the same meaning as defined in the Lease unless separately defined herein.

10. Time in all respects shall be of the essence.

11. Any notice, request or demand provided for or given under this Agreement shall be in writing and shall be served in the manner specified in the Lease. The addresses for service of notice by registered mail shall be:

if to Landlord:	c/o President
HOOPP Realty Inc.
1 Toronto Street
Toronto, Ontario M5C 3B2

with a copy to:	c/o Property Manager
Menkes Property Management Services Ltd.
4711 Yonge Street
Suite 1400
Toronto, Ontario M2N 7E4

if to Tenant:	At the Premises

12. This Agreement shall be binding upon and enure to the benefit of the parties hereto and their respective heirs, administrators, successors and assigns.

IN WITNESS WHEREOF the parties hereto have executed this Agreement.

WESCOM SOLUTIONS INC.

Per:	/s/ Michael Wessinger
Name: Michael Wessinger
Title: CEO

Per:	/s/ David Belbeck	c/s
Name: David Belbeck
Title: SVP, Corporate Development

I/We have authority to bind the Corporation.

HOOP REALTY INC.

Per:	/s/ Lisa LaFave
Name: Lisa LaFave
Title: Vice President & Secretary

Per:		c/s
Name:
Title:

Schedule “L”

INDEMNITY AGREEMENT

THIS INDEMNITY AGREEMENT dated the 27th day of April, 2015.

B E T W E E N:

POINTCLICKCARE CORP.

(hereinafter called “Indemnifier”)

OF THE FIRST PART

                                                                                  - and –

HOOPP REALTY INC.

(hereinafter called “Landlord”)

OF THE SECOND PART

WHEREAS:

A.	Wescom Solutions Inc. (“Tenant”) and Landlord have entered into a lease dated the 27th day of April, 2015 (“Lease”) respecting certain premises (“Premises”) comprising the whole of the 4th, 5th, 6th and 7th floors of the building (“Building”) municipally known as 5570 Explorer Drive, Mississauga, Ontario (“Project”);

B.	To induce Landlord to enter into the Lease with Tenant, Indemnifier has agreed to enter into this agreement with Landlord;

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency whereof is hereby acknowledged by Indemnifier, Indemnifier makes the following indemnity and agreement (“Indemnity”) with Landlord:

1. Indemnifier hereby agrees with Landlord that it will: (i) make the due and punctual payment of all Rent, including all loan repayments, monies, charges and other amounts of any kind whatsoever payable under the Lease by Tenant whether to Landlord or otherwise and whether or not the Lease has been surrendered, disclaimed, repudiated or terminated; (ii) effect prompt and complete performance of all obligations contained in the Lease on the part of Tenant to be kept, observed and performed; and (iii) indemnify and save Landlord harmless from any losses, costs or damages arising out of any failure by Tenant to pay the Rent, monies, charges or other amounts due under the Lease or resulting from any failure by Tenant to observe or perform any of the obligations contained in the Lease or resulting from any act or omission of Tenant on or about the Premises. Without limiting the generality of the foregoing, this Indemnity shall apply to all obligations and liabilities of Tenant under or arising in connection with or related to the lease or the Premises. Indemnifier’s liability hereunder shall apply to all obligations of Tenant under the Lease during the Term, which for clarity, includes all renewals and extensions thereof.

2. This Indemnity is absolute and unconditional and the obligations of Indemnifier shall not be released, discharged, mitigated, impaired, or affected by: (i) any extension of time, indulgences or modifications which Landlord extends to or makes with Tenant in respect of the performance of any of the obligations of Tenant under the Lease; (ii) any waiver by or failure of Landlord to enforce any of the terms, covenants and conditions contained in the Lease; (iii) any assignment of the Lease by Tenant or by any trustee, receiver or liquidator, or any Transfer of all or any part of the Premises; (iv) any consent which Landlord gives to any such assignment or Transfer; (v) any amendment to the Lease or any waiver by Tenant of any of its rights under the Lease; (vi) any Alterations to or Changes in respect of the Premises; (vii) the expiration of the Term or any Disclaimer (as defined in Section 5 below) of the Lease; (viii) any renewal or extension of the Lease pursuant to any option of Tenant or otherwise, Indemnifier hereby agreeing that its obligations under this Indemnity shall extend throughout the Term, as renewed or extended; (ix) any loss of or in respect of any security received by Landlord from Tenant or any other person, firm or corporation, whether or not occasioned or contributed to by or through the act, omission, default or neglect of Landlord; or (x) any act or omission of Landlord or any other person whereby Indemnifier would or might otherwise be released or have its obligations hereunder discharged, mitigated, impaired or affected in any way whatsoever; nothing but payment and satisfaction in full of all Rent and the due performance and observance of all terms, covenants and conditions on the part of Tenant to be paid and performed pursuant to the Lease shall release Indemnifier of its obligations hereunder.

3. Indemnifier hereby expressly waives notice of the acceptance of this Indemnity and all notice of non-performance, non-payment or non-observance on the part of Tenant of the terms, covenants and conditions contained in the Lease.

4. In the event of a default by Tenant under the Lease, Indemnifier waives any right to require Landlord to: (i) proceed against Tenant or any other indemnifier or pursue any rights or remedies against Tenant or any other indemnifier with respect to the Lease; (ii) proceed against or exhaust any security held by Landlord from Tenant or any other person, or (iii) pursue any other remedy whatsoever in Landlord’s power. Landlord has the right to enforce this Indemnity regardless of the acceptance of additional security from Tenant and regardless of any release or discharge of Tenant by Landlord or by others or by operation of any law.

5. Without limiting the generality of the foregoing, the liability of Indemnifier under this Indemnity shall continue in full force and effect and shall not be or be deemed to have been waived, released, discharged, impaired or affected by reason of the release or discharge of Tenant in any receivership, bankruptcy, insolvency, winding-up or other creditors’ proceedings, including, without limitation, any proceedings under the Bankruptcy and Insolvency Act (Canada) or the Companies’ Creditors Arrangement Act (Canada) or otherwise, or the surrender (whether or not accepted by Landlord), disclaimer, repudiation or termination of the Lease in any such proceedings or otherwise (collectively hereinafter called “Disclaimer”) and shall continue with respect to the periods prior thereto and thereafter, for and with respect to the Term as if there had been no Disclaimer of the Lease. Further, if there is a Disclaimer of the Lease, Indemnifier shall pay to Landlord: (i) all Rent, including loan repayments under the Lease, and all such amounts that would have been payable under the Lease for the period to what would have been the date of expiry of the Lease but for such Disclaimer; and (ii) the unamortized amount, as of the date of such Disclaimer, of all inducements given by Landlord to Tenant for Tenant to enter into the Lease, including, without limitation, all free rent periods, all inducement allowances and leasehold improvement allowances, and all loans, cost of work done by Landlord on the Premises, moving costs and the like, amortized on a straight line basis over what would have been the Term of the Lease but for said Disclaimer, with interest at ten (10%) percent per annum. The liability of Indemnifier shall not be affected by any repossession of the Premises by Landlord.

6. No action or proceeding brought or instituted under this Indemnity and no recovery in pursuance thereof shall be a bar or defence to any further action or proceeding which may be brought under this Indemnity by reason of any further default hereunder or in the performance and observance of the terms, covenants and conditions contained in the Lease.

7. No modification of this Indemnity shall be effective unless the same is in writing and is executed by both Indemnifier and Landlord.

8. Indemnifier shall, without limiting the generality of the foregoing, be bound by this Indemnity in the same manner as though Indemnifier were Tenant named in the Lease. Notwithstanding the foregoing, or any performance in whole or in part by Indemnifier of its obligations hereunder or of Tenant under the Lease, Indemnifier shall not have any entitlement to occupy the Premises or otherwise enjoy any of the benefits to which Tenant is entitled under the Lease, and Indemnifier shall not be entitled to be subrogated to any rights of Landlord whatsoever.

9. If two or more individuals, corporations, partnerships or other business associations (or any combination of two or more thereof) execute this Indemnity as Indemnifier, the liability of each such individual, corporation, partnership or other business association hereunder is joint and several. If Indemnifier is a partnership (“Partnership”), each person who is presently a member of the Partnership and each person who becomes a member of the Partnership or any successor Partnership hereafter, shall be and shall continue to be subject to the terms, covenants and conditions of this Indemnity Agreement and the Lease, whether or not such person ceases to be a member of such Partnership or successor Partnership and shall be jointly and severally liable as Indemnifier, under the Lease.

10. All of the terms, covenants and conditions of this Indemnity extend to and are binding upon Indemnifier, his or its heirs, executors, administrators, successors and assigns, as the case may be, and enure to the benefit of and may be enforced by Landlord and any mortgagee, chargee, trustee under a deed of trust or other encumbrancer of all or any part of the Premises and each of their successor and assigns. The obligations of Indemnifier shall not be affected by the death or incapacity of Indemnifier.

11. This Indemnity constitutes the complete agreement between Indemnifier and Landlord and none of the parties hereto shall be bound by any representations or agreements made by any person which would in any way reduce or impair the obligations of Indemnifier other than any which are expressly set out herein.

12. This Indemnity is a continuing indemnity and is irrevocable by Indemnifier and will continue in full force and effect as long as there exists or may exist any obligations or any unsatisfied consequences thereof, whether prior to, during or after the expiration of the Term of the Lease and each Extension Term, including without limitation, such as may result from Tenant remaining in occupation of the Premises contemplated in the Lease after the expiration of the Term (as same may be extended), without the consent of Landlord.

13. This Indemnity will remain in full force and effect notwithstanding any change of name, amalgamation, merger or change of status of Landlord, Tenant and Indemnifier and notwithstanding any juridical acts or facts as a result of which the entity which is the creditor of any of the obligations under the Lease is or becomes someone other than Landlord and/or Landlord is replaced by any other entity as a party to the Lease and/or any party other than Tenant becomes Tenant of any of the obligations. Moreover, if Landlord is replaced by any other entity as a party to the Lease, this Indemnity will remain in full force and effect as regards obligations arising both before and after such replacement.

14. This Indemnity Agreement has been freely negotiated and approved by the parties and, notwithstanding any rule or maxim of law or construction to the contrary, any ambiguity or uncertainty will not be construed against either of the parties by reason of the authorship of any of the provisions of this Indemnity Agreement.

15. Indemnifier agrees to do, make and execute all such further documents, agreements, assurances, acts, matters and things and take such further action as may be reasonably required by Landlord in order to more effectively carry out the true intent of this Indemnity Agreement.

16. The obligations of Indemnifier hereunder shall be assignable by Landlord and an assignment of the Lease shall constitute an assignment of the obligations of Indemnifier unless the said obligations of Indemnifier are specifically excepted from such assignment of the Lease.

17. In the event of the termination of the Lease or in the event of Disclaimer of the Lease solely in connection with or as a result of the bankruptcy or insolvency of the Tenant, then, at the option of Landlord and without derogating from Indemnifier’s obligations under this Indemnity, Indemnifier shall, upon notice from the Landlord given within ten (10) days of such termination or Disclaimer, enter into a written lease of the Premises between Landlord as landlord and Indemnifier as Tenant for a term commencing at the date of such termination or Disclaimer, as the case may be, and expiring on the date on which the Lease would have expired if it had run its full term without default by Tenant and without such termination or Disclaimer, as the case may be. Such lease shall contain the same terms and conditions as are contained in the Lease which would apply to and be in force for that portion of the Term which by the original terms of the Lease would have remained unexpired at the date of such termination or Disclaimer, as the case may be.

18.	Indemnifier shall be bound by any account settled between Landlord and Tenant.

19. In the event that the Lease is terminated, surrendered, disclaimed or repudiated, the provisions of this Indemnity shall remain in full force and effect in accordance with its terms to the same extent as if this Indemnity had been a separate agreement entered into between Landlord and Indemnifier for due consideration and under seal.

20. Notwithstanding any amendments of the Lease or any Alterations to the Premises (as provided by the Lease or otherwise), Indemnifier shall continue to be bound by all of its obligations pursuant hereto to the extent of what would have been its obligations pursuant hereto had such amendments or Alterations not been made.

21. Capitalized expressions not otherwise defined herein shall have the same meanings as they have pursuant to the Lease to the extent to which the context permits.

22. Indemnifier acknowledges the suggestion of Landlord that, before executing this Indemnity, Indemnifier should obtain independent legal advice.

23. Should Landlord be obligated by any bankruptcy or other law to repay to Tenant, Transferee or Indemnifier or to any trustee, receiver or other representative of any of them, any amounts previously paid by any of them, then this Indemnity shall apply to the amount of such repayment. Landlord shall not be required to litigate or otherwise dispute its obligation to make such repayments if it in good faith and on the advice of counsel believes that such obligation exists.

24. All remedies afforded to Landlord by reason of this Indemnity are separate and cumulative remedies and it is agreed that no one of such remedies, whether exercised by Landlord or not, shall be deemed to be in exclusion of any other remedy available to Landlord and shall not limit or prejudice any other legal or equitable remedy which Landlord may have.

25. Indemnifier agrees to pay Landlord, upon demand, all reasonable out-of-pocket costs and expenses (including, without limitation, legal fees on a full indemnity basis) incurred by or on behalf of Landlord in connection with enforcing any of its rights against Indemnifier under this Indemnity.

26. If any provision of this Indemnity or the application thereof to any person or circumstance shall to any extent be held void, unenforceable or invalid, then the remainder of this Indemnity or the application of such provision to persons or circumstances other than those as to which it is held void, unenforceable or invalid shall not be affected thereby and each provision of this Indemnity shall be valid and enforced to the fullest extent permitted by law.

27. Indemnifier acknowledges and agrees that the laws of the Province of Ontario, Canada applicable to contracts made and to be performed wholly within the Province of Ontario, Canada shall govern and control the validity, interpretation, performance and enforcement of this Indemnity and all disputes arising, directly or indirectly, out of or relating to this Indemnity shall be dealt with and adjudicated in the courts of the Province of Ontario, Canada or the Federal courts of Canada; and hereby expressly and irrevocably attorns to and submits the person of Indemnifier to the jurisdiction of such courts in any suit, action or proceeding arising, directly or indirectly out of or relating to this Indemnity. So far as is permitted under the applicable law, this consent to personal jurisdiction shall be self-operative and no further instrument or action, other than service of process in one of the manners specified in this Indemnity, or as otherwise permitted by law, shall be necessary in order to confer jurisdiction upon the person of Indemnifier in any such court. Indemnifier irrevocably consents to the service of any and all process in any such suit, action or proceeding by service of process to Indemnifier in accordance with applicable law at the address of Indemnifier as hereinafter provided (or if such address is subsequently changed, at such last known address), whether within or without the jurisdiction of any such courts of Ontario, Canada or the Federal courts of Canada.

28. Indemnifier agrees to execute, deliver and file all such further instruments as may be necessary under the laws of the Province of Ontario, Canada in order to make effective: (a) the consent of Indemnifier to jurisdiction of the courts of Ontario, Canada and the Federal courts of Canada and (b) the other provisions of this Indemnity.

29. If Landlord obtains an order or judgment of an Ontario court for the enforcement of this Indemnity with all applicable appeal periods having expired, Indemnifier shall consent to the enforcement of such order against Indemnifier in the United States of America and any other jurisdiction as may be appropriate in the circumstances and Indemnifier hereby waives any right to contest the enforcement of such order of an Ontario court in such jurisdiction.

30. Indemnifier represents and warrants for the benefit of Landlord that: (i) Indemnifier was duly incorporated and organized under the laws of the Province of Ontario, and is a valid existing corporation with no limitation under its governing statute or its certificate or instrument of incorporation on the duration of its corporate existence; (ii) Indemnifier has corporate power, authority, legal right and capacity to enter into, execute, deliver and perform its obligations under the Lease and the Indemnity Agreement; and (iii) the Lease and the Indemnity Agreement have been properly authorized by all necessary corporate action of Indemnifier and have been duly executed and delivered by the corporation. Indemnifier hereby consents to the jurisdiction of the Province of Ontario and attorns to the jurisdiction of Ontario courts in all matters regarding the Offer to Lease, the Lease and the Indemnity Agreement. Indemnifier waives any right to, at any time, claim that the Indemnity Agreement is not enforceable against it.

31. Any notice, request or demand provided for or given under this Agreement shall be in writing and shall be served in the manner specified in the Lease. The addresses for service of notice by registered mail shall be:

if to Landlord:	c/o Menkes Property Management Services Ltd.,
4711 Yonge Street, Suite 1400,
Toronto, Ontario, M2N 7E4

if to Indemnifier:	At the Premises

32. The obligations and liabilities of Indemnifier under this Agreement shall not be released, discharged or otherwise affected by the bankruptcy, winding up, liquidation, dissolution or insolvency of any partnership constituting Tenant or any partner thereof or by any change in the constitution of such partnership and where Indemnifier hereunder is a partnership, the obligations and liabilities of Indemnifier under this Agreement shall likewise not be released, discharged or otherwise affected by the bankruptcy, winding up, liquidation, dissolution or insolvency of any partnership constituting Indemnifier or any partner thereof or by any change in the constitution of such partnership.

POINTCLICKCARE CORP.

Per:	/s/ Paul Rybecky
Name: Paul Rybecky
Title: CFO

Per:	/s/ Richard Guttman	c/s
Name: Richard Guttman
Title: VP, General Counsel

I/We have authority to bind the Corporation.

HOOPP REALTY INC.

Per:	/s/ Lisa LaFave
Name: Lisa LaFave
Title: Vice President & Secretary

Per:		c/s
Name:
Title:

I/We have authority to bind the Corporation.